UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 11-K

(Mark One)

/ X /                     Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2011    Commission file number  001-09553

OR

/    /                        Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

CBS 401(k) PLAN

(Full title of the plan)

CBS CORPORATION

(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street

New York, New York 10019

(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS

DECEMBER 31, 2011 AND 2010

INDEX

Pages

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2011 and 2010	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2011	3

Notes to financial statements	4 – 18

Schedules
Supplemental Schedules:
Schedule H, line 4a – Schedule of Delinquent Participant Contributions	S – 1

Schedule H, line 4i – Schedule of Assets (Held at End of Year)	S – 2 – S – 26

All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature	S – 27

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of the

CBS 401(k) Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the CBS 401(k) Plan (the “Plan”) at December 31, 2011 and December 31, 2010, and the changes in net assets available for benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Delinquent Participant Contributions and the Schedule of Assets (Held at End of Year) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

June 22, 2012

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	At December 31,
	2011	2010
Assets
Cash and cash equivalents	$ —	$ 14

Investments, at fair value	3,634,922	3,592,024

Receivables:
Notes receivable from participants	28,836	26,991
Employee contributions	2,144	2,020
Employer contributions	3,335	2,563
Interest and dividends	5,683	6,139
Due from broker for securities sold	—	58
Total assets	3,674,920	3,629,809

Liabilities
Accrued expenses and other liabilities	1,149	1,339
Due to broker for securities purchased	7	10
Net assets reflecting investments at fair value	3,673,764	3,628,460
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(118,628)	(108,092)
Net assets available for benefits	$3,555,136	$3,520,368

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

Year Ended
December 31, 2011
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$71,000
Interest	62,177
Dividends	8,447

Interest income on notes receivable from participants	1,350

Contributions:
Employee	107,076
Employer	38,978
Rollover	8,323
Total additions	297,351

Deductions from net assets attributed to:
Benefits paid to participants	(258,249)
Plan expenses	(4,334)
Total deductions	(262,583)

Net increase	34,768

Net assets available for benefits, beginning of year	3,520,368

Net assets available for benefits, end of year	$3,555,136

The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

NOTE 1 — PLAN DESCRIPTION

The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only.  Participants should refer to the Plan document for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and its subsidiaries.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following the later of sixty days after hire or rehire and attainment of age 21, unless they elect not to participate.  Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of one thousand hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate.  The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the “Administrator” of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

The Bank of New York Mellon (the “Trustee”) is the trustee and custodian and Mercer is the recordkeeper of the Plan.  Certain Plan investments are shares of funds managed by the Trustee or companies affiliated with the Trustee and therefore qualify as a party-in-interest transaction.  The fair value of these investments was $234 million at December 31, 2011 and $869 million at December 31, 2010 and these investments appreciated by $8 million for the year ended December 31, 2011.  In addition, certain Plan investments are shares of CBS Corp. common stock and therefore qualify as a party-in-interest transaction. The fair value of these investments was $373 million at December 31, 2011 and $254 million at December 31, 2010.  For the year ended December 31, 2011, these investments appreciated by $110 million and earned dividends of $4 million.  During the year ended December 31, 2011, the Plan purchased $17 million of CBS Corp. common stock and sold $7 million of CBS Corp. common stock.

Participant Accounts

Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, the participant’s share of the investment income (loss) and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options.  These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

income fund, consisting of guaranteed investment contracts and synthetic guaranteed investment contracts, and CBS Corp. Class B Common Stock.

Within the Plan, the CBS Corp. Common Stock Funds are part of an Employee Stock Ownership Plan (“ESOP”).  As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or to receive the dividends as a cash payout.  If a participant does not make an election, the dividends are reinvested in the ESOP account.

Participants may also elect to open a self-directed brokerage account (“SDA”).  Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund.  A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA.  The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions

The Plan permits participants to contribute up to 50% of annual compensation on a traditional before-tax, Roth 401(k) after-tax or combination basis or 15% on a traditional after-tax basis, subject to the Code limitations set forth below.  Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan.  Effective February 1, 2011, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Employer matching contributions are initially invested entirely in CBS Corp. Class B Common Stock.  Participants are permitted to immediately transfer their Company matching contributions out of CBS Corp. Class B Common Stock and into any other investment option.

Upon date of hire and, effective with the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation.  However, a deemed authorization does not take effect if, during the 60-day period the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $16,500 for 2011.  Total compensation considered under the Plan, based on Code limits, may not exceed $245,000 for 2011.  The Code also limits annual aggregate participant and employer contributions to the lesser of $49,000 or 100% of compensation in 2011.  All contributions made to the Plan

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

on an annual basis may be further limited due to certain non-discrimination requirements prescribed by the Code.

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions.  These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participants make the maximum $16,500 contribution permitted under the Plan for a plan year.  The limit for catch-up contributions is $5,500 in 2011.

Vesting

Participants in the Plan are immediately vested in their own contributions and earnings thereon.  Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service.  If participants terminate employment prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses.  Forfeitures are recorded at the time vested benefits are distributed.  During 2011, the Company utilized forfeitures of approximately $4,354,000 to reduce matching contributions and approximately $406,000 to pay administrative expenses.  As of December 31, 2011 and 2010, the Company had forfeitures of approximately $1,811,000 and $1,170,000, respectively, available to be used as noted above.

Notes Receivable from Participants

Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made.  The minimum loan available to a participant is $500.  The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions.  Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant.  The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence.  Repayments of loan principal and interest are allocated in accordance with the participant’s then current investment elections.

The loans outstanding carry interest rates ranging from 4.25% to 11.50% as of December 31, 2011.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Distributions and Withdrawals

Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum or in installments over a period of up to 20 years in the event of retirement, termination of employment, disability or death.  For vested account balances invested in CBS Corp. Class B Common Stock, participants may elect to receive distributions in cash or whole shares.  In the event of termination of employment, participants may also elect a partial lump sum distribution of their account balance.  In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions.  Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon.  The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only to the extent required to relieve such financial hardship.  There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed.  If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses

The fees for investment of Plan assets are charged to the Plan’s investment funds.  Certain administrative expenses such as fees for accounting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company.  Recordkeeping and trustee fees are paid from participant accounts. For 2011, $467,202 was paid to the Trustee, a party-in-interest, and its affiliates for services provided during the year.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).  Certain previously reported amounts have been reclassified to conform to the current presentation.

In accordance with Financial Accounting Standards Board (“FASB”) guidance, contract value was determined to be the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  As a result, the Statements of Net Assets Available for Benefits present the investments at fair value with a separate adjustment from fair value to contract value for the portion of net assets attributable to each fully benefit-responsive investment contract.  The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation and Income Recognition

Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.  Investments in common stock are reported at fair value based on quoted market prices on national security exchanges.  Investments in registered investment companies are reported at fair value based on quoted market prices representing the net asset value of the shares held by the Plan. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities.  The fair values of investments in common collective funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund.  The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units.  The common collective funds have daily redemptions and one day trading terms.  The common collective funds have no unfunded commitments at December 31, 2011.  The fair value of fixed income securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices.  Cash and cash equivalents are valued at cost plus accrued interest, which approximates market value. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation).  Futures are marked-to-market and settled daily.  The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The Plan invests in fully benefit-responsive traditional and synthetic guaranteed investment contracts through a fixed income fund. The contract value of guaranteed investment contracts and synthetic guaranteed investment contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.  The fair value of the fixed rate traditional guaranteed investment contracts is determined by discounting the related cash flows, based on the contract duration, using a yield curve interpolated from swap rates and adjusted for liquidity and credit quality.  The fair value of synthetic guaranteed investment contracts is determined based on quoted market prices for the underlying assets. The fair value of the wrapper contracts for synthetic guaranteed investment contracts is determined using the replacement cost methodology that incorporates various inputs including the difference between the market rate for wrap fees and the actual wrap fees currently charged.

Security Transactions

Purchases and sales of securities are recorded on the trade date.  The average cost basis is used to determine gains or losses on security dispositions.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are reclassified as distributions based upon the terms of the Plan document.

Payment of Benefits

Benefit payments are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Adoption of New Accounting Standards

Fair Value Measurements

In 2011, the Plan adopted FASB’s guidance which requires separate disclosures of purchases, sales, issuances, and settlements in the rollforward of activity for Level 3 fair value measurements.  The adoption of this guidance did not have a material effect on the Plan’s financial statements.

Recent Pronouncements

Disclosures about Offsetting Assets and Liabilities

In December 2011, the FASB issued guidance which requires disclosure of both gross and net information about financial instruments and derivative instruments eligible for offset in the balance sheet as well as financial instruments and derivative instruments subject to a master netting arrangement regardless of whether they are offset. The adoption of this guidance, which is effective for reporting periods beginning January 1, 2013, is not expected to have a material effect on the Plan’s financial statements.

Fair Value Measurements

In May 2011, the FASB issued guidance to improve the comparability of fair value measurements presented in financial statements prepared in accordance with GAAP and International Financial Reporting Standards (“IFRS”).  This guidance, which is effective for the Plan’s annual reporting period ending December 31, 2012, clarifies the FASB’s intent about the application of existing fair value measurement requirements and changes certain principles and requirements for measuring fair value or for disclosing information about fair value measurements.  The adoption of this guidance will not have a material effect on the Plan’s financial statements.

NOTE 3 – RISKS AND UNCERTAINTIES

The Plan provides for various investment options.  Investment securities are exposed to various risks such as interest rate, market and credit.  Market values of investments could decline for several reasons including changes in prevailing market and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 4 – INVESTMENTS

Individual investments representing 5% or more of the Plan’s net assets available for benefits are identified below:

	At December 31,
	2011	2010
BlackRock S&P 500 Index Fund	$495,088	$511,402
CBS Corporation Class B Common Stock	$372,754	$253,836

Synthetic guaranteed investment contracts, at contract value:
Monumental Life Insurance Company MDA00930TR	$547,366	$526,735
Prudential Insurance Company of America GA-62413	$397,724	$—
JPMorgan Chase Bank ACBS-01	$—	$436,185
Natixis Financial Products, Inc. No. 1222-01	$352,951	$340,435
State Street Bank and Trust Company No. 108002	$191,541	$202,112

During the year ended December 31, 2011 the Plan’s investments (including gains and losses on investments sold and held during the year) appreciated (depreciated) as follows:

Common collective funds	$(18,271)
Separately managed accounts (common stock)	(15,707)
Common stock	109,032
Mutual funds	(4,241)
Other	187
Net appreciation in fair value of investments	$71,000

Investment Contracts

The Plan invests in guaranteed investment contracts and synthetic guaranteed investment contracts. As described in Note 2, the guaranteed investment contracts are fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to these contracts.  In a guaranteed investment contract, the issuer is contractually obligated to repay the principal and a specified rate of interest to the fund. There are no reserves against contract value for credit risk of the contract issuer or otherwise.

A synthetic guaranteed investment contract provides for the repayment of principal plus a specified rate of interest through benefit-responsive wrapper contracts.  A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

synthetic guaranteed investment contract.  The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments.  Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero.  Certain factors can influence the future interest crediting rates including, the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

In certain circumstances, the amounts withdrawn from the investment contracts will be paid at fair value rather than contract value due to employer initiated events.  These events include, but are not limited to: Plan termination, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, full or partial termination of the Plan, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms.  The Company does not expect any employer initiated events that may cause premature liquidation of a contract at market value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an un-cured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2011 and 2010, guaranteed investment contracts at contract value of $20 million and $32 million, respectively, had fair values in aggregate of $21 million and $34 million, respectively.  At December 31, 2011 and 2010, synthetic guaranteed investment contracts at contract value of $1.64 billion and $1.66 billion, respectively, had fair values in the aggregate of $1.76 billion and $1.77 billion, respectively.  The fair value of wrapper contracts was $.6 million and $5 million at December 31, 2011 and 2010, respectively.

The average yields for investment contracts in the fixed income fund were as follows:

	At December 31,
	2011	2010
Based on actual earnings	1.6%	2.5%
Based on interest rate credited to participants	3.5%	3.8%

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The following table presents the fair value of the assets, by type, that support the Plan’s synthetic guaranteed investment contracts held in the fixed income fund at December 31, 2011 and 2010.

	At December 31,
	2011	2010
Cash and cash equivalents	$245	$1,044
Money market funds	57,055	153,008
Common collective funds	51,823	548,873
Fixed income securities	1,675,149	1,239,463
Futures	1,322	191
Options	—	(1,401)
Swaps	—	(231)
Wrapper value	567	5,374
Net payables	(29,184)	(180,718)
Synthetic guaranteed investment contracts	$1,756,977	$1,765,603

NOTE 5 - FAIR VALUE MEASUREMENTS

The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2011 and 2010.  See Note 2 for the valuation methodology used to measure the fair value of these investments.  There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2010 to 2011.  These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value.  Level 1 is based on quoted prices for the asset in active markets.  Level 2 is based on inputs that are observable other than quoted market prices in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets.  Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$39,223	$—	$39,223
Guaranteed investment contracts	—	—	21,017	21,017
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(32,999)	4,060	—	(28,939)
Money market funds (a)	—	57,055	—	57,055
Common collective funds (b)	—	51,823	—	51,823
U.S. Treasury securities	614,461	—	—	614,461
Government related securities	—	140,883	—	140,883
Corporate bonds	—	412,778	—	412,778
Mortgage-backed and asset-backed securities	—	507,027	—	507,027
Futures (c)	1,322	—	—	1,322
Wrapper value	—	—	567	567
Common collective funds:
S&P 500 index fund (d)	—	495,088	—	495,088
Target date retirement funds (e)	—	257,134	—	257,134
Emerging markets equity fund	—	78,688	—	78,688
Mid cap equity index fund	—	79,663	—	79,663
Bond index fund	—	123,927	—	123,927
International equity fund	—	78,765	—	78,765
Separately managed accounts:
Wellington Growth Portfolio (f)	112,472	1,299	—	113,771
Dodge & Cox Value Equity Fund (f)	89,950	2,951	—	92,901
Common stock:
CBS Corp. Common Stock	373,407	—	—	373,407
Other Common Stock	16,733	—	—	16,733
Registered investment companies (g)	97,138	—	—	97,138
Money market funds (a)	—	9,817	—	9,817
Other	673	—	—	673
Total	$1,273,157	$2,340,181	$21,584	$3,634,922

(a)	Primarily invested in U.S. government securities and U.S. government agency securities.
(b)	Primarily invested in mortgage-backed and U.S. government fixed income securities.
(c)	See Note 6 for asset and liability positions of derivative financial instruments.
(d)	Primarily invested in large capitalization equities.
(e)	Primarily invested in a mix of equities and bonds based on target retirement year.
(f)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.
(g)	Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

At December 31, 2010	Level 1	Level 2	Level 3	Total
Fixed income fund:
Money market funds (a)	$—	$37,870	$—	$37,870
Guaranteed investment contracts	—	—	34,206	34,206
Assets held under synthetic guaranteed investment contracts:
Cash and cash equivalents, including net (payables) receivables	(180,831)	1,157	—	(179,674)
Money market funds (a)	—	153,008	—	153,008
Common collective funds (b)	—	548,873	—	548,873
U.S. Treasury securities	313,314	—	—	313,314
Government related securities	—	162,905	—	162,905
Corporate bonds	—	304,511	—	304,511
Mortgage-backed and asset-backed securities	—	458,733	—	458,733
Futures (c)	191	—	—	191
Options (c)	—	(1,401)	—	(1,401)
Swaps (c)	—	(231)	—	(231)
Wrapper value	—	—	5,374	5,374
Common collective funds:
S&P 500 index fund (d)	—	511,402	—	511,402
Target date retirement funds (e)	—	239,366	—	239,366
Emerging markets equity fund	—	117,181	—	117,181
Bond index fund	—	107,638	—	107,638
International equity fund	—	93,903	—	93,903
Separately managed accounts:
Wellington Growth Portfolio (f)	124,358	649	—	125,007
Dodge & Cox Value Equity Fund (f)	94,844	3,071	—	97,915
Mellon Capital Mid Cap Stock Fund (g)	78,753	950	—	79,703
Common stock:
CBS Corp. Common Stock	254,337	—	—	254,337
Other Common Stock	17,554	—	—	17,554
Registered investment companies (h)	101,416	—	—	101,416
Money market funds (a)	—	8,258	—	8,258
Other	665	—	—	665
Total	$804,601	$2,747,843	$39,580	$3,592,024

(a)          Primarily invested in U.S. government securities and U.S. government agency securities.

(b)         Primarily invested in mortgage-backed and U.S. government fixed income securities.

(c)          See Note 6 for asset and liability positions of derivative financial instruments.

(d)         Primarily invested in large capitalization equities.

(e)          Primarily invested in a mix of equities and bonds based on target retirement year.

(f)           Primarily invested in large capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(g)          Primarily invested in mid capitalization equities.  Assets categorized as Level 2 reflect investments in mutual funds traded in inactive markets.

(h)         Primarily invested in small capitalization equities.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets at December 31, 2011.

	Guaranteed Investment Contracts	Wrapper Value
At January 1, 2011	$34,206	$5,374
Actual return on investments:
Related to investments held at end of year	727	(4,807)
Purchases, sales, issuances and settlements: Settlements	(13,916)	—
At December 31, 2011	$21,017	$567

NOTE 6 - FINANCIAL INSTRUMENTS

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes including, managing exposure to sector risk or movements in interest rates, extending the duration of the life of the investment portfolio and as a substitute for cash securities.  The derivative instruments typically used are interest rate futures, options and swaps.  There is exposure to credit loss in the event of nonperformance by counterparties to option and swap transactions.  The Plan’s investment managers continually monitor the Plan’s positions with, and credit quality of, the financial institutions which are counterparties to its derivative instruments. Nonperformance by any of the counterparties is not anticipated.

The notional amount of outstanding futures contracts was $68 million at December 31, 2011 and $37 million at December 31, 2010. The notional amount of outstanding swap contracts was $72 million at December 31, 2010.  There were no outstanding swap contracts at December 31, 2011.

The fair value of derivative financial instruments recorded on the Statements of Net Assets Available for Benefits at December 31, 2011 and 2010 was as follows:

	At December 31,		Statement of Net Assets
	2011	2010	Available for Benefits Account

Asset position:
Interest rate futures	$1,695	$213	Investments, at fair value
Interest rate options	$—	$908	Investments, at fair value
Interest rate swaps	$—	$525	Investments, at fair value

Liability position:
Interest rate futures	$(373)	$(22)	Investments, at fair value
Interest rate options	$—	$(2,309)	Investments, at fair value
Interest rate swaps	$—	$(756)	Investments, at fair value

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

Gains and losses recognized on derivative financial instruments were as follows:

Year Ended December 31, 2011

Interest rate futures	$(3,887)
Interest rate options	$(83)
Interest rate swaps	$(183)

The gains and losses recognized on derivative instruments are reflected in the fair value of the synthetic guaranteed investment contracts, which is used in determining the interest earned on these contracts.

NOTE 7 - INCOME TAX STATUS

The Internal Revenue Service (“IRS”) issued a favorable determination letter dated May 20, 2003, that the Plan satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code.  The Plan has been amended since receiving the determination letter, was restated effective January 1, 2008 and the restated Plan has subsequently been amended.  On February 2, 2009, the restated Plan was submitted to the IRS for routine periodic review and to obtain an updated determination letter.  The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code.  In addition, the Plan Administrator has concluded that as of December 31, 2011, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2008.

NOTE 8 – TERMINATION PRIORITIES

Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, or delegates thereof, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits.  In the event of termination of the Plan, participants become fully vested.  Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

CBS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS (Continued)

(Tabular dollars in thousands)

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2011	2010
Net assets available for benefits per the financial statements	$3,555,136	$3,520,368
Amounts allocated to withdrawing participants	(315)	(901)
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	118,628	108,092
Net assets available for benefits per the Form 5500	$3,673,449	$3,627,559

The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2011
Net increase in net assets available for benefits per the financial statements	$34,768
Less: Amounts allocated to withdrawing participants at December 31, 2011	(315)
Add: Amounts allocated to withdrawing participants at December 31, 2010	901
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2011	118,628
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2010	(108,092)
Net increase in net assets available for benefits per the Form 5500	$45,890

Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2011, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401 (k) PLAN

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

For the year ended December 31, 2011

(Dollars in thousands)

Participant Contributions Transferred Late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here				Fiduciary Correction
If Late Participant Loan Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Program (VFCP) and Prohibited Transaction Exemption 2002-51

$3	$-	$278	$-	$-

SCHEDULE H, line 4i

CBS 401 (k) PLAN

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2011

(Dollars in thousands)

		Identity of issuer, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value	Wrapper Value

		Self Directed Accounts			$27,194	$-

		Corporate Common Stock
*		CBS Corporation Class A Common Stock			653	-
*		CBS Corporation Class B Common Stock			372,754	-

		Total Corporate Common Stock			373,407	-

		Mutual Funds
		DFA U.S. Small Cap Fund			92,560	-
*		Dreyfus Government Cash Management Fund			43,830	-

		Total Mutual Funds			136,390	-

		Common Collective Funds
		BlackRock S&P 500 Index Fund			495,088	-
*		BNY Mellon Aggregate Bond Index Fund			123,927	-
		BlackRock Mid Cap Equity Index Fund			79,663	-
		Capital Guardian Emerging Markets Equity Fund			78,688	-
		Capital Guardian International Equity Fund			78,765	-
		BlackRock LifePath 2020 Fund			84,773	-
		BlackRock LifePath 2040 Fund			57,949	-
		BlackRock LifePath Retirement Fund			40,852	-
		BlackRock LifePath 2035 Fund			16,557	-
		BlackRock LifePath 2030 Fund			14,787	-
		BlackRock LifePath 2015 Fund			11,764	-
		BlackRock LifePath 2025 Fund			12,271	-
		BlackRock LifePath 2045 Fund			9,065	-
		BlackRock LifePath 2050 Fund			9,116	-

		Total Common Collective Funds			1,113,265	-

		Separately Managed Accounts (1)
	(2)	Wellington Growth Portfolio			113,771	-
	(2)	Dodge & Cox Value Equity Fund			92,901	-

		Total Separately Managed Accounts			206,672	-

		Guaranteed Investment Contracts
		Prudential Insurance Company of America
		G-10112-215	12/10/2013 and 5.09%		12,502	-
		Jackson National Life Insurance Company
		G-1378-4	12/2/2013 and 5.32%		8,515	-

		Total Guaranteed Investment Contracts			21,017	-

		Synthetic Guaranteed Investment Contracts (3)
	(4)	Monumental Life Insurance Company
		MDA00930TR	evergreen and variable %		592,947	-
	(4)	Prudential Insurance Company of America
		GA-62413	evergreen and variable %		417,783	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-01	evergreen and variable %		382,305	-
	(4)	State Street Bank and Trust Company
		No. 108002	evergreen and variable %		204,525	-
	(4)	Natixis Financial Products, Inc.
		No. 1222-02	evergreen and variable %		159,417	-

		Total Synthetic Guaranteed Investment Contracts			1,756,977	-

*		Notes receivable from participants	Maturity dates through 2035 and interest rates ranging from 4.25% to 11.50%		28,836	-

		Wrapper value			-	567

		Total Assets, at fair value			$3,663,758	$567

		*			Identified as a party-in-interest to the Plan.

		(1)			Includes $6 million of investments identified as a party-in-interest to the Plan.
		(2)			Refer to Attachment A for listing of assets relating to these accounts.
		(3)			Includes $60 million of investments identified as a party-in-interest to the Plan.
		(4)			Refer to Attachment B for listing of assets relating to these contracts.
		(5)			There are no non-participant directed investments.

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value

	ABERCROMBIE & FITCH CO	COMMON STOCK		$1,334
	ACME PACKET INC	COMMON STOCK		1,060
	AGILENT TECHNOLOGIES INC	COMMON STOCK		2,037
	ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		1,388
	ALTERA CORP	COMMON STOCK		4,611
	AMAZON.COM INC	COMMON STOCK		1,636
	AMERICAN EXPRESS CO	COMMON STOCK		683
	AMERIPRISE FINANCIAL INC	COMMON STOCK		1,732
	AMETEK INC	COMMON STOCK		1,303
	ANADARKO PETROLEUM CORP	COMMON STOCK		1,995
	ANALOG DEVICES INC	COMMON STOCK		1,842
	APPLE INC	COMMON STOCK		8,724
	BLACKROCK INC	COMMON STOCK		2,105
	BMC SOFTWARE INC	COMMON STOCK		1,059
	BOEING CO/THE	COMMON STOCK		1,383
	BROADCOM CORP	COMMON STOCK		1,725
	CATERPILLAR INC	COMMON STOCK		832
	CH ROBINSON WORLDWIDE INC	COMMON STOCK		542
	CITRIX SYSTEMS INC	COMMON STOCK		2,661
	COACH INC	COMMON STOCK		1,670
	COGNIZANT TECHNOLOGY SOLUTIONS	COMMON STOCK		1,251
	CONSOL ENERGY INC	COMMON STOCK		1,147
	COVIDIEN PLC	COMMON STOCK		1,115
	CUMMINS INC	COMMON STOCK		1,884
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		1,299
	EATON CORP	COMMON STOCK		1,181
	EBAY INC	COMMON STOCK		4,363
	EDWARDS LIFESCIENCES CORP	COMMON STOCK		1,320
	EMC CORP/MASSACHUSETTS	COMMON STOCK		2,933
	ENSCO PLC	COMMON STOCK		1,462
	EOG RESOURCES INC	COMMON STOCK		1,169
	F5 NETWORKS INC	COMMON STOCK		1,402
	FOSSIL INC	COMMON STOCK		1,179
	FREEPORT-MCMORAN COPPER & GOLD	COMMON STOCK		712
	GILEAD SCIENCES INC	COMMON STOCK		1,205
	GOOGLE INC	COMMON STOCK		730
	GREEN MOUNTAIN COFFEE ROASTERS	COMMON STOCK		3,103
	HARLEY-DAVIDSON INC	COMMON STOCK		1,802
	HOLOGIC INC	COMMON STOCK		1,120
	ILLINOIS TOOL WORKS INC	COMMON STOCK		1,148
	JB HUNT TRANSPORT SERVICES INC	COMMON STOCK		1,050
	JOHNSON CONTROLS INC	COMMON STOCK		2,219
	JOY GLOBAL INC	COMMON STOCK		1,409
	JUNIPER NETWORKS INC	COMMON STOCK		1,743
	LAS VEGAS SANDS CORP	COMMON STOCK		1,147
	LOWE’S COS INC	COMMON STOCK		1,127
	MGM RESORTS INTERNATIONAL	COMMON STOCK		781
	MICHAEL KORS HOLDINGS LTD	COMMON STOCK		93
	MONSANTO CO	COMMON STOCK		2,036
	MOSAIC CO/THE	COMMON STOCK		739
	NATIONAL OILWELL VARCO INC	COMMON STOCK		2,068
	NETAPP INC	COMMON STOCK		1,823
	NEWS CORP	COMMON STOCK		2,386
	OCCIDENTAL PETROLEUM CORP	COMMON STOCK		634
	ORACLE CORP	COMMON STOCK		3,702
	PACCAR INC	COMMON STOCK		235
	PRECISION CASTPARTS CORP	COMMON STOCK		447
	PRICELINE.COM INC	COMMON STOCK		1,745
	QUALCOMM INC	COMMON STOCK		2,796
	RALPH LAUREN CORP	COMMON STOCK		308
	RIO TINTO PLC	COMMON STOCK		602
	ROVI CORP	COMMON STOCK		568
	SALESFORCE.COM INC	COMMON STOCK		477
	SCHLUMBERGER LTD	COMMON STOCK		2,217
	SIRIUS XM RADIO INC	COMMON STOCK		1,177
	SKYWORKS SOLUTIONS INC	COMMON STOCK		732
	STARBUCKS CORP	COMMON STOCK		1,345
	TEXAS INSTRUMENTS INC	COMMON STOCK		220
	TIBCO SOFTWARE INC	COMMON STOCK		819
	UNITEDHEALTH GROUP INC	COMMON STOCK		1,317
	VERISIGN INC	COMMON STOCK		1,169
	VMWARE INC	COMMON STOCK		617
	WALT DISNEY CO/THE	COMMON STOCK		1,627
	WALTER ENERGY INC	COMMON STOCK		549
	WELLINGTON GROWTH PORTFOLIO			$113,771

Attachment A

(In thousands)

	Identity of Issuer	Description	Cost	Current Value

	ADOBE SYSTEMS INC	COMMON STOCK		$481
	AEGON NV	COMMON STOCK		563
	AMGEN INC	COMMON STOCK		2,941
	AOL INC	COMMON STOCK		227
	BAKER HUGHES INC	COMMON STOCK		1,267
	BANK OF AMERICA CORP	COMMON STOCK		883
*	BANK OF NEW YORK MELLON CORP/T	COMMON STOCK		1,627
	BB&T CORP	COMMON STOCK		1,007
	BMC SOFTWARE INC	COMMON STOCK		629
	BOSTON SCIENTIFIC CORP	COMMON STOCK		694
	CADENCE DESIGN SYSTEMS INC	COMMON STOCK		312
	CAPITAL ONE FINANCIAL CORP	COMMON STOCK		2,922
	CARMAX INC	COMMON STOCK		418
	CELANESE CORP	COMMON STOCK		620
	CEMEX SAB DE CV	COMMON STOCK		268
	CHARLES SCHWAB CORP/THE	COMMON STOCK		1,329
	CHEVRON CORP	COMMON STOCK		1,486
	COMCAST CORP	COMMON STOCK		3,514
	COMPUTER SCIENCES CORP	COMMON STOCK		581
	COMPUWARE CORP	COMMON STOCK		306
	CORNING INC	COMMON STOCK		417
	CREDIT SUISSE GROUP AG	COMMON STOCK		200
	DISH NETWORK CORP	COMMON STOCK		641
	DOMTAR CORP	COMMON STOCK		184
	DOW CHEMICAL CO/THE	COMMON STOCK		1,363
*	DREYFUS GOVT CASH MGMT FUND	MUTUAL FUND		2,951
	EBAY INC	COMMON STOCK		1,668
	EQUINIX INC	COMMON STOCK		253
	FEDEX CORP	COMMON STOCK		2,280
	GENERAL ELECTRIC CO	COMMON STOCK		3,269
	GENWORTH FINANCIAL INC	COMMON STOCK		295
	GLAXOSMITHKLINE PLC	COMMON STOCK		2,281
	GOLDMAN SACHS GROUP INC/THE	COMMON STOCK		1,465
	HEWLETT-PACKARD CO	COMMON STOCK		3,310
	HOME DEPOT INC	COMMON STOCK		1,879
	HSBC HOLDINGS PLC	COMMON STOCK		457
	KONINKLIJKE PHILIPS ELECTRONIC	COMMON STOCK		419
	LEGG MASON INC	COMMON STOCK		139
	LIBERTY GLOBAL INC	COMMON STOCK		164
	LIBERTY GLOBAL INC	COMMON STOCK		296
	LIBERTY INTERACTIVE CORP	COMMON STOCK		963
	LOWE’S COS INC	COMMON STOCK		325
	MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,432
	MCGRAW-HILL COS INC/THE	COMMON STOCK		630
	MEDTRONIC INC	COMMON STOCK		723
	MERCK & CO INC	COMMON STOCK		3,348
	MICROSOFT CORP	COMMON STOCK		2,077
	MOLEX INC	COMMON STOCK		57
	MOLEX INC	COMMON STOCK		498
	NETAPP INC	COMMON STOCK		417
	NEWS CORP	COMMON STOCK		2,441
	NOKIA OYJ	COMMON STOCK		145
	NOVARTIS AG	COMMON STOCK		2,287
	NVR INC	COMMON STOCK		171
	OCCIDENTAL PETROLEUM CORP	COMMON STOCK		2,642
	PANASONIC CORP	COMMON STOCK		360
	PFIZER INC	COMMON STOCK		2,921
	PITNEY BOWES INC	COMMON STOCK		193
	SANOFI	COMMON STOCK		2,667
	SCHLUMBERGER LTD	COMMON STOCK		2,118
	SONY CORP	COMMON STOCK		774
	SPRINT NEXTEL CORP	COMMON STOCK		660
	SUNTRUST BANKS INC	COMMON STOCK		552
	SYMANTEC CORP	COMMON STOCK		1,255
	SYNOPSYS INC	COMMON STOCK		816
	TE CONNECTIVITY LTD	COMMON STOCK		915
	TIME WARNER CABLE INC	COMMON STOCK		1,639
	TIME WARNER INC	COMMON STOCK		2,789
	TYCO INTERNATIONAL LTD SHS	COMMON STOCK		1,009
	UNILEVER PLC	COMMON STOCK		754
	VODAFONE GROUP PLC	COMMON STOCK		1,738
	VULCAN MATERIALS CO	COMMON STOCK		893
	WAL-MART STORES INC	COMMON STOCK		2,115
	WELLS FARGO & CO	COMMON STOCK		3,377
	XEROX CORP	COMMON STOCK		1,194
	DODGE & COX VALUE EQUITY FUND			$92,901

*     Identified as a party-in-interest to the Plan.

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

3M CO	4.375% 08/15/2013 DD 08/21/08	CORPORATE DEBT INSTRUMENTS	$55
90DAY EURODOLLAR FUTURE (CME)	EXP JUN 15	OTHER INVESTMENTS	91
90DAY EURODOLLAR FUTURE (CME)	EXP SEP 15	OTHER INVESTMENTS	181
90DAY EURODOLLAR FUTURE (CME)	EXP DEC 15	OTHER INVESTMENTS	262
90DAY EURODOLLAR FUTURE (CME)	EXP MAR 14	OTHER INVESTMENTS	961
ABBEY NATIONAL TREASURY SERVIC	2.875% 04/25/2014 DD 04/27/11	CORPORATE DEBT INSTRUMENTS	373
ABBEY NATIONAL TREASURY SERVIC	3.875% 11/10/2014 DD 11/10/09	CORPORATE DEBT INSTRUMENTS	924
ABBOTT LABORATORIES	5.875% 05/15/2016 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	42
ABBOTT LABORATORIES	5.150% 11/30/2012 DD 11/09/07	CORPORATE DEBT INSTRUMENTS	183
ABBOTT LABORATORIES	5.600% 11/30/2017 DD 11/09/07	CORPORATE DEBT INSTRUMENTS	213
ABBOTT LABORATORIES	4.350% 03/15/2014 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	218
ABN AMRO BANK NV	3.000% 01/31/2014 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	993
ACCESS GROUP INC 1 A	VAR RT 10/27/2025 DD 08/05/08	CORPORATE DEBT INSTRUMENTS	948
ACE INA HOLDINGS INC	5.800% 03/15/2018 DD 02/14/08	CORPORATE DEBT INSTRUMENTS	125
ACHMEA HYPOTHEEKBANK NV	3.200% 11/03/2014 DD 11/03/09	CORPORATE DEBT INSTRUMENTS	447
ADJUSTABLE RATE MORTGAGE 5 2A1	VAR RT 04/25/2035 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	20
AETNA INC	6.000% 06/15/2016 DD 06/09/06	CORPORATE DEBT INSTRUMENTS	122
ALCOA INC	5.550% 02/01/2017 DD 01/25/07	CORPORATE DEBT INSTRUMENTS	49
ALCOA INC	6.000% 07/15/2013 DD 07/15/08	CORPORATE DEBT INSTRUMENTS	49
ALLEGHANY CORP	5.625% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	729
ALLIED WORLD ASSURANCE CO HOLD	7.500% 08/01/2016 DD 07/26/06	CORPORATE DEBT INSTRUMENTS	568
ALLY FINANCIAL INC	1.750% 10/30/2012 DD 10/30/09	U. S. GOVERNMENT SECURITIES	4,052
ALTRIA GROUP INC	9.700% 11/10/2018 DD 11/10/08	CORPORATE DEBT INSTRUMENTS	370
ALTRIA GROUP INC	7.750% 02/06/2014 DD 02/06/09	CORPORATE DEBT INSTRUMENTS	612
AMERICA MOVIL SAB DE CV	2.375% 09/08/2016 DD 09/08/11	CORPORATE DEBT INSTRUMENTS	947
AMERICAN EXPRESS BANK FSB	5.500% 04/16/2013 DD 04/16/08	CORPORATE DEBT INSTRUMENTS	2,613
AMERICAN EXPRESS CO	4.875% 07/15/2013 DD 07/24/03	CORPORATE DEBT INSTRUMENTS	220
AMERICAN EXPRESS CO	6.150% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	304
AMERICAN EXPRESS CO	7.000% 03/19/2018 DD 03/19/08	CORPORATE DEBT INSTRUMENTS	967
AMERICAN EXPRESS CREDIT	2.800% 09/19/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	990
AMERICAN EXPRESS CREDIT	2.800% 09/19/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	1,206
AMERICAN EXPRESS CREDIT CORP	7.300% 08/20/2013 DD 08/20/08	CORPORATE DEBT INSTRUMENTS	86
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	106
AMERICAN EXPRESS CREDIT CORP	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	166
AMERICAN EXPRESS CREDIT CORP	2.750% 09/15/2015 DD 09/13/10	CORPORATE DEBT INSTRUMENTS	201
AMERICAN EXPRESS CREDIT CORP	5.875% 05/02/2013 DD 06/02/08	CORPORATE DEBT INSTRUMENTS	841
AMERICAN INTERNATIONAL GROUP I	5.600% 10/18/2016 DD 10/18/06	CORPORATE DEBT INSTRUMENTS	101
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	101
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	215
AMERICAN INTERNATIONAL GROUP I	5.850% 01/16/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	252
AMERICAN INTERNATIONAL GROUP I	5.050% 10/01/2015 DD 04/01/06	CORPORATE DEBT INSTRUMENTS	581
AMERICAN INTERNATIONAL GROUP I	8.250% 08/15/2018 DD 02/15/09	CORPORATE DEBT INSTRUMENTS	2,117
AMERICAN INTERNATIONAL GROUP I	5.450% 05/18/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	3,058
AMERICAN INTL GROUP	4.875% 09/15/2016 DD 09/13/11	CORPORATE DEBT INSTRUMENTS	468
AMERICAN INTL GROUP	4.250% 09/15/2014 DD 09/13/11	CORPORATE DEBT INSTRUMENTS	486
AMERICREDIT AUTOMOBILE RE 2 A2	0.900% 09/08/2014 DD 04/13/11	CORPORATE DEBT INSTRUMENTS	1,585
AMGEN INC	4.850% 11/18/2014 DD 11/18/04	CORPORATE DEBT INSTRUMENTS	133
AMGEN INC	2.500% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	1,417
ANADARKO PETROLEUM CORP	5.750% 06/15/2014 DD 06/12/09	CORPORATE DEBT INSTRUMENTS	135
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	145
ANADARKO PETROLEUM CORP	7.625% 03/15/2014 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	167
ANADARKO PETROLEUM CORP	8.700% 03/15/2019 DD 03/05/09	CORPORATE DEBT INSTRUMENTS	702
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	1,064
ANADARKO PETROLEUM CORP	5.950% 09/15/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	1,134
ANADARKO PETROLEUM CORP	6.375% 09/15/2017 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	1,345
ANGLO AMERICAN CAPITAL PLC	9.375% 04/08/2014 DD 04/08/09	CORPORATE DEBT INSTRUMENTS	274
ANHEUSER-BUSCH INBEV WOR	1.500% 07/14/2014 DD 07/14/11	CORPORATE DEBT INSTRUMENTS	745
ANHEUSER-BUSCH INBEV WORLDWIDE	2.500% 03/26/2013 DD 03/29/10	CORPORATE DEBT INSTRUMENTS	206
ANHEUSER-BUSCH INBEV WORLDWIDE	4.125% 01/15/2015 DD 10/16/09	CORPORATE DEBT INSTRUMENTS	340
ANHEUSER-BUSCH INBEV WORLDWIDE	3.625% 04/15/2015 DD 03/29/10	CORPORATE DEBT INSTRUMENTS	1,102
APACHE CORP	5.625% 01/15/2017 DD 01/26/07	CORPORATE DEBT INSTRUMENTS	109
APACHE CORP	6.000% 09/15/2013 DD 10/01/08	CORPORATE DEBT INSTRUMENTS	1,253
APIDOS CDO 8A A1 144A	VAR RT 10/17/2021 DD 10/13/11	CORPORATE DEBT INSTRUMENTS	975
APPALACHIAN POWER CO	3.400% 05/24/2015 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	941
ARCELORMITTAL	3.750% 08/05/2015 DD 08/05/10	CORPORATE DEBT INSTRUMENTS	1,219
ARISTOTLE HOLDING INC	3.500% 11/15/2016 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	942
ARIZONA PUBLIC SERVICE CO	4.650% 05/15/2015 DD 05/12/03	CORPORATE DEBT INSTRUMENTS	115
ARIZONA PUBLIC SERVICE CO	8.750% 03/01/2019 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	798
ARROW ELECTRONICS INC	6.875% 07/01/2013 DD 06/27/03	CORPORATE DEBT INSTRUMENTS	226
ASSET BACKED FUNDING C WF1 A2C	VAR RT 01/25/2035 DD 04/28/05	CORPORATE DEBT INSTRUMENTS	518
ASTRAZENECA PLC	5.400% 09/15/2012 DD 09/12/07	CORPORATE DEBT INSTRUMENTS	136
ASTRAZENECA PLC	5.400% 06/01/2014 DD 05/24/04	CORPORATE DEBT INSTRUMENTS	155
AT&T INC	5.600% 05/15/2018 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	74
AT&T INC	5.625% 06/15/2016 DD 08/18/04	CORPORATE DEBT INSTRUMENTS	122
AT&T INC	5.500% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	192
AT&T INC	3.875% 08/15/2021 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	370
AT&T INC	2.500% 08/15/2015 DD 07/30/10	CORPORATE DEBT INSTRUMENTS	404
AT&T INC	2.400% 08/15/2016 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	561
AT&T INC	2.950% 05/15/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	729
AT&T INC	2.950% 05/15/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	938
AT&T INC	5.625% 06/15/2016 DD 08/18/04	CORPORATE DEBT INSTRUMENTS	946
AT&T INC	4.950% 01/15/2013 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	1,042
ATMOS ENERGY CORP	5.125% 01/15/2013 DD 01/16/03	CORPORATE DEBT INSTRUMENTS	1,555
AXIS CAPITAL HOLDINGS LTD	5.750% 12/01/2014 DD 11/15/04	CORPORATE DEBT INSTRUMENTS	56
BANC OF AMERICA COMMERC PB2 A4	6.186% 06/11/2035 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	132
BANC OF AMERICA COMMERCIA 2 A4	VAR RT 05/10/2045 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	1,343
BANC OF AMERICA COMMERCIA 3 A3	VAR RT 06/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	1,718
BANC OF AMERICA COMMERCIA 5 A4	5.414% 09/10/2047 DD 10/01/06	CORPORATE DEBT INSTRUMENTS	1,081
BANC OF AMERICA MERRILL L 1 A2	4.648% 09/11/2036 DD 04/01/03	CORPORATE DEBT INSTRUMENTS	307
BANC OF AMERICA MERRILL L 6 A4	VAR RT 09/10/2047 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	2,765
BANC OF AMERICA MERRILL L 6 A5	4.811% 12/10/2042 DD 12/01/04	CORPORATE DEBT INSTRUMENTS	214
BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	133
BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	167
BANK OF AMERICA CORP	4.750% 08/01/2015 DD 07/26/05	CORPORATE DEBT INSTRUMENTS	169
BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	193
BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	194
BANK OF AMERICA CORP	5.750% 08/15/2016 DD 08/14/06	CORPORATE DEBT INSTRUMENTS	195
BANK OF AMERICA CORP	5.000% 05/13/2021 DD 05/13/11	CORPORATE DEBT INSTRUMENTS	228
BANK OF AMERICA CORP	4.875% 09/15/2012 DD 09/25/02	CORPORATE DEBT INSTRUMENTS	234
BANK OF AMERICA CORP	6.000% 09/01/2017 DD 08/23/07	CORPORATE DEBT INSTRUMENTS	254
BANK OF AMERICA CORP	5.750% 12/01/2017 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	260
BANK OF AMERICA CORP	5.625% 10/14/2016 DD 10/26/06	CORPORATE DEBT INSTRUMENTS	326
BANK OF AMERICA CORP	3.750% 07/12/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	819
BANK OF AMERICA CORP	7.375% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,021
BANK OF AMERICA CORP	5.375% 09/11/2012 DD 09/11/07	CORPORATE DEBT INSTRUMENTS	1,316
BANK OF AMERICA CORP	4.500% 04/01/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	2,798
BANK OF AMERICA CORP	5.650% 05/01/2018 DD 05/02/08	CORPORATE DEBT INSTRUMENTS	5,240

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	BANK OF AMERICA NA	5.300% 03/15/2017 DD 03/13/07	CORPORATE DEBT INSTRUMENTS	225
*	BANK OF NEW YORK MELLON	1.700% 11/24/2014 DD 11/23/11	CORPORATE DEBT INSTRUMENTS	955
*	BANK OF NEW YORK MELLON CORP/T	2.950% 06/18/2015 DD 06/18/10	CORPORATE DEBT INSTRUMENTS	1,322
	BANK OF NOVA SCOTIA	2.250% 01/22/2013 DD 01/22/10	CORPORATE DEBT INSTRUMENTS	36
	BANK ONE ISSUANCE TRUST C3 C3	4.770% 02/16/2016 DD 06/18/03	CORPORATE DEBT INSTRUMENTS	2,449
	BARCLAYS BANK PLC	5.450% 09/12/2012 DD 09/12/07	CORPORATE DEBT INSTRUMENTS	204
	BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	773
	BARCLAYS BANK PLC	5.200% 07/10/2014 DD 07/10/09	CORPORATE DEBT INSTRUMENTS	1,196
	BARCLAYS BANK PLC	2.375% 01/13/2014 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	2,936
	BARRICK GOLD CORP	2.900% 05/30/2016 DD 06/01/11	CORPORATE DEBT INSTRUMENTS	718
	BAXTER INTERNATIONAL INC	5.900% 09/01/2016 DD 08/08/06	CORPORATE DEBT INSTRUMENTS	210
	BAXTER INTERNATIONAL INC	1.850% 01/15/2017 DD 12/19/11	CORPORATE DEBT INSTRUMENTS	242
	BBVA US SENIOR SAU	3.250% 05/16/2014 DD 05/18/11	CORPORATE DEBT INSTRUMENTS	464
	BEAR STEARNS ADJUSTABLE 1 21A1	VAR RT 04/25/2034 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	33
	BEAR STEARNS COMMERCI PWR9 A4A	4.871% 09/11/2042 DD 09/01/05	CORPORATE DEBT INSTRUMENTS	271
	BEAR STEARNS COMMERCIA PW10 A4	5.405% 12/11/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	275
	BEAR STEARNS COMMERCIA PW12 A4	VAR RT 09/11/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	84
	BEAR STEARNS COMMERCIA PW17 A3	5.736% 06/11/2050 DD 09/01/07	CORPORATE DEBT INSTRUMENTS	908
	BEAR STEARNS COMMERCIA PWR4 A3	VAR RT 06/11/2041 DD 06/01/04	CORPORATE DEBT INSTRUMENTS	296
	BEAR STEARNS COS LLC/THE	4.650% 07/02/2018 DD 06/25/03	CORPORATE DEBT INSTRUMENTS	147
	BEAR STEARNS COS LLC/THE	5.550% 01/22/2017 DD 11/22/06	CORPORATE DEBT INSTRUMENTS	148
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	322
	BEAR STEARNS COS LLC/THE	7.250% 02/01/2018 DD 02/01/08	CORPORATE DEBT INSTRUMENTS	444
	BECTON DICKINSON	1.750% 11/08/2016 DD 11/08/11	CORPORATE DEBT INSTRUMENTS	584
	BECTON DICKINSON	1.750% 11/08/2016 DD 11/08/11	CORPORATE DEBT INSTRUMENTS	821
	BELLSOUTH CORP	5.200% 09/15/2014 DD 09/13/04	CORPORATE DEBT INSTRUMENTS	193
	BERKSHIRE HATHAWAY FINANCE COR	4.850% 01/15/2015 DD 01/11/05	CORPORATE DEBT INSTRUMENTS	126
	BERKSHIRE HATHAWAY FINANCE COR	5.400% 05/15/2018 DD 11/15/08	CORPORATE DEBT INSTRUMENTS	163
	BERKSHIRE HATHAWAY INC	2.125% 02/11/2013 DD 02/11/10	CORPORATE DEBT INSTRUMENTS	142
	BERKSHIRE HATHAWAY INC	2.200% 08/15/2016 DD 08/15/11	CORPORATE DEBT INSTRUMENTS	190
	BHP BILLITON FIN USA LTD	1.875% 11/21/2016 DD 11/21/11	CORPORATE DEBT INSTRUMENTS	1,343
	BHP BILLITON FINANCE USA LTD	4.800% 04/15/2013 DD 04/17/03	CORPORATE DEBT INSTRUMENTS	142
	BNP PARIBAS SA	VAR RT 12/20/2014 DD 12/20/11	CORPORATE DEBT INSTRUMENTS	454
	BOEING CO/THE	5.000% 03/15/2014 DD 03/13/09	CORPORATE DEBT INSTRUMENTS	57
	BOTTLING GROUP LLC	5.000% 11/15/2013 DD 11/17/03	CORPORATE DEBT INSTRUMENTS	133
	BP CAPITAL MARKETS PLC	5.250% 11/07/2013 DD 11/07/08	CORPORATE DEBT INSTRUMENTS	171
	BP CAPITAL MARKETS PLC	3.125% 03/10/2012 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	220
	BP CAPITAL MARKETS PLC	3.200% 03/11/2016 DD 03/11/11	CORPORATE DEBT INSTRUMENTS	445
	BP CAPITAL MARKETS PLC	2.248% 11/01/2016 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	463
	BP CAPITAL MARKETS PLC	4.500% 10/01/2020 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	881
	BP CAPITAL MARKETS PLC	3.125% 10/01/2015 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	1,089
	BP CAPITAL MARKETS PLC	3.125% 03/10/2012 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	1,115
	BP CAPITAL MARKETS PLC	3.875% 03/10/2015 DD 03/10/09	CORPORATE DEBT INSTRUMENTS	1,602
	BP CAPITAL MARKETS PLC	3.125% 10/01/2015 DD 10/01/10	CORPORATE DEBT INSTRUMENTS	1,938
	BPCE SA	VAR RT 02/07/2014 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,427
	BPCE SA	2.375% 10/04/2013 DD 10/06/10	CORPORATE DEBT INSTRUMENTS	1,453
	BRAZILIAN GOVERNMENT INTERNATI	4.875% 01/22/2021 DD 04/22/10	OTHER INVESTMENTS	112
	BRAZILIAN GOVERNMENT INTERNATI	10.250% 06/17/2013 DD 06/17/03	OTHER INVESTMENTS	158
	BRAZILIAN GOVERNMENT INTERNATI	8.875% 10/14/2019 DD 10/14/04	OTHER INVESTMENTS	243
	BRAZILIAN GOVERNMENT INTERNATI	6.000% 01/17/2017 DD 11/14/06	OTHER INVESTMENTS	350
	BRAZOS HIGHER EDUCATION 3 A14	VAR RT 09/25/2023 DD 11/22/05	CORPORATE DEBT INSTRUMENTS	225
	BRAZOS HIGHER EDUCATION A 2 A2	VAR RT 07/25/2029 DD 06/21/11	CORPORATE DEBT INSTRUMENTS	1,555
	BRAZOS HIGHER EDUCATION A I A2	VAR RT 06/27/2022 DD 10/27/04	CORPORATE DEBT INSTRUMENTS	848
	BRFKREDIT AS	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	1,991
	BRFKREDIT AS	2.050% 04/15/2013 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	2,852
	BURLINGTON NORTHERN SANTA FE L	5.650% 05/01/2017 DD 04/13/07	CORPORATE DEBT INSTRUMENTS	150
	CAISSE CENTRALE DESJARDINS DU	2.650% 09/16/2015 DD 09/16/10	CORPORATE DEBT INSTRUMENTS	1,132
	CALIFORNIA ST	7.300% 10/01/2039 DD 10/15/09	OTHER INVESTMENTS	59
	CALIFORNIA ST	7.625% 03/01/2040 DD 04/01/10	OTHER INVESTMENTS	74
	CALIFORNIA ST	5.000% 06/01/2037 DD 06/01/07	OTHER INVESTMENTS	102
	CALIFORNIA ST	7.500% 04/01/2034 DD 04/28/09	OTHER INVESTMENTS	480
	CALIFORNIA ST	7.550% 04/01/2039 DD 04/28/09	OTHER INVESTMENTS	1,100
	CALIFORNIA ST	5.000% 11/01/2032 DD 11/01/07	OTHER INVESTMENTS	1,453
	CANADIAN NATIONAL RAILWAY CO	5.550% 05/15/2018 DD 05/01/08	CORPORATE DEBT INSTRUMENTS	74
	CANADIAN NATL RAILWAY	1.450% 12/15/2016 DD 11/15/11	CORPORATE DEBT INSTRUMENTS	522
	CANADIAN NATL RESOURCES	1.450% 11/14/2014 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	835
	CANADIAN NATL RESOURCES	1.450% 11/14/2014 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	1,257
	CANADIAN NATURAL RESOURCES LTD	5.700% 05/15/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	277
	CANADIAN NATURAL RESOURCES LTD	5.150% 02/01/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	1,200
	CAPITAL ONE FINANCIAL CO	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	623
	CAPITAL ONE FINANCIAL CO	3.150% 07/15/2016 DD 07/19/11	CORPORATE DEBT INSTRUMENTS	683
	CAPITAL ONE FINANCIAL CORP	6.150% 09/01/2016 DD 08/29/06	CORPORATE DEBT INSTRUMENTS	109
	CAPITAL ONE FINANCIAL CORP	5.500% 06/01/2015 DD 05/24/05	CORPORATE DEBT INSTRUMENTS	286
	CARDINAL HEALTH INC	4.000% 06/15/2015 DD 06/17/03	CORPORATE DEBT INSTRUMENTS	94
	CAREFUSION CORP	5.125% 08/01/2014 DD 02/01/10	CORPORATE DEBT INSTRUMENTS	1,079
	CAROLINA POWER & LIGHT CO	5.125% 09/15/2013 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	57
	CASH - BROKER			92
	CASH - BROKER			142
	CASH HELD AT MERRILL LYNCH		INTEREST-BEARING CASH	12
	CATERPILLAR FINANCIAL SE	2.050% 08/01/2016 DD 07/29/11	CORPORATE DEBT INSTRUMENTS	1,109
	CATERPILLAR FINANCIAL SERVICES	2.000% 04/05/2013 DD 04/06/10	CORPORATE DEBT INSTRUMENTS	80
	CATERPILLAR FINANCIAL SERVICES	4.250% 02/08/2013 DD 02/08/08	CORPORATE DEBT INSTRUMENTS	82
	CATERPILLAR FINANCIAL SERVICES	5.450% 04/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	123
	CATERPILLAR FINANCIAL SERVICES	4.625% 06/01/2015 DD 06/14/05	CORPORATE DEBT INSTRUMENTS	212
	CD 2006-CD2 COML 2006-CD2 A4	VAR RT 01/15/2046 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,162
	CDP FINANCIAL INC	4.400% 11/25/2019 DD 11/25/09	CORPORATE DEBT INSTRUMENTS	2,045
	CELLCO PARTNERSHIP / VERIZON W	7.375% 11/15/2013 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	269
	CELLCO PARTNERSHIP / VERIZON W	8.500% 11/15/2018 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	607
	CENTERPOINT ENERGY INC	6.500% 05/01/2018 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	166
	CENTERPOINT ENERGY RESOURCES C	6.150% 05/01/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	132
	CHASE CREDIT CARD MASTER T 4 C	VAR RT 01/15/2016 DD 09/19/03	CORPORATE DEBT INSTRUMENTS	2,746
	CHASE MORTGAGE FINANCE A1 2A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	675
	CHASE MORTGAGE FINANCE A1 7A1	VAR RT 02/25/2037 DD 02/01/07	CORPORATE DEBT INSTRUMENTS	247
	CHICAGO ILL O HARE INTL ARPT R	5.000% 01/01/2033 DD 12/22/05	OTHER INVESTMENTS	507
	CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,751
	CHICAGO ILL TRANSIT AUTH TRANS	6.899% 12/01/2040 DD 08/06/08	OTHER INVESTMENTS	1,751
	CIE DE FINANCEMENT FONCIER	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	1,449
	CIE DE FINANCEMENT FONCIER	2.125% 04/22/2013 DD 04/22/10	CORPORATE DEBT INSTRUMENTS	3,265
	CIE DE FINANCEMENT FONCIER	2.250% 03/07/2014 DD 03/08/11	CORPORATE DEBT INSTRUMENTS	3,637
	CIGNA CORP	2.750% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	349
	CIGNA CORP	2.750% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	888
	CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	CORPORATE DEBT INSTRUMENTS	155
	CITIBANK CREDIT CARD ISS A3 A3	5.300% 03/15/2018 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	116
	CITIBANK CREDIT CARD ISS A8 A8	5.650% 09/20/2019 DD 09/20/07	CORPORATE DEBT INSTRUMENTS	2,160
	CITIBANK CREDIT CARD ISS C2 C2	VAR RT 03/24/2017 DD 03/30/05	CORPORATE DEBT INSTRUMENTS	974
	CITIBANK CREDIT CARD ISS C4 C4	5.000% 06/10/2015 DD 06/13/03	CORPORATE DEBT INSTRUMENTS	90
	CITIBANK CREDIT CARD ISS C6 C6	6.300% 06/20/2014 DD 06/25/08	CORPORATE DEBT INSTRUMENTS	1,024

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

CITIBANK OMNI MASTER T A17 A17	4.900% 11/15/2018 DD 12/10/09	CORPORATE DEBT INSTRUMENTS	979
CITIGROUP COMMERCIAL MOR C3 A4	4.860% 05/15/2043 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,146
CITIGROUP COMMERCIAL MOR C6 A4	VAR RT 12/10/2049 DD 07/01/07	CORPORATE DEBT INSTRUMENTS	209
CITIGROUP FUNDING INC	1.875% 11/15/2012 DD 10/06/09	U. S. GOVERNMENT SECURITIES	1,724
CITIGROUP FUNDING INC	2.250% 12/10/2012 DD 08/06/09	U. S. GOVERNMENT SECURITIES	4,584
CITIGROUP INC	5.300% 01/07/2016 DD 12/08/05	CORPORATE DEBT INSTRUMENTS	63
CITIGROUP INC	5.300% 10/17/2012 DD 10/17/07	CORPORATE DEBT INSTRUMENTS	125
CITIGROUP INC	4.875% 05/07/2015 DD 05/07/03	CORPORATE DEBT INSTRUMENTS	182
CITIGROUP INC	6.000% 08/15/2017 DD 08/15/07	CORPORATE DEBT INSTRUMENTS	205
CITIGROUP INC	6.125% 05/15/2018 DD 05/12/08	CORPORATE DEBT INSTRUMENTS	224
CITIGROUP INC	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	231
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	269
CITIGROUP INC	6.375% 08/12/2014 DD 08/12/09	CORPORATE DEBT INSTRUMENTS	289
CITIGROUP INC	5.850% 07/02/2013 DD 06/28/06	CORPORATE DEBT INSTRUMENTS	308
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	315
CITIGROUP INC	6.375% 08/12/2014 DD 08/12/09	CORPORATE DEBT INSTRUMENTS	315
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	356
CITIGROUP INC	3.953% 06/15/2016 DD 06/15/11	CORPORATE DEBT INSTRUMENTS	359
CITIGROUP INC	VAR RT 08/13/2013 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	589
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	658
CITIGROUP INC	5.000% 09/15/2014 DD 09/16/04	CORPORATE DEBT INSTRUMENTS	668
CITIGROUP INC	4.750% 05/19/2015 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	805
CITIGROUP INC	4.587% 12/15/2015 DD 12/15/10	CORPORATE DEBT INSTRUMENTS	850
CITIGROUP INC	6.125% 11/21/2017 DD 11/21/07	CORPORATE DEBT INSTRUMENTS	1,708
CITIGROUP INC	6.010% 01/15/2015 DD 12/15/09	CORPORATE DEBT INSTRUMENTS	2,089
CITIGROUP/DEUTSCHE BAN CD1 ASB	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	191
CITIGROUP/DEUTSCHE BANK CD1 A4	VAR RT 07/15/2044 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	155
CITIGROUP/DEUTSCHE BANK CD4 A4	5.322% 12/11/2049 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	91
CLEVELAND ELECTRIC ILLUMINATIN	5.700% 04/01/2017 DD 03/27/07	CORPORATE DEBT INSTRUMENTS	222
CLOROX CO	5.000% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	111
COCA-COLA CO/THE	1.800% 09/01/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	788
COCA-COLA REFRESHMENTS USA INC	5.000% 08/15/2013 DD 08/01/08	CORPORATE DEBT INSTRUMENTS	49
COLGATE-PALMOLIVE CO	1.300% 01/15/2017 DD 11/08/11	CORPORATE DEBT INSTRUMENTS	730
COMCAST CABLE COMMUNICATIONS H	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	210
COMCAST CABLE COMMUNICATIONS H	8.375% 03/15/2013 DD 11/18/02	CORPORATE DEBT INSTRUMENTS	402
COMCAST CABLE HOLDINGS LLC	7.875% 08/01/2013 DD 08/03/93	CORPORATE DEBT INSTRUMENTS	28
COMCAST CORP	5.850% 11/15/2015 DD 11/14/05	CORPORATE DEBT INSTRUMENTS	598
COMCAST CORP	5.300% 01/15/2014 DD 05/15/03	CORPORATE DEBT INSTRUMENTS	1,078
COMMIT TO PUR FHLMC GOLD SFM	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	3,613
COMMIT TO PUR FHLMC GOLD SFM	3.500% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	3,648
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2042 DD 01/01/12	U. S. GOVERNMENT SECURITIES	(3,241)
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	(2,109)
COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	(1,066)
COMMIT TO PUR FNMA SF MTG	3.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	2,065
COMMIT TO PUR FNMA SF MTG	4.000% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	3,164
COMMIT TO PUR FNMA SF MTG	3.000% 02/01/2027 DD 02/01/12	U. S. GOVERNMENT SECURITIES	7,721
COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2027 DD 01/01/12	U. S. GOVERNMENT SECURITIES	12,025
COMMONWEALTH EDISON	1.950% 09/01/2016 DD 09/07/11	CORPORATE DEBT INSTRUMENTS	459
COMMONWEALTH EDISON CO	6.150% 03/15/2012 DD 09/15/02	CORPORATE DEBT INSTRUMENTS	132
COMMONWEALTH EDISON CO	5.800% 03/15/2018 DD 03/27/08	CORPORATE DEBT INSTRUMENTS	325
CONOCOPHILLIPS	5.200% 05/15/2018 DD 05/08/08	CORPORATE DEBT INSTRUMENTS	33
CONOCOPHILLIPS AUSTRALIA FUNDI	5.500% 04/15/2013 DD 04/11/06	CORPORATE DEBT INSTRUMENTS	93
CONSOLIDATED EDISON CO OF NEW	5.850% 04/01/2018 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	32
CONSTELLATION ENERGY GROUP INC	5.150% 12/01/2020 DD 12/14/10	CORPORATE DEBT INSTRUMENTS	786
COOPERATIEVE CENTRALE RAIFFEIS	4.500% 01/11/2021 DD 01/11/11	CORPORATE DEBT INSTRUMENTS	208
COOPERATIEVE CENTRALE RAIFFEIS	2.125% 10/13/2015 DD 10/13/10	CORPORATE DEBT INSTRUMENTS	1,274
CORP ANDINA DE FOMENTO	8.125% 06/04/2019 DD 06/04/09	CORPORATE DEBT INSTRUMENTS	91
COSTCO WHOLESALE CORP	5.500% 03/15/2017 DD 02/20/07	CORPORATE DEBT INSTRUMENTS	251
COUNCIL OF EUROPE DEVELOPMENT	2.750% 02/10/2015 DD 02/10/10	CORPORATE DEBT INSTRUMENTS	1,335
COUNCIL OF EUROPE DEVELOPMENT	1.500% 01/15/2015 DD 05/11/11	CORPORATE DEBT INSTRUMENTS	2,540
COUNTRYWIDE ASSET-BACKED 6 2A5	VAR RT 11/25/2034 DD 06/30/04	CORPORATE DEBT INSTRUMENTS	410
COUNTRYWIDE HOME LOAN HYB6 A2	VAR RT 11/20/2034 DD 09/01/04	CORPORATE DEBT INSTRUMENTS	28
COVENTRY HEALTH CARE INC	6.300% 08/15/2014 DD 08/27/07	CORPORATE DEBT INSTRUMENTS	1,047
COVIDIEN INTERNATIONAL FINANCE	6.000% 10/15/2017 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	31
COVIDIEN INTERNATIONAL FINANCE	1.875% 06/15/2013 DD 06/28/10	CORPORATE DEBT INSTRUMENTS	813
COX COMMUNICATIONS INC	5.500% 10/01/2015 DD 09/22/03	CORPORATE DEBT INSTRUMENTS	20
CREDIT SUISSE AG	5.400% 01/14/2020 DD 01/14/10	CORPORATE DEBT INSTRUMENTS	637
CREDIT SUISSE AG/GUERNSEY	2.600% 05/27/2016 DD 05/27/11	CORPORATE DEBT INSTRUMENTS	1,550
CREDIT SUISSE FIRST BO CKN2 A3	6.133% 04/15/2037 DD 05/01/02	CORPORATE DEBT INSTRUMENTS	317
CREDIT SUISSE FIRST BO CKS4 A2	5.183% 11/15/2036 DD 10/01/02	CORPORATE DEBT INSTRUMENTS	847
CREDIT SUISSE FIRST BO CPN1 A2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	336
CREDIT SUISSE FIRST BO CPN1 A2	4.597% 03/15/2035 DD 03/01/03	CORPORATE DEBT INSTRUMENTS	612
CREDIT SUISSE FIRST BOST C1 A4	4.750% 01/15/2037 DD 03/01/04	CORPORATE DEBT INSTRUMENTS	147
CREDIT SUISSE FIRST BOST C5 A4	VAR RT 08/15/2038 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	2,189
CREDIT SUISSE FIRST BOST C6 AM	VAR RT 12/15/2040 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	127
CREDIT SUISSE MORTGAGE C C3 A3	VAR RT 06/15/2038 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	133
CREDIT SUISSE USA INC	5.375% 03/02/2016 DD 03/02/06	CORPORATE DEBT INSTRUMENTS	55
CREDIT SUISSE USA INC	5.500% 08/15/2013 DD 08/15/03	CORPORATE DEBT INSTRUMENTS	173
CREDIT SUISSE USA INC	4.875% 01/15/2015 DD 12/15/04	CORPORATE DEBT INSTRUMENTS	270
CREDIT SUISSE/NEW YORK NY	5.500% 05/01/2014 DD 05/04/09	CORPORATE DEBT INSTRUMENTS	665
CREDIT SUISSE/NEW YORK NY	3.500% 03/23/2015 DD 03/23/10	CORPORATE DEBT INSTRUMENTS	693
CREDIT SUISSE/NEW YORK NY	5.000% 05/15/2013 DD 05/06/08	CORPORATE DEBT INSTRUMENTS	1,590
CRH AMERICA INC	5.300% 10/15/2013 DD 09/29/03	CORPORATE DEBT INSTRUMENTS	182
CVS CAREMARK CORP	5.750% 06/01/2017 DD 05/25/07	CORPORATE DEBT INSTRUMENTS	91
CVS CAREMARK CORP	6.125% 08/15/2016 DD 08/15/06	CORPORATE DEBT INSTRUMENTS	874
CW CAPITAL COBALT LTD C1 A4	5.223% 08/15/2048 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	133
DAIMLER FINANCE NA LLC 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	274
DAIMLER FINANCE NA LLC 144A	1.875% 09/15/2014 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	1,462
DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	381
DAIMLER FINANCE NORTH AMERICA	3.000% 03/28/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	824
DAIMLER FINANCE NORTH AMERICA	6.500% 11/15/2013 DD 11/06/03	CORPORATE DEBT INSTRUMENTS	2,178
DANAHER CORP	2.300% 06/23/2016 DD 06/23/11	CORPORATE DEBT INSTRUMENTS	702
DAYTON POWER & LIGHT CO/THE	5.125% 10/01/2013 DD 04/01/05	CORPORATE DEBT INSTRUMENTS	94
DBUBS MTG TRUST 2011-LC1A A1	3.742% 11/10/2046 DD 02/01/11	CORPORATE DEBT INSTRUMENTS	1,588
DELHAIZE GROUP SA	6.500% 06/15/2017 DD 06/27/07	CORPORATE DEBT INSTRUMENTS	823
DEUTSCHE BANK AG/LONDON	4.875% 05/20/2013 DD 05/20/08	CORPORATE DEBT INSTRUMENTS	107
DEUTSCHE BANK AG/LONDON	2.375% 01/11/2013 DD 01/11/10	CORPORATE DEBT INSTRUMENTS	157
DEUTSCHE BK FINL LLC MTN 144A	5.375% 03/02/2015 DD 02/21/03	CORPORATE DEBT INSTRUMENTS	172
DEUTSCHE TELEKOM INTERNATIONAL	5.875% 08/20/2013 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	1,219
DEVON ENERGY CORP	2.400% 07/15/2016 DD 07/12/11	CORPORATE DEBT INSTRUMENTS	922
DIAGEO FINANCE BV	5.300% 10/28/2015 DD 10/28/05	CORPORATE DEBT INSTRUMENTS	125
DIRECTV HOLDINGS LLC / DIRECTV	5.875% 10/01/2019 DD 04/01/10	CORPORATE DEBT INSTRUMENTS	222
DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	405
DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	773
DIRECTV HOLDINGS LLC / DIRECTV	3.125% 02/15/2016 DD 08/17/10	CORPORATE DEBT INSTRUMENTS	1,140
DIRECTV HOLDINGS LLC / DIRECTV	3.500% 03/01/2016 DD 03/10/11	CORPORATE DEBT INSTRUMENTS	1,186
DIRECTV HOLDINGS LLC / DIRECTV	3.550% 03/15/2015 DD 03/11/10	CORPORATE DEBT INSTRUMENTS	1,343

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	DNB NOR BOLIGKREDITT	2.100% 10/14/2015 DD 10/14/10	CORPORATE DEBT INSTRUMENTS	1,289
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	39
	DOMINION RESOURCES INC/VA	5.000% 03/15/2013 DD 03/06/03	CORPORATE DEBT INSTRUMENTS	142
	DOMINION RESOURCES INC/VA	5.150% 07/15/2015 DD 07/14/05	CORPORATE DEBT INSTRUMENTS	195
	DOMINION RESOURCES INC/VA	6.400% 06/15/2018 DD 06/17/08	CORPORATE DEBT INSTRUMENTS	664
	DOVER CORP	5.450% 03/15/2018 DD 03/14/08	CORPORATE DEBT INSTRUMENTS	191
	DOW CHEMICAL CO/THE	4.125% 11/15/2021 DD 11/14/11	CORPORATE DEBT INSTRUMENTS	626
	DOW CHEMICAL CO/THE	7.600% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	636
	DOW CHEMICAL CO/THE	5.900% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	723
	DOW CHEMICAL CO/THE	6.000% 10/01/2012 DD 08/29/02	CORPORATE DEBT INSTRUMENTS	794
	DOW CHEMICAL CO/THE	7.600% 05/15/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	1,046
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	956
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	4,829
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	10,688
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	15,121
*	DREYFUS GOVT CASH MGMT FUND	VAR RT 12/31/2075 DD 06/03/97	REGISTERED INVESTMENT COMPANIES	25,461
	DUKE ENERGY CAROLINAS LLC	5.100% 04/15/2018 DD 04/14/08	CORPORATE DEBT INSTRUMENTS	310
	DUKE ENERGY CAROLINAS LLC	5.250% 01/15/2018 DD 01/10/08	CORPORATE DEBT INSTRUMENTS	325
	DUKE ENERGY CORP	2.150% 11/15/2016 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	657
	DUKE ENERGY CORP	3.350% 04/01/2015 DD 03/25/10	CORPORATE DEBT INSTRUMENTS	729
	DUKE ENERGY CORP	2.150% 11/15/2016 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	1,003
	DUKE REALTY LP	5.950% 02/15/2017 DD 08/24/06	CORPORATE DEBT INSTRUMENTS	113
	ECOLAB INC	2.375% 12/08/2014 DD 12/08/11	CORPORATE DEBT INSTRUMENTS	438
	ECOLAB INC	3.000% 12/08/2016 DD 12/08/11	CORPORATE DEBT INSTRUMENTS	2,177
	EDP FIN B V AMSTERDAM NT 144A	5.375% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	469
	EDUCATION FUNDING CAPITAL 1 A2	VAR RT 12/15/2022 DD 05/12/04	CORPORATE DEBT INSTRUMENTS	374
	EDUCATION FUNDING CAPITAL 3 A3	VAR RT 03/16/2020 DD 10/31/03	CORPORATE DEBT INSTRUMENTS	343
	EDUCATIONAL FUNDING OF TH 1 A2	VAR RT 04/25/2035 DD 05/09/11	CORPORATE DEBT INSTRUMENTS	645
	EI DU PONT DE NEMOURS & CO	5.000% 07/15/2013 DD 07/28/08	CORPORATE DEBT INSTRUMENTS	47
	ELI LILLY & CO	5.200% 03/15/2017 DD 03/14/07	CORPORATE DEBT INSTRUMENTS	102
	EMERSON ELECTRIC CO	5.000% 12/15/2014 DD 12/11/02	CORPORATE DEBT INSTRUMENTS	116
	EMERSON ELECTRIC CO	5.375% 10/15/2017 DD 05/18/07	CORPORATE DEBT INSTRUMENTS	184
	ENBRIDGE ENERGY PARTNERS LP	5.875% 12/15/2016 DD 12/21/06	CORPORATE DEBT INSTRUMENTS	458
	ENCANA HOLDINGS FINANCE CORP	5.800% 05/01/2014 DD 05/13/04	CORPORATE DEBT INSTRUMENTS	190
	ENERGY TRANSFER PARTNERS LP	6.125% 02/15/2017 DD 10/23/06	CORPORATE DEBT INSTRUMENTS	77
	ENERGY TRANSFER PARTNERS LP	5.950% 02/01/2015 DD 01/18/05	CORPORATE DEBT INSTRUMENTS	567
	ENTERGY ARKANSAS INC	5.400% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	1,166
	ENTERPRISE PRODUCTS OPERATING	5.600% 10/15/2014 DD 10/04/04	CORPORATE DEBT INSTRUMENTS	173
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	647
	ENTERPRISE PRODUCTS OPERATING	6.300% 09/15/2017 DD 09/04/07	CORPORATE DEBT INSTRUMENTS	732
	ENTERPRISE PRODUCTS OPERATING	6.500% 01/31/2019 DD 04/03/08	CORPORATE DEBT INSTRUMENTS	815
	ENTERPRISE PRODUCTS OPERATING	3.200% 02/01/2016 DD 01/13/11	CORPORATE DEBT INSTRUMENTS	932
	ERP OPERATING LP	5.200% 04/01/2013 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	128
	ERP OPERATING LP	5.375% 08/01/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	172
	EXELON CORP	4.900% 06/15/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	66
	EXPORT-IMPORT BANK OF KOREA	5.125% 03/16/2015 DD 03/16/05	OTHER INVESTMENTS	105
	EXPORT-IMPORT BANK OF KOREA	5.875% 01/14/2015 DD 07/14/09	OTHER INVESTMENTS	107
	EXPORT-IMPORT BANK OF KOREA	5.500% 10/17/2012 DD 10/17/07	OTHER INVESTMENTS	1,637
	EXPRESS SCRIPTS INC	5.250% 06/15/2012 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	173
	EXPRESS SCRIPTS INC	6.250% 06/15/2014 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	1,090
	EXTENDED STAY AMER ESHA A 144A	2.951% 11/05/2027 DD 11/01/10	CORPORATE DEBT INSTRUMENTS	1,271
	FEDERAL FARM CR BK CONS BD	5.050% 11/06/2017 DD 08/06/08	U. S. GOVERNMENT SECURITIES	595
	FEDERAL FARM CR BK CONS BD	1.375% 06/25/2013 DD 05/25/10	U. S. GOVERNMENT SECURITIES	6,708
	FEDERAL HOME LN BK CONS BD	5.375% 05/18/2016 DD 05/03/06	U. S. GOVERNMENT SECURITIES	368
	FEDERAL HOME LN BK CONS BD	5.000% 12/21/2015 DD 11/04/05	U. S. GOVERNMENT SECURITIES	405
	FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	512
	FEDERAL HOME LN BK CONS BD	3.625% 10/18/2013 DD 09/15/08	U. S. GOVERNMENT SECURITIES	571
	FEDERAL HOME LN BK CONS BD	4.875% 12/14/2012 DD 11/03/05	U. S. GOVERNMENT SECURITIES	1,564
	FEDERAL HOME LN BK CONS BD	5.500% 08/13/2014 DD 06/22/07	U. S. GOVERNMENT SECURITIES	1,578
	FEDERAL HOME LN BK CONS BD	5.250% 06/18/2014 DD 05/27/04	U. S. GOVERNMENT SECURITIES	2,671
	FEDERAL HOME LN BK CONS BD	5.310% 12/28/2012 DD 12/28/05	U. S. GOVERNMENT SECURITIES	4,198
	FEDERAL HOME LN BK CONS BD	5.000% 03/14/2014 DD 02/08/07	U. S. GOVERNMENT SECURITIES	7,671
	FEDERAL HOME LN BK CONS BD	3.625% 05/29/2013 DD 04/18/08	U. S. GOVERNMENT SECURITIES	11,924
	FEDERAL HOME LN MTG CORP	5.125% 11/17/2017 DD 10/12/07	U. S. GOVERNMENT SECURITIES	559
	FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	585
	FEDERAL HOME LN MTG CORP	4.500% 01/15/2014 DD 01/16/04	U. S. GOVERNMENT SECURITIES	609
	FEDERAL HOME LN MTG CORP	1.375% 02/25/2014 DD 01/06/11	U. S. GOVERNMENT SECURITIES	624
	FEDERAL HOME LN MTG CORP	2.125% 03/23/2012 DD 02/19/09	U. S. GOVERNMENT SECURITIES	1,155
	FEDERAL HOME LN MTG CORP	2.000% 08/25/2016 DD 07/08/11	U. S. GOVERNMENT SECURITIES	1,371
	FEDERAL HOME LN MTG CORP	1.625% 04/15/2013 DD 03/04/10	U. S. GOVERNMENT SECURITIES	1,596
	FEDERAL HOME LN MTG CORP	1.000% 08/20/2014 DD 07/26/11	U. S. GOVERNMENT SECURITIES	1,610
	FEDERAL HOME LN MTG CORP	4.125% 09/27/2013 DD 08/20/08	U. S. GOVERNMENT SECURITIES	7,343
	FEDERAL HOME LN MTG CORP	2.500% 04/23/2014 DD 04/24/09	U. S. GOVERNMENT SECURITIES	13,589
	FEDERAL NATL MTG ASSN	1.375% 11/15/2016 DD 10/20/11	U. S. GOVERNMENT SECURITIES	192
	FEDERAL NATL MTG ASSN	5.000% 04/15/2015 DD 03/30/05	U. S. GOVERNMENT SECURITIES	416
	FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	418
	FEDERAL NATL MTG ASSN	4.375% 10/15/2015 DD 09/12/05	U. S. GOVERNMENT SECURITIES	538
	FEDERAL NATL MTG ASSN	5.000% 05/11/2017 DD 04/16/07	U. S. GOVERNMENT SECURITIES	1,246
	FEDERAL NATL MTG ASSN	1.375% 11/15/2016 DD 10/20/11	U. S. GOVERNMENT SECURITIES	1,444
	FEDERAL NATL MTG ASSN	1.000% 09/23/2013 DD 08/06/10	U. S. GOVERNMENT SECURITIES	1,707
	FEDERAL NATL MTG ASSN	1.000% 09/23/2013 DD 08/06/10	U. S. GOVERNMENT SECURITIES	3,132
	FEDERAL NATL MTG ASSN	1.125% 06/27/2014 DD 05/16/11	U. S. GOVERNMENT SECURITIES	3,140
	FEDERAL NATL MTG ASSN	2.625% 11/20/2014 DD 10/26/09	U. S. GOVERNMENT SECURITIES	3,386
	FEDERAL NATL MTG ASSN	3.000% 09/16/2014 DD 08/14/09	U. S. GOVERNMENT SECURITIES	5,543
	FEDERAL NATL MTG ASSN	0.625% 10/30/2014 DD 09/27/11	U. S. GOVERNMENT SECURITIES	6,588
	FEDERAL NATL MTG ASSN	4.625% 10/15/2014 DD 09/17/04	U. S. GOVERNMENT SECURITIES	7,778
	FHA GMAC PROJ #56 221-D4	7.430% 11/01/2022 DD 09/01/82	U. S. GOVERNMENT SECURITIES	119
	FHA INSD PROJ 16TH REILLY MTG	7.000% 04/10/2027 DD 07/01/98	U. S. GOVERNMENT SECURITIES	24
	FHA PROJ 221 CL D4 REILLY	7.430% 05/01/2022	U. S. GOVERNMENT SECURITIES	19
	FHA PROJ MTG POOL# 04 REILLY	7.430% 07/01/2022 DD 07/01/82	U. S. GOVERNMENT SECURITIES	29
	FHLMC POOL #08-8658	5.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	71
	FHLMC POOL #1G-1616	VAR RT 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	198
	FHLMC POOL #1H-2605	VAR RT 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	226
	FHLMC POOL #1J-1018	VAR RT 04/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	600
	FHLMC POOL #57-8229	7.000% 03/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	4
	FHLMC POOL #78-1285	VAR RT 02/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	157
	FHLMC POOL #84-5355	VAR RT 05/01/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	26
	FHLMC POOL #84-7611	VAR RT 08/01/2035 DD 09/01/06	U. S. GOVERNMENT SECURITIES	363
	FHLMC POOL #A1-0444	5.000% 06/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	76
	FHLMC POOL #A1-1745	4.500% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	64
	FHLMC POOL #A1-1978	5.500% 08/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	207
	FHLMC POOL #A1-3973	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	18
	FHLMC POOL #A1-4481	4.500% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	275
	FHLMC POOL #A1-4613	5.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	291
	FHLMC POOL #A1-5024	6.000% 10/01/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	8
	FHLMC POOL #A1-6006	6.000% 10/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	113
	FHLMC POOL #A1-6199	7.000% 04/01/2031 DD 11/01/03	U. S. GOVERNMENT SECURITIES	64

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #A1-7988	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #A1-8589	6.500% 01/01/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #A2-0151	4.500% 03/01/2034 DD 03/01/04	U. S. GOVERNMENT SECURITIES	92
FHLMC POOL #A2-2224	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	499
FHLMC POOL #A2-3249	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #A2-3276	5.000% 03/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #A2-3561	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #A2-3564	5.000% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A2-3982	5.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A2-4720	5.500% 07/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	65
FHLMC POOL #A2-5473	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A2-6073	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #A2-6271	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	193
FHLMC POOL #A2-6522	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #A2-6804	5.500% 09/01/2034 DD 09/01/04	U. S. GOVERNMENT SECURITIES	181
FHLMC POOL #A2-7916	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	128
FHLMC POOL #A3-3885	6.000% 03/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	101
FHLMC POOL #A3-5885	6.000% 06/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #A4-1947	5.500% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	147
FHLMC POOL #A4-2669	6.000% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	163
FHLMC POOL #A4-3129	5.500% 02/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #A4-6755	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #A4-7273	5.500% 10/01/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A4-9344	6.000% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	127
FHLMC POOL #A4-9349	6.500% 06/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	85
FHLMC POOL #A5-0618	6.000% 07/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	126
FHLMC POOL #A5-1418	6.000% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	154
FHLMC POOL #A5-4665	6.000% 05/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	81
FHLMC POOL #A6-1466	6.000% 03/01/2037 DD 03/01/07	U. S. GOVERNMENT SECURITIES	105
FHLMC POOL #A6-3982	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	124
FHLMC POOL #A6-5456	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #A6-5457	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #A6-5579	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #A6-5580	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #A6-5581	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #A6-5582	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #A6-5583	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A6-5954	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #A6-5958	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #A6-5968	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A6-5969	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #A6-5991	6.000% 10/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #A6-6890	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	66
FHLMC POOL #A6-7877	6.000% 04/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #A6-8726	6.500% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	303
FHLMC POOL #A7-2610	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #A7-2617	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	58
FHLMC POOL #A7-3274	6.000% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	33
FHLMC POOL #A7-4388	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	133
FHLMC POOL #A7-5427	6.000% 03/01/2038 DD 03/01/08	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #A7-7205	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1,951
FHLMC POOL #A7-7961	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	3,110
FHLMC POOL #A7-9211	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #A8-0687	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #A8-2134	6.000% 10/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	341
FHLMC POOL #A8-2377	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #A8-2395	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #A8-2706	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #A8-2776	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #A8-3321	5.500% 11/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	216
FHLMC POOL #A8-3928	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #A8-3935	6.000% 01/01/2039 DD 12/01/08	U. S. GOVERNMENT SECURITIES	28
FHLMC POOL #A8-4083	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #A8-4100	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-4146	6.000% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #A8-8593	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	68
FHLMC POOL #A8-9327	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	91
FHLMC POOL #A9-3101	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	2,135
FHLMC POOL #A9-3443	5.000% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	2,615
FHLMC POOL #A9-5796	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	8,048
FHLMC POOL #A9-6354	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	2,248
FHLMC POOL #A9-6385	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	6,932
FHLMC POOL #A9-6409	3.500% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	2,562
FHLMC POOL #A9-6584	4.000% 02/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	5,402
FHLMC POOL #A9-7113	4.000% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	2,598
FHLMC POOL #B1-0184	5.500% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	19
FHLMC POOL #B1-0643	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #B1-1066	5.000% 11/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	31
FHLMC POOL #B1-3238	5.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	174
FHLMC POOL #B1-3628	4.000% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #B1-3801	4.500% 04/01/2019 DD 04/01/04	U. S. GOVERNMENT SECURITIES	121
FHLMC POOL #B1-4755	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	130
FHLMC POOL #B1-5090	4.500% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	82
FHLMC POOL #B1-7813	4.500% 02/01/2020 DD 02/01/05	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C0-0180	8.000% 11/01/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0248	6.500% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0353	8.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-0503	6.500% 03/01/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-0509	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0550	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0551	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0604	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C0-0636	7.500% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-0647	6.500% 09/01/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C0-0680	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #C0-0690	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-0712	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-0738	5.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C0-0760	6.500% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-0778	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0835	6.500% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C0-0860	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C0-0872	6.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #C0-0874	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-0879	8.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-0933	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-0986	7.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #C0-0987	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1009	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1026	8.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1033	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C0-1079	7.500% 10/01/2030 DD 10/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1131	6.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C0-1166	6.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #C0-1172	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #C0-1211	7.000% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C0-1244	6.500% 10/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-1283	5.500% 11/01/2031 DD 11/01/01	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C0-1286	6.000% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	197
FHLMC POOL #C0-1291	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	34
FHLMC POOL #C0-1292	6.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #C0-1297	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #C0-1316	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C0-1333	5.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	43
FHLMC POOL #C0-1385	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #C0-1410	6.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #C0-1428	5.500% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #C0-1435	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	36
FHLMC POOL #C0-1443	5.500% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	393
FHLMC POOL #C0-1444	6.000% 01/01/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C0-1501	5.500% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	114
FHLMC POOL #C0-1511	6.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	32
FHLMC POOL #C0-1582	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	323
FHLMC POOL #C0-1598	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	508
FHLMC POOL #C0-1623	5.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	90
FHLMC POOL #C0-1676	6.000% 11/01/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	93
FHLMC POOL #C0-1701	6.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C0-1839	5.000% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	200
FHLMC POOL #C0-2964	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C0-3404	4.500% 09/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	1,795
FHLMC POOL #C0-3412	4.500% 10/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	256
FHLMC POOL #C1-0246	6.000% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C1-9923	6.000% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	57
FHLMC POOL #C2-1388	9.500% 01/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C2-1994	6.000% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C2-3191	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C2-3768	7.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-3776	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	23
FHLMC POOL #C2-4018	6.000% 01/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C2-6935	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C2-7046	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #C2-8088	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C2-8267	7.000% 05/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #C2-8631	7.000% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #C3-7311	7.500% 03/01/2030 DD 03/01/00	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C3-7515	7.500% 04/01/2030 DD 04/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C3-8567	8.000% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C3-8898	6.500% 03/01/2029 DD 05/01/00	U. S. GOVERNMENT SECURITIES	26
FHLMC POOL #C4-1711	7.500% 08/01/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-1887	7.500% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-5817	7.500% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	55
FHLMC POOL #C4-6037	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C4-6068	7.000% 12/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #C5-1333	7.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C5-3589	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #C5-3683	6.000% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #C5-6966	6.500% 08/01/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #C5-8215	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #C6-1792	7.000% 12/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C6-2033	6.500% 11/01/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #C6-2923	6.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C6-3581	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	91
FHLMC POOL #C6-8269	7.000% 06/01/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	111
FHLMC POOL #C6-9013	7.000% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	153
FHLMC POOL #C6-9598	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	50
FHLMC POOL #C7-0220	6.500% 08/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #C7-0698	6.000% 09/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #C7-2911	6.000% 11/01/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	180
FHLMC POOL #C7-4865	6.500% 10/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #C7-5331	6.500% 08/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	29
FHLMC POOL #C7-6773	5.500% 03/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	221
FHLMC POOL #C7-7450	5.000% 03/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	101
FHLMC POOL #C7-8037	6.000% 04/01/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #C7-8238	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	69
FHLMC POOL #C7-9885	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	173
FHLMC POOL #C8-0090	6.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0112	7.000% 02/01/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0137	6.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #C8-0239	8.500% 11/01/2024 DD 11/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C8-0252	8.500% 01/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C8-0373	7.500% 01/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #C8-0391	7.000% 03/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #C9-0234	6.000% 10/01/2018 DD 10/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #C9-0325	6.500% 02/01/2020 DD 02/01/00	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #C9-0482	6.500% 09/01/2021 DD 09/01/01	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #C9-0654	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	184
FHLMC POOL #C9-0675	5.000% 05/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #C9-0779	5.000% 01/01/2024 DD 01/01/04	U. S. GOVERNMENT SECURITIES	185
FHLMC POOL #C9-0800	4.500% 12/01/2023 DD 12/01/03	U. S. GOVERNMENT SECURITIES	214
FHLMC POOL #C9-0836	5.000% 06/01/2024 DD 06/01/04	U. S. GOVERNMENT SECURITIES	158
FHLMC POOL #C9-0892	5.000% 04/01/2025 DD 04/01/05	U. S. GOVERNMENT SECURITIES	113
FHLMC POOL #C9-1026	5.500% 04/01/2027 DD 04/01/07	U. S. GOVERNMENT SECURITIES	85
FHLMC POOL #C9-1238	5.000% 01/01/2029 DD 01/01/09	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #CO-O495	7.000% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #D5-0469	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #D5-0651	6.000% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #D5-1042	7.000% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #D5-1943	7.000% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D5-2395	7.000% 05/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D5-2991	7.500% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D5-3833	7.000% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #D6-2099	8.500% 03/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D6-6218	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #D7-1261	7.500% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	4

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #D7-1458	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D7-1759	6.000% 06/01/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5206	9.000% 10/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-5724	7.500% 04/01/2024 DD 10/01/96	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #D7-7561	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D7-7650	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #D7-9625	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #D7-9666	7.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D8-1285	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #D8-6140	6.500% 10/01/2027 DD 02/01/98	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #D9-5464	6.000% 06/01/2022 DD 06/01/02	U. S. GOVERNMENT SECURITIES	102
FHLMC POOL #D9-5720	5.500% 11/01/2022 DD 12/01/02	U. S. GOVERNMENT SECURITIES	61
FHLMC POOL #E0-0552	6.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E0-0617	5.500% 01/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E0-0627	5.500% 02/01/2014 DD 02/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E0-0676	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E0-0720	6.000% 07/01/2014 DD 07/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E0-0846	7.500% 05/01/2015 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0863	8.000% 07/01/2015 DD 07/01/00	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E0-0894	8.500% 06/01/2015 DD 06/01/00	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #E0-0912	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-0935	8.500% 10/01/2015 DD 10/01/00	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #E0-0975	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #E0-1139	6.000% 04/01/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #E0-1157	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #E0-1307	5.000% 02/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E0-1377	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	358
FHLMC POOL #E0-1386	5.000% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	44
FHLMC POOL #E0-1590	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	79
FHLMC POOL #E0-1641	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	227
FHLMC POOL #E0-2866	4.000% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	684
FHLMC POOL #E0-2920	3.500% 06/01/2026 DD 06/01/11	U. S. GOVERNMENT SECURITIES	2,034
FHLMC POOL #E7-0797	5.500% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #E7-5219	6.000% 03/01/2014 DD 02/01/99	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E7-5927	6.000% 03/01/2014 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E7-5945	5.500% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #E7-6435	6.500% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E7-6730	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	12
FHLMC POOL #E7-7099	6.000% 05/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	5
FHLMC POOL #E7-7576	6.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #E7-8829	6.000% 10/01/2014 DD 10/01/99	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #E8-0996	7.500% 07/01/2015 DD 07/01/00	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E8-1255	8.500% 08/01/2015 DD 08/01/00	U. S. GOVERNMENT SECURITIES	27
FHLMC POOL #E8-2712	6.000% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #E8-3736	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #E8-4024	6.000% 06/01/2016 DD 06/01/01	U. S. GOVERNMENT SECURITIES	25
FHLMC POOL #E8-4440	5.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #E8-4720	6.500% 07/01/2016 DD 07/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #E8-7932	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #E8-8194	6.000% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	22
FHLMC POOL #E8-8215	6.000% 03/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #E8-8346	6.000% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	17
FHLMC POOL #E8-9464	6.000% 04/01/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #E9-0288	6.000% 06/01/2017 DD 06/01/02	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #E9-2902	5.000% 12/01/2017 DD 12/01/02	U. S. GOVERNMENT SECURITIES	98
FHLMC POOL #E9-3331	5.000% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	221
FHLMC POOL #E9-3956	5.000% 01/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	77
FHLMC POOL #E9-9010	4.500% 09/01/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	195
FHLMC POOL #E9-9739	5.000% 08/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #E9-9763	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #E9-9764	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	8
FHLMC POOL #G0-0326	9.000% 03/01/2024 DD 04/01/95	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0367	10.000% 04/01/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-0410	6.000% 10/01/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	14
FHLMC POOL #G0-0438	7.000% 12/01/2025 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0454	6.500% 02/01/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	18
FHLMC POOL #G0-0699	7.000% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0708	8.000% 05/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	10
FHLMC POOL #G0-0729	8.000% 06/01/2027 DD 05/01/97	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G0-0739	7.500% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-0752	7.500% 08/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	9
FHLMC POOL #G0-0825	7.000% 12/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	3
FHLMC POOL #G0-0848	7.000% 12/01/2026 DD 12/01/97	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-1074	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	13
FHLMC POOL #G0-1155	6.500% 08/01/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	40
FHLMC POOL #G0-1216	6.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	51
FHLMC POOL #G0-1311	7.000% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	7
FHLMC POOL #G0-1563	5.500% 06/01/2033 DD 05/01/03	U. S. GOVERNMENT SECURITIES	113
FHLMC POOL #G0-1644	5.500% 02/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	6,373
FHLMC POOL #G0-1737	5.000% 12/01/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	3,038
FHLMC POOL #G0-1766	6.500% 10/01/2032 DD 01/01/05	U. S. GOVERNMENT SECURITIES	92
FHLMC POOL #G0-1840	5.000% 07/01/2035 DD 06/01/05	U. S. GOVERNMENT SECURITIES	939
FHLMC POOL #G0-1981	5.000% 12/01/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	71
FHLMC POOL #G0-2109	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	183
FHLMC POOL #G0-2380	6.500% 10/01/2036 DD 09/01/06	U. S. GOVERNMENT SECURITIES	152
FHLMC POOL #G0-3143	6.000% 07/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G0-3150	5.500% 08/01/2037 DD 07/01/07	U. S. GOVERNMENT SECURITIES	4,184
FHLMC POOL #G0-3609	5.500% 10/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	4,201
FHLMC POOL #G0-3697	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	177
FHLMC POOL #G0-3812	5.500% 02/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	341
FHLMC POOL #G0-4594	5.500% 01/01/2036 DD 08/01/08	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #G0-4778	6.000% 07/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	374
FHLMC POOL #G0-4814	5.500% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	723
FHLMC POOL #G0-5124	6.000% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	172
FHLMC POOL #G0-5163	5.500% 02/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	227
FHLMC POOL #G0-5267	5.500% 12/01/2038 DD 02/01/09	U. S. GOVERNMENT SECURITIES	1,059
FHLMC POOL #G0-6021	5.500% 01/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	742
FHLMC POOL #G0-8006	6.000% 08/01/2034 DD 08/01/04	U. S. GOVERNMENT SECURITIES	52
FHLMC POOL #G0-8016	6.000% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	126
FHLMC POOL #G0-8081	6.000% 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	103
FHLMC POOL #G0-8106	6.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	200
FHLMC POOL #G0-8129	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	97
FHLMC POOL #G0-8443	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	8,075
FHLMC POOL #G1-0817	6.000% 06/01/2013 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
FHLMC POOL #G1-0855	6.000% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
FHLMC POOL #G1-0875	5.500% 01/01/2014 DD 12/01/98	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G1-0916	6.500% 06/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	6

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FHLMC POOL #G1-0952	6.500% 09/01/2014 DD 08/01/99	U. S. GOVERNMENT SECURITIES	6
FHLMC POOL #G1-1409	6.000% 05/01/2017 DD 06/01/03	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #G1-1467	4.000% 09/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	200
FHLMC POOL #G1-2205	4.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	101
FHLMC POOL #G1-2709	5.000% 07/01/2022 DD 06/01/07	U. S. GOVERNMENT SECURITIES	2
FHLMC POOL #G1-3171	4.500% 06/01/2023 DD 05/01/08	U. S. GOVERNMENT SECURITIES	397
FHLMC POOL #G1-3321	4.000% 04/01/2023 DD 10/01/08	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #G1-4239	4.000% 09/01/2026 DD 09/01/11	U. S. GOVERNMENT SECURITIES	1,404
FHLMC POOL #G1-8090	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	54
FHLMC POOL #G1-8114	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	16
FHLMC POOL #G1-8123	5.500% 06/01/2021 DD 06/01/06	U. S. GOVERNMENT SECURITIES	63
FHLMC POOL #J0-0740	5.500% 12/01/2020 DD 12/01/05	U. S. GOVERNMENT SECURITIES	20
FHLMC POOL #J0-0990	4.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	115
FHLMC POOL #J0-1088	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	106
FHLMC POOL #J0-1878	5.500% 05/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	61
FHLMC POOL #J0-2041	5.500% 06/01/2020 DD 06/01/05	U. S. GOVERNMENT SECURITIES	15
FHLMC POOL #J0-2608	4.000% 10/01/2020 DD 10/01/05	U. S. GOVERNMENT SECURITIES	86
FHLMC POOL #J0-2698	5.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	30
FHLMC POOL #J0-3081	6.000% 07/01/2021 DD 07/01/06	U. S. GOVERNMENT SECURITIES	11
FHLMC POOL #J0-5315	5.000% 08/01/2022 DD 08/01/07	U. S. GOVERNMENT SECURITIES	45
FHLMC POOL #J0-7260	4.500% 03/01/2023 DD 03/01/08	U. S. GOVERNMENT SECURITIES	322
FHLMC POOL #J0-9311	4.500% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	442
FHLMC POOL #J1-0391	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	37
FHLMC POOL #J1-0877	4.500% 10/01/2024 DD 09/01/09	U. S. GOVERNMENT SECURITIES	21
FHLMC POOL #J1-1216	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	38
FHLMC POOL #J1-1236	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	121
FHLMC POOL #J1-1244	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	24
FHLMC POOL #J1-1246	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	42
FHLMC POOL #J1-1251	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	46
FHLMC POOL #J1-3542	3.500% 11/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	770
FHLMC POOL #J1-4011	3.500% 01/01/2026 DD 12/01/10	U. S. GOVERNMENT SECURITIES	4,043
FHLMC POOL #J1-5170	3.500% 05/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	385
FHLMC POOL #J1-5383	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	6,223
FHLMC POOL #J1-5501	4.000% 05/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	608
FHLMC POOL #P6-0084	6.000% 03/01/2016 DD 01/01/03	U. S. GOVERNMENT SECURITIES	56
FHLMC POOL #Q0-0093	4.000% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,453
FHLMC POOL #Q0-0361	4.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	3,793
FHLMC POOL #Q0-0632	5.000% 05/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,793
FHLMC POOL #Q0-0876	4.500% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	3,583
FHLMC MULTICLASS MTG 2395 FT	VAR RT 12/15/2031 DD 12/15/01	U. S. GOVERNMENT SECURITIES	39
FHLMC MULTICLASS MTG 3817 MA	4.500% 10/15/2037 DD 03/01/11	U. S. GOVERNMENT SECURITIES	3,149
FHLMC MULTICLASS MTG 3820 DA	4.000% 11/15/2035 DD 03/01/11	U. S. GOVERNMENT SECURITIES	3,144
FHLMC MULTICLASS MTG K703 A2	2.699% 05/25/2018 DD 09/01/11	U. S. GOVERNMENT SECURITIES	1,131
FIFTH THIRD BANCORP	3.625% 01/25/2016 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	254
FIFTH THIRD BANCORP	6.250% 05/01/2013 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	1,051
FIFTH THIRD BANK/OHIO	VAR RT 05/17/2013 DD 05/17/06	CORPORATE DEBT INSTRUMENTS	711
FIRST HORIZON ASSET SE AR6 2A1	VAR RT 12/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	20
FIRSTENERGY SOLUTIONS CORP	4.800% 02/15/2015 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	1,046
FLORIDA POWER CORP	5.800% 09/15/2017 DD 09/18/07	CORPORATE DEBT INSTRUMENTS	93
FMS WERTMANAGEMENT	VAR RT 06/21/2013	OTHER INVESTMENTS	1,390
FNMA POOL #0050553	8.000% 04/01/2022 DD 04/01/92	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0050947	7.000% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0050965	6.500% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0050992	6.500% 03/01/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0190210	7.500% 02/01/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190259	7.000% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190260	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0190273	7.000% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0190298	8.500% 12/01/2025 DD 02/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0218396	7.500% 06/01/2023 DD 06/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0221715	6.500% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0223563	7.000% 07/01/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0227027	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0229351	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0236355	7.000% 09/01/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0240488	6.500% 12/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0244757	6.000% 11/01/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250060	7.500% 06/01/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250103	8.500% 07/01/2024 DD 07/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250281	10.000% 03/01/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250330	8.000% 09/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250359	7.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250360	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0250460	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250610	7.500% 07/01/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0250641	7.500% 08/01/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0250693	7.500% 08/01/2016 DD 08/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250776	9.500% 09/01/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0250916	7.500% 04/01/2017 DD 03/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0250969	6.500% 04/01/2027 DD 04/01/97	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0251142	9.000% 06/01/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0251191	7.500% 09/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0251298	7.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0251334	6.500% 11/01/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252164	5.500% 12/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0252259	5.500% 02/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0252339	6.000% 03/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0252342	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0252439	6.500% 05/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0252498	7.000% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0252566	6.000% 07/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0252570	6.500% 07/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0252573	6.000% 06/01/2019 DD 05/01/99	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0252640	6.500% 08/01/2014 DD 07/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0252646	7.000% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0252712	7.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0252715	6.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0252717	7.500% 09/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0253187	6.500% 02/01/2020 DD 03/01/00	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0253346	7.500% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0253347	8.000% 06/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0253642	7.000% 02/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0253683	7.500% 01/01/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0254140	5.500% 01/01/2017 DD 12/01/01	U. S. GOVERNMENT SECURITIES	52
FNMA POOL #0254196	6.000% 02/01/2017 DD 01/01/02	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0254197	5.500% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	101
FNMA POOL #0254198	6.000% 02/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	154

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0254471	6.000% 09/01/2022 DD 08/01/02	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0254591	5.500% 01/01/2018 DD 12/01/02	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0254665	6.000% 02/01/2018 DD 01/01/03	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0254684	5.000% 03/01/2018 DD 02/01/03	U. S. GOVERNMENT SECURITIES	400
FNMA POOL #0254797	5.000% 06/01/2023 DD 05/01/03	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0254799	5.000% 07/01/2023 DD 06/01/03	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0254803	5.000% 07/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	321
FNMA POOL #0254987	5.000% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0255077	5.000% 01/01/2019 DD 12/01/03	U. S. GOVERNMENT SECURITIES	74
FNMA POOL #0255079	5.000% 02/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	297
FNMA POOL #0255114	5.000% 03/01/2024 DD 02/01/04	U. S. GOVERNMENT SECURITIES	96
FNMA POOL #0255190	5.500% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	144
FNMA POOL #0255225	5.500% 06/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0255269	5.500% 07/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0255275	4.500% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	180
FNMA POOL #0255313	5.500% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	113
FNMA POOL #0255316	5.000% 07/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	65
FNMA POOL #0255322	4.000% 07/01/2014 DD 06/01/04	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0256125	5.000% 01/01/2026 DD 01/01/06	U. S. GOVERNMENT SECURITIES	122
FNMA POOL #0256277	5.500% 06/01/2021 DD 05/01/06	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0256360	7.000% 08/01/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0256517	6.000% 12/01/2026 DD 11/01/06	U. S. GOVERNMENT SECURITIES	132
FNMA POOL #0256532	5.000% 12/01/2016 DD 11/01/06	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0256588	5.000% 12/01/2016 DD 12/01/06	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0256605	5.000% 02/01/2017 DD 01/01/07	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0256681	5.000% 04/01/2017 DD 03/01/07	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0256718	5.000% 05/01/2017 DD 04/01/07	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0256755	5.000% 06/01/2017 DD 05/01/07	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0256811	7.000% 07/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	84
FNMA POOL #0256959	6.000% 11/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	2,234
FNMA POOL #0257041	5.500% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	883
FNMA POOL #0257564	4.500% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0269546	7.000% 01/01/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0276471	7.000% 03/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0280299	7.500% 04/01/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0283359	6.000% 05/01/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0291181	9.500% 07/01/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0299164	8.500% 11/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0299357	9.000% 12/01/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303020	7.000% 10/01/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303156	7.000% 12/01/2023 DD 01/01/95	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0303223	7.000% 11/01/2024 DD 03/01/95	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0303551	8.000% 10/01/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0303712	7.000% 02/01/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0303780	7.000% 03/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0303890	7.000% 05/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0305160	9.500% 02/01/2025 DD 01/01/95	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0305811	6.000% 07/01/2024 DD 02/01/95	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0313345	7.000% 02/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0318091	7.500% 08/01/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0320080	7.000% 08/01/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0323159	7.500% 04/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0323322	6.000% 10/01/2013 DD 09/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0323788	6.500% 06/01/2014 DD 05/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0323833	6.000% 07/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0323866	6.500% 08/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0328940	8.000% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0333494	6.500% 12/01/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0333561	6.500% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0337265	6.000% 02/01/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0338410	6.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0340901	6.000% 03/01/2014 DD 03/01/96	U. S. GOVERNMENT SECURITIES	120
FNMA POOL #0343472	7.000% 04/01/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0346369	7.000% 05/01/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0353309	7.500% 12/01/2025 DD 07/01/96	U. S. GOVERNMENT SECURITIES	11
FNMA POOL #0356660	6.500% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0356661	7.000% 05/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0356662	7.500% 06/01/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0357850	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0357922	5.000% 08/01/2020 DD 08/01/05	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0363513	9.500% 09/01/2019 DD 04/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0363567	7.000% 06/01/2026 DD 10/01/96	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0369145	6.500% 05/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0369162	7.000% 02/01/2026 DD 12/01/96	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0370299	7.500% 01/01/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0390569	7.500% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0391099	7.000% 12/01/2026 DD 05/01/97	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0392534	7.000% 10/01/2012 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0393168	7.000% 07/01/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0393187	8.000% 08/01/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0394764	6.500% 06/01/2025 DD 07/01/97	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0395784	7.500% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0395815	7.000% 11/01/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0397061	8.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0397073	7.000% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0397170	6.500% 12/01/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0397332	7.500% 09/01/2027 DD 09/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0400552	6.500% 11/01/2026 DD 09/01/97	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0406882	7.000% 12/01/2012 DD 12/01/97	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0409335	6.000% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0412143	6.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	47
FNMA POOL #0412145	7.500% 01/01/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0418124	6.000% 04/01/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0420218	7.000% 03/01/2013 DD 03/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0420615	7.000% 12/01/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0420713	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0426415	6.000% 04/01/2013 DD 04/01/98	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0427573	6.500% 05/01/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0431083	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0434952	7.000% 07/01/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0439840	6.500% 08/01/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0440868	6.000% 11/01/2013 DD 11/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0442622	6.500% 11/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0443225	5.500% 10/01/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0445251	5.500% 12/01/2013 DD 12/01/98	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0446780	5.500% 12/01/2013 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0447350	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	8

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0447358	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0449262	5.500% 01/01/2014 DD 01/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0450658	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0450815	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0450960	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0452026	6.500% 11/01/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0452975	6.000% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0453672	6.500% 01/01/2029 DD 12/01/98	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0454410	6.500% 12/01/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0459285	6.500% 02/01/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0480954	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0481884	6.500% 02/01/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0484959	7.000% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0487969	6.500% 04/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0489431	6.000% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0489464	6.000% 03/01/2014 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0490605	6.000% 03/01/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0490782	6.500% 03/01/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0492912	6.000% 02/01/2014 DD 03/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0493740	6.000% 04/01/2014 DD 04/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0493785	5.500% 06/01/2014 DD 06/01/99	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0494927	6.500% 06/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0496807	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0497147	6.000% 05/01/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0499938	6.000% 07/01/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0500482	6.500% 06/01/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0501861	7.000% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0506146	7.000% 08/01/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0509437	7.000% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0511936	7.500% 09/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0515271	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0516293	7.000% 10/01/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0517791	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0518567	7.500% 10/01/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0519466	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0523322	6.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0523823	7.500% 11/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0524248	6.500% 07/01/2019 DD 12/01/99	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0525285	8.000% 12/01/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0527245	6.500% 11/01/2029 DD 12/01/99	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0528785	7.000% 01/01/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0529146	8.000% 04/01/2015 DD 04/01/00	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0535332	8.500% 04/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0535675	7.000% 01/01/2016 DD 12/01/00	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0535716	6.500% 06/01/2015 DD 01/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0535912	6.500% 05/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0539263	7.500% 05/01/2030 DD 05/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0543562	7.500% 06/01/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0544558	6.000% 05/01/2014 DD 08/01/00	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0545903	5.500% 09/01/2017 DD 08/01/02	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0545993	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	372
FNMA POOL #0545994	7.000% 10/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0545998	6.000% 11/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	261
FNMA POOL #0547472	7.500% 07/01/2030 DD 07/01/00	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0553064	9.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0553553	7.000% 09/01/2030 DD 09/01/00	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0555417	6.000% 05/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	86
FNMA POOL #0556266	6.000% 01/01/2016 DD 01/01/01	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0564574	7.000% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0566690	6.000% 04/01/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0568054	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	17
FNMA POOL #0571917	7.000% 04/01/2031 DD 04/01/01	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0572254	6.500% 03/01/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0572791	5.500% 03/01/2016 DD 03/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0572981	6.500% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	51
FNMA POOL #0576116	6.500% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0580515	5.500% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	12
FNMA POOL #0580793	6.000% 04/01/2016 DD 04/01/01	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0580961	6.000% 05/01/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0581433	7.000% 06/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0582491	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0582978	6.500% 06/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0583058	6.000% 05/01/2016 DD 05/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0584927	6.500% 05/01/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0594951	6.500% 08/01/2031 DD 07/01/01	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0602105	6.500% 09/01/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0611001	5.500% 11/01/2016 DD 11/01/01	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0613026	6.500% 05/01/2031 DD 10/01/01	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0614921	6.000% 12/01/2016 DD 12/01/01	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0617275	5.500% 01/01/2032 DD 12/01/01	U. S. GOVERNMENT SECURITIES	257
FNMA POOL #0619060	6.500% 03/01/2017 DD 03/01/02	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0623127	5.500% 01/01/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	50
FNMA POOL #0623881	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	10
FNMA POOL #0624340	7.000% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	7
FNMA POOL #0627117	6.500% 02/01/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	43
FNMA POOL #0629470	6.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0631323	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0631501	5.500% 02/01/2017 DD 02/01/02	U. S. GOVERNMENT SECURITIES	55
FNMA POOL #0632248	7.000% 04/01/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0633869	6.000% 03/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0635811	8.000% 04/01/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0651897	7.000% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0653066	6.500% 07/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0655681	6.500% 08/01/2032 DD 07/01/02	U. S. GOVERNMENT SECURITIES	64
FNMA POOL #0656033	6.500% 09/01/2032 DD 08/01/02	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0667110	6.500% 05/01/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	87
FNMA POOL #0668036	5.000% 10/01/2017 DD 10/01/02	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0672785	6.000% 09/01/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0674550	6.000% 12/01/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0685505	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0689609	4.500% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	119
FNMA POOL #0689741	5.500% 02/01/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	218
FNMA POOL #0695539	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	88
FNMA POOL #0695926	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0696188	5.500% 04/01/2023 DD 04/01/03	U. S. GOVERNMENT SECURITIES	274
FNMA POOL #0703328	5.500% 04/01/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	278

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0705709	5.000% 05/01/2018 DD 05/01/03	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0709307	5.500% 07/01/2033 DD 06/01/03	U. S. GOVERNMENT SECURITIES	69
FNMA POOL #0713125	4.500% 06/01/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	82
FNMA POOL #0713987	5.500% 07/01/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0723406	4.500% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	406
FNMA POOL #0725690	6.000% 08/01/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	178
FNMA POOL #0727181	5.000% 08/01/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0727279	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	211
FNMA POOL #0730332	4.000% 09/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	256
FNMA POOL #0731678	5.500% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0735402	5.000% 04/01/2035 DD 03/01/05	U. S. GOVERNMENT SECURITIES	1,547
FNMA POOL #0735925	5.000% 10/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	3,835
FNMA POOL #0735976	VAR RT 09/01/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	690
FNMA POOL #0739436	5.500% 10/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	240
FNMA POOL #0739563	4.500% 09/01/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	495
FNMA POOL #0743133	5.000% 10/01/2018 DD 09/01/03	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0745418	5.500% 04/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	3,176
FNMA POOL #0746555	4.000% 10/01/2018 DD 10/01/03	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0750478	6.000% 12/01/2033 DD 12/01/03	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0753939	4.500% 12/01/2018 DD 11/01/03	U. S. GOVERNMENT SECURITIES	122
FNMA POOL #0754270	5.500% 12/01/2018 DD 12/01/03	U. S. GOVERNMENT SECURITIES	26
FNMA POOL #0761353	5.000% 01/01/2019 DD 01/01/04	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0761517	4.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0765251	4.000% 03/01/2019 DD 03/01/04	U. S. GOVERNMENT SECURITIES	107
FNMA POOL #0766312	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	39
FNMA POOL #0766335	5.500% 03/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0766968	5.500% 01/01/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	8
FNMA POOL #0769305	5.000% 02/01/2019 DD 02/01/04	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0771195	6.000% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	120
FNMA POOL #0773185	5.000% 06/01/2019 DD 06/01/04	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0773293	4.500% 04/01/2020 DD 04/01/05	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0775254	6.000% 05/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	59
FNMA POOL #0775776	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	16
FNMA POOL #0776746	5.500% 05/01/2034 DD 05/01/04	U. S. GOVERNMENT SECURITIES	166
FNMA POOL #0776974	5.500% 04/01/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0777357	4.500% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	82
FNMA POOL #0779716	VAR RT 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	85
FNMA POOL #0780204	5.000% 05/01/2019 DD 05/01/04	U. S. GOVERNMENT SECURITIES	14
FNMA POOL #0781629	5.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	118
FNMA POOL #0787098	4.500% 06/01/2034 DD 06/01/04	U. S. GOVERNMENT SECURITIES	31
FNMA POOL #0796100	5.500% 10/01/2034 DD 10/01/04	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0807671	4.500% 12/01/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	78
FNMA POOL #0811034	5.000% 10/01/2019 DD 12/01/04	U. S. GOVERNMENT SECURITIES	105
FNMA POOL #0814113	6.500% 02/01/2035 DD 02/01/05	U. S. GOVERNMENT SECURITIES	30
FNMA POOL #0814887	5.000% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	141
FNMA POOL #0815505	4.500% 03/01/2020 DD 03/01/05	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0816667	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0822815	5.500% 04/01/2035 DD 04/01/05	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0826453	5.500% 07/01/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0829220	5.500% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0833375	6.000% 08/01/2035 DD 08/01/05	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0843378	5.000% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	74
FNMA POOL #0844915	4.500% 11/01/2020 DD 11/01/05	U. S. GOVERNMENT SECURITIES	72
FNMA POOL #0845155	5.500% 01/01/2021 DD 01/01/06	U. S. GOVERNMENT SECURITIES	110
FNMA POOL #0850955	7.000% 01/01/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0865854	6.000% 03/01/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0870539	VAR RT 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	783
FNMA POOL #0878446	6.500% 08/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	139
FNMA POOL #0878566	6.000% 03/01/2036 DD 03/01/06	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0880926	6.000% 05/01/2036 DD 05/01/06	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0882481	6.500% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0883005	6.500% 07/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	79
FNMA POOL #0883017	VAR RT 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	319
FNMA POOL #0883075	6.000% 06/01/2036 DD 06/01/06	U. S. GOVERNMENT SECURITIES	5
FNMA POOL #0886904	6.500% 09/01/2036 DD 08/01/06	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0888967	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	163
FNMA POOL #0889425	6.000% 03/01/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	98
FNMA POOL #0889579	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	2,427
FNMA POOL #0889624	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	761
FNMA POOL #0889667	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	404
FNMA POOL #0889685	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	182
FNMA POOL #0889692	5.500% 05/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	3,014
FNMA POOL #0889697	6.000% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	203
FNMA POOL #0889719	5.500% 07/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	252
FNMA POOL #0889750	6.000% 05/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	1,092
FNMA POOL #0889839	5.500% 12/01/2035 DD 08/01/08	U. S. GOVERNMENT SECURITIES	6
FNMA POOL #0889989	5.500% 04/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	71
FNMA POOL #0890236	4.500% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	293
FNMA POOL #0891474	6.000% 04/01/2036 DD 04/01/06	U. S. GOVERNMENT SECURITIES	35
FNMA POOL #0896869	5.500% 04/01/2022 DD 04/01/07	U. S. GOVERNMENT SECURITIES	116
FNMA POOL #0899119	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0899727	6.000% 09/01/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	4,728
FNMA POOL #0908854	6.500% 12/01/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	182
FNMA POOL #0909567	VAR RT 02/01/2037 DD 01/01/07	U. S. GOVERNMENT SECURITIES	242
FNMA POOL #0911582	5.500% 04/01/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	49
FNMA POOL #0918298	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0925992	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0928062	5.500% 02/01/2037 DD 02/01/07	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0929628	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	371
FNMA POOL #0930612	4.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	771
FNMA POOL #0930627	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	201
FNMA POOL #0931740	4.000% 08/01/2024 DD 08/01/09	U. S. GOVERNMENT SECURITIES	168
FNMA POOL #0931830	5.500% 08/01/2039 DD 08/01/09	U. S. GOVERNMENT SECURITIES	324
FNMA POOL #0932367	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	146
FNMA POOL #0932391	4.500% 01/01/2040 DD 12/01/09	U. S. GOVERNMENT SECURITIES	128
FNMA POOL #0932541	4.000% 02/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	2,571
FNMA POOL #0932561	4.500% 02/01/2025 DD 01/01/10	U. S. GOVERNMENT SECURITIES	113
FNMA POOL #0933167	6.000% 11/01/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	96
FNMA POOL #0934138	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0934259	4.500% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	341
FNMA POOL #0934624	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0934852	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	173
FNMA POOL #0935764	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	152
FNMA POOL #0936566	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0937346	6.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	215
FNMA POOL #0938488	5.500% 05/01/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0939493	5.500% 06/01/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	1

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0941608	4.000% 01/01/2041 DD 01/01/11	U. S. GOVERNMENT SECURITIES	1,475
FNMA POOL #0948712	6.000% 08/01/2037 DD 08/01/07	U. S. GOVERNMENT SECURITIES	3,580
FNMA POOL #0950789	6.000% 10/01/2037 DD 10/01/07	U. S. GOVERNMENT SECURITIES	19
FNMA POOL #0955214	6.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0955260	5.500% 01/01/2038 DD 01/01/08	U. S. GOVERNMENT SECURITIES	294
FNMA POOL #0960392	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	414
FNMA POOL #0960638	6.000% 01/01/2038 DD 12/01/07	U. S. GOVERNMENT SECURITIES	119
FNMA POOL #0962073	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	998
FNMA POOL #0962122	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	4
FNMA POOL #0963359	6.000% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	80
FNMA POOL #0963450	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0963607	5.500% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0964398	6.000% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	174
FNMA POOL #0964930	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0966608	5.500% 02/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0967065	5.500% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	159
FNMA POOL #0967071	6.000% 12/01/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	212
FNMA POOL #0968371	5.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0968465	VAR RT 08/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	747
FNMA POOL #0970131	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0970593	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	48
FNMA POOL #0970704	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	60
FNMA POOL #0970721	6.000% 11/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	21
FNMA POOL #0973159	5.500% 03/01/2038 DD 02/01/08	U. S. GOVERNMENT SECURITIES	13
FNMA POOL #0981313	5.500% 06/01/2038 DD 06/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0981354	4.500% 04/01/2023 DD 04/01/08	U. S. GOVERNMENT SECURITIES	234
FNMA POOL #0983003	5.500% 05/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0983367	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	70
FNMA POOL #0984623	6.000% 06/01/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0985108	5.500% 07/01/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	3
FNMA POOL #0987032	5.500% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	2
FNMA POOL #0987081	6.000% 08/01/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	29
FNMA POOL #0991018	4.500% 09/01/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	20
FNMA POOL #0991052	6.000% 10/01/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	34
FNMA POOL #0991909	6.000% 11/01/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0993004	5.000% 01/01/2024 DD 12/01/08	U. S. GOVERNMENT SECURITIES	44
FNMA POOL #0993050	5.500% 12/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	1
FNMA POOL #0995243	4.500% 08/01/2038 DD 12/01/08	U. S. GOVERNMENT SECURITIES	3,276
FNMA POOL #0995429	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	112
FNMA POOL #0995430	5.500% 09/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	91
FNMA POOL #0995432	5.500% 10/01/2023 DD 01/01/09	U. S. GOVERNMENT SECURITIES	57
FNMA POOL #0AA0606	5.500% 02/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AA1321	6.000% 05/01/2033 DD 12/01/08	U. S. GOVERNMENT SECURITIES	9
FNMA POOL #0AA1747	4.500% 01/01/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	15
FNMA POOL #0AA3414	4.500% 03/01/2039 DD 02/01/09	U. S. GOVERNMENT SECURITIES	27
FNMA POOL #0AA3423	4.000% 03/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	139
FNMA POOL #0AA3532	4.000% 02/01/2024 DD 02/01/09	U. S. GOVERNMENT SECURITIES	134
FNMA POOL #0AA4596	4.000% 04/01/2024 DD 04/01/09	U. S. GOVERNMENT SECURITIES	726
FNMA POOL #0AA6807	4.500% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	100
FNMA POOL #0AA6923	4.500% 07/01/2024 DD 07/01/09	U. S. GOVERNMENT SECURITIES	36
FNMA POOL #0AA7435	4.500% 06/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	262
FNMA POOL #0AA7617	4.500% 05/01/2039 DD 05/01/09	U. S. GOVERNMENT SECURITIES	133
FNMA POOL #0AA7740	4.000% 05/01/2024 DD 05/01/09	U. S. GOVERNMENT SECURITIES	18
FNMA POOL #0AB0527	4.500% 04/01/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	181
FNMA POOL #0AB1152	4.000% 06/01/2025 DD 05/01/10	U. S. GOVERNMENT SECURITIES	1,056
FNMA POOL #0AB1166	4.500% 06/01/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0AB1248	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	23
FNMA POOL #0AB1249	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	2,786
FNMA POOL #0AB1796	3.500% 11/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	1,856
FNMA POOL #0AB2156	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	169
FNMA POOL #0AC0559	4.000% 10/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	763
FNMA POOL #0AC3658	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	92
FNMA POOL #0AC4810	4.500% 10/01/2039 DD 09/01/09	U. S. GOVERNMENT SECURITIES	345
FNMA POOL #0AC4914	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	68
FNMA POOL #0AC6109	4.500% 11/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	78
FNMA POOL #0AC6135	4.500% 11/01/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	93
FNMA POOL #0AC6259	4.500% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	142
FNMA POOL #0AC6600	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	90
FNMA POOL #0AC6609	4.500% 11/01/2039 DD 11/01/09	U. S. GOVERNMENT SECURITIES	95
FNMA POOL #0AC6788	4.000% 12/01/2024 DD 12/01/09	U. S. GOVERNMENT SECURITIES	655
FNMA POOL #0AC6939	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	1,114
FNMA POOL #0AC7275	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	73
FNMA POOL #0AC7276	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	38
FNMA POOL #0AC7642	4.500% 11/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	128
FNMA POOL #0AC7761	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	452
FNMA POOL #0AC8007	4.000% 01/01/2025 DD 12/01/09	U. S. GOVERNMENT SECURITIES	494
FNMA POOL #0AC8568	4.500% 01/01/2040 DD 01/01/10	U. S. GOVERNMENT SECURITIES	320
FNMA POOL #0AC9032	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0AD0336	5.000% 02/01/2024 DD 10/01/09	U. S. GOVERNMENT SECURITIES	2,487
FNMA POOL #0AD0585	4.500% 12/01/2039 DD 12/01/09	U. S. GOVERNMENT SECURITIES	707
FNMA POOL #0AD1075	4.500% 03/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	104
FNMA POOL #0AD1612	4.500% 02/01/2025 DD 02/01/10	U. S. GOVERNMENT SECURITIES	1,557
FNMA POOL #0AD2097	4.500% 02/01/2040 DD 02/01/10	U. S. GOVERNMENT SECURITIES	496
FNMA POOL #0AD3828	4.000% 04/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	1,083
FNMA POOL #0AD3859	4.000% 03/01/2025 DD 03/01/10	U. S. GOVERNMENT SECURITIES	41
FNMA POOL #0AD3942	4.000% 05/01/2025 DD 04/01/10	U. S. GOVERNMENT SECURITIES	396
FNMA POOL #0AD4101	4.500% 05/01/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	282
FNMA POOL #0AD5117	3.500% 12/01/2025 DD 12/01/10	U. S. GOVERNMENT SECURITIES	882
FNMA POOL #0AD5137	3.500% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	463
FNMA POOL #0AD5139	4.000% 03/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	273
FNMA POOL #0AD5163	5.000% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	37
FNMA POOL #0AD5234	4.500% 07/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	296
FNMA POOL #0AD5263	4.500% 08/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	33
FNMA POOL #0AD5481	4.500% 05/01/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0AD6104	4.500% 09/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	302
FNMA POOL #0AD6896	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	76
FNMA POOL #0AD7073	4.000% 06/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	410
FNMA POOL #0AD7136	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	3,728
FNMA POOL #0AD7760	4.000% 07/01/2025 DD 07/01/10	U. S. GOVERNMENT SECURITIES	744
FNMA POOL #0AD8427	4.000% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	288
FNMA POOL #0AD8457	5.000% 06/01/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0AD8636	5.500% 07/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	135
FNMA POOL #0AD9201	5.000% 07/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	109
FNMA POOL #0AD9700	4.000% 08/01/2025 DD 08/01/10	U. S. GOVERNMENT SECURITIES	3,737
FNMA POOL #0AD9993	3.500% 09/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	956
FNMA POOL #0AE0028	6.000% 10/01/2039 DD 05/01/10	U. S. GOVERNMENT SECURITIES	1,863
FNMA POOL #0AE0096	5.500% 07/01/2025 DD 06/01/10	U. S. GOVERNMENT SECURITIES	1,619

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

FNMA POOL #0AE0393	5.500% 10/01/2039 DD 09/01/10	U. S. GOVERNMENT SECURITIES	719
FNMA POOL #0AE0480	6.000% 07/01/2039 DD 10/01/10	U. S. GOVERNMENT SECURITIES	3,514
FNMA POOL #0AE0696	4.500% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	5,244
FNMA POOL #0AE0981	3.500% 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,534
FNMA POOL #0AE1430	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	45
FNMA POOL #0AE1662	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	75
FNMA POOL #0AE1740	5.000% 09/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	1,868
FNMA POOL #0AE2537	4.000% 10/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	1,039
FNMA POOL #0AE2570	3.500% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	22
FNMA POOL #0AE3889	5.500% 01/01/2018 DD 10/01/10	U. S. GOVERNMENT SECURITIES	515
FNMA POOL #0AE4180	3.500% 10/01/2025 DD 09/01/10	U. S. GOVERNMENT SECURITIES	24
FNMA POOL #0AE4287	3.500% 09/01/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	1,442
FNMA POOL #0AE6117	3.500% 10/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	4,689
FNMA POOL #0AE6214	4.000% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,357
FNMA POOL #0AE7087	3.500% 12/01/2025 DD 12/01/10	U. S. GOVERNMENT SECURITIES	67
FNMA POOL #0AE7556	3.500% 11/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	911
FNMA POOL #0AE8069	4.000% 12/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	1,227
FNMA POOL #0AE8392	3.500% 11/01/2040 DD 10/01/10	U. S. GOVERNMENT SECURITIES	507
FNMA POOL #0AE9704	3.500% 12/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	61
FNMA POOL #0AE9704	3.500% 12/01/2040 DD 11/01/10	U. S. GOVERNMENT SECURITIES	2,334
FNMA POOL #0AE9815	4.000% 12/01/2025 DD 11/01/10	U. S. GOVERNMENT SECURITIES	3,577
FNMA POOL #0AH0008	3.500% 12/01/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,789
FNMA POOL #0AH0449	3.500% 12/01/2025 DD 12/01/10	U. S. GOVERNMENT SECURITIES	892
FNMA POOL #0AH1370	3.500% 12/01/2025 DD 12/01/10	U. S. GOVERNMENT SECURITIES	869
FNMA POOL #0AH1699	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	1,098
FNMA POOL #0AH2539	4.000% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	1,188
FNMA POOL #0AH2565	4.500% 01/01/2041 DD 12/01/10	U. S. GOVERNMENT SECURITIES	243
FNMA POOL #0AH2806	4.000% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	844
FNMA POOL #0AH3324	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	920
FNMA POOL #0AH3551	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	882
FNMA POOL #0AH3620	3.500% 01/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	99
FNMA POOL #0AH4088	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	83
FNMA POOL #0AH4090	3.500% 02/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	81
FNMA POOL #0AH4519	3.500% 02/01/2026 DD 01/01/11	U. S. GOVERNMENT SECURITIES	887
FNMA POOL #0AH5646	3.500% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	800
FNMA POOL #0AH5646	3.500% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,694
FNMA POOL #0AH6476	4.500% 03/01/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	592
FNMA POOL #0AH6976	3.500% 11/01/2025 DD 02/01/11	U. S. GOVERNMENT SECURITIES	931
FNMA POOL #0AH7202	4.000% 12/01/2040 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,334
FNMA POOL #0AH7252	3.500% 02/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	910
FNMA POOL #0AH8824	4.000% 03/01/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,430
FNMA POOL #0AH9908	4.000% 04/01/2026 DD 03/01/11	U. S. GOVERNMENT SECURITIES	8,222
FNMA POOL #0AI1051	4.000% 06/01/2026 DD 05/01/11	U. S. GOVERNMENT SECURITIES	3,044
FNMA POOL #0AI1181	3.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	2,046
FNMA POOL #0AI2019	3.500% 04/01/2026 DD 04/01/11	U. S. GOVERNMENT SECURITIES	25
FNMA POOL #0AI2710	5.000% 05/01/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	2,395
FNMA POOL #0AI6894	3.500% 10/01/2041 DD 10/01/11	U. S. GOVERNMENT SECURITIES	515
FNMA POOL #0AI7784	4.500% 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	230
FNMA POOL #0AI8144	4.500% 08/01/2041 DD 08/01/11	U. S. GOVERNMENT SECURITIES	1,144
FNMA POOL #0AI9241	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	441
FNMA POOL #0AI9307	4.000% 08/01/2026 DD 08/01/11	U. S. GOVERNMENT SECURITIES	460
FNMA POOL #0AI9713	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	113
FNMA POOL #0AI9975	3.500% 10/01/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	104
FNMA POOL #0AJ0764	4.500% 09/01/2041 DD 08/01/11	U. S. GOVERNMENT SECURITIES	3,055
FNMA POOL #0AJ1975	4.000% 10/01/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	5,196
FNMA POOL #0AJ2016	3.500% 10/01/2041 DD 10/01/11	U. S. GOVERNMENT SECURITIES	655
FNMA POOL #0AJ4035	3.500% 10/01/2041 DD 10/01/11	U. S. GOVERNMENT SECURITIES	1,329
FNMA POOL #0AJ4163	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	483
FNMA POOL #0AJ5303	4.000% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	3,568
FNMA POOL #0AJ5311	4.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	3,212
FNMA POOL #0AJ5994	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	513
FNMA POOL #0AJ6146	3.500% 11/01/2041 DD 11/01/11	U. S. GOVERNMENT SECURITIES	502
FNMA POOL #0AK0600	4.000% 01/01/2042 DD 12/01/11	U. S. GOVERNMENT SECURITIES	3,155
FNMA POOL #0AK0602	4.000% 01/01/2042 DD 12/01/11	U. S. GOVERNMENT SECURITIES	3,155
FNMA POOL #0AL0469	3.500% 11/01/2040 DD 07/01/11	U. S. GOVERNMENT SECURITIES	374
FNMA POOL #0AL0533	VAR RT 07/01/2041 DD 07/01/11	U. S. GOVERNMENT SECURITIES	2,081
FNMA POOL #0AL0762	4.500% 10/01/2041 DD 09/01/11	U. S. GOVERNMENT SECURITIES	2,516
FNMA POOL #0FN0013	3.462% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,432
FNMA POOL #0FN0014	3.104% 01/01/2018 DD 03/01/11	U. S. GOVERNMENT SECURITIES	2,183
FNMA POOL #0MA0058	5.500% 04/01/2029 DD 03/01/09	U. S. GOVERNMENT SECURITIES	53
FNMA POOL #0MA0243	5.000% 11/01/2029 DD 10/01/09	U. S. GOVERNMENT SECURITIES	3,681
FNMA POOL #0MA0275	4.000% 12/01/2024 DD 11/01/09	U. S. GOVERNMENT SECURITIES	139
FNMA POOL #0MA0500	5.000% 08/01/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	468
FNMA POOL #0MA0510	4.500% 09/01/2040 DD 08/01/10	U. S. GOVERNMENT SECURITIES	607
FNMA POOL #0MA0665	4.000% 02/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	1,634
FNMA POOL #0MA0666	4.500% 03/01/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	28
FNMA POOL #0MA0669	3.500% 03/01/2026 DD 02/01/11	U. S. GOVERNMENT SECURITIES	593
FNMA POOL #0MA0742	3.500% 04/01/2041 DD 04/01/11	U. S. GOVERNMENT SECURITIES	1,004
FNMA GTD REMIC P/T	10.000% 09/25/2016 DD 08/01/01	U. S. GOVERNMENT SECURITIES	29
FNMA GTD REMIC P/T	VAR RT 02/25/2018 DD 05/01/88	U. S. GOVERNMENT SECURITIES	75
FNMA GTD REMIC P/T	5.000% 02/25/2023 DD 02/01/93	U. S. GOVERNMENT SECURITIES	80
FNMA GTD REMIC P/T	6.250% 02/25/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	1,695
FNMA GTD REMIC P/T 2002-34 FE	VAR RT 05/18/2032 DD 04/18/02	U. S. GOVERNMENT SECURITIES	26
FOUR CORNERS CLO	VAR RT 03/26/2017 DD 02/24/05	CORPORATE DEBT INSTRUMENTS	549
FRANCE TELECOM SA	4.375% 07/08/2014 DD 07/07/09	CORPORATE DEBT INSTRUMENTS	277
FRASER SULLIVAN CLO 6A A1 144A	VAR RT 11/22/2022 DD 11/22/11	CORPORATE DEBT INSTRUMENTS	489
FREEPORT-MCMORAN COPPER & GOLD	8.375% 04/01/2017 DD 03/19/07	CORPORATE DEBT INSTRUMENTS	754
GE CAPITAL COMMERCIAL MO C1 A5	VAR RT 06/10/2048 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	129
GE CAPITAL COMMERCIAL MO C2 A4	VAR RT 05/10/2043 DD 05/01/05	CORPORATE DEBT INSTRUMENTS	172
GE DEALER FLOORPLAN MASTER 1 A	VAR RT 07/20/2016 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	999
GENERAL ELEC CAP CORP	VAR RT 12/17/2013 DD 10/31/06	CORPORATE DEBT INSTRUMENTS	1,076
GENERAL ELEC CAP CORP	3.350% 10/17/2016 DD 10/17/11	CORPORATE DEBT INSTRUMENTS	1,432
GENERAL ELECTRIC CAPITAL CORP	5.625% 05/01/2018 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	31
GENERAL ELECTRIC CAPITAL CORP	1.875% 09/16/2013 DD 09/16/10	CORPORATE DEBT INSTRUMENTS	80
GENERAL ELECTRIC CAPITAL CORP	6.000% 08/07/2019 DD 08/07/09	CORPORATE DEBT INSTRUMENTS	165
GENERAL ELECTRIC CAPITAL CORP	5.250% 10/19/2012 DD 10/19/07	CORPORATE DEBT INSTRUMENTS	181
GENERAL ELECTRIC CAPITAL CORP	4.800% 05/01/2013 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	181
GENERAL ELECTRIC CAPITAL CORP	5.375% 10/20/2016 DD 10/20/06	CORPORATE DEBT INSTRUMENTS	196
GENERAL ELECTRIC CAPITAL CORP	5.625% 09/15/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	258
GENERAL ELECTRIC CAPITAL CORP	4.750% 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	377
GENERAL ELECTRIC CAPITAL CORP	5.625% 09/15/2017 DD 09/24/07	CORPORATE DEBT INSTRUMENTS	470
GENERAL ELECTRIC CAPITAL CORP	2.250% 11/09/2015 DD 11/09/10	CORPORATE DEBT INSTRUMENTS	547
GENERAL ELECTRIC CAPITAL CORP	4.750% 09/15/2014 DD 09/17/04	CORPORATE DEBT INSTRUMENTS	647
GENERAL ELECTRIC CAPITAL CORP	5.625% 05/01/2018 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	1,176
GENERAL ELECTRIC CAPITAL CORP	VAR RT 01/07/2014 DD 01/07/11	CORPORATE DEBT INSTRUMENTS	1,872
GENERAL ELECTRIC CAPITAL CORP	4.800% 05/01/2013 DD 04/21/08	CORPORATE DEBT INSTRUMENTS	2,931
GENERAL ELECTRIC CAPITAL CORP	2.625% 12/28/2012 DD 06/18/09	U. S. GOVERNMENT SECURITIES	3,584

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GENERAL ELECTRIC CO	5.250% 12/06/2017 DD 12/06/07	CORPORATE DEBT INSTRUMENTS	96
GENERAL ELECTRIC CO	5.000% 02/01/2013 DD 01/28/03	CORPORATE DEBT INSTRUMENTS	165
GENERAL MILLS INC	5.700% 02/15/2017 DD 01/24/07	CORPORATE DEBT INSTRUMENTS	49
GEORGIA POWER CO	5.700% 06/01/2017 DD 06/12/07	CORPORATE DEBT INSTRUMENTS	72
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	382
GILEAD SCIENCES INC	2.400% 12/01/2014 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	417
GILEAD SCIENCES INC	3.050% 12/01/2016 DD 12/13/11	CORPORATE DEBT INSTRUMENTS	563
GLAXOSMITHKLINE CAPITAL INC	4.850% 05/15/2013 DD 05/13/08	CORPORATE DEBT INSTRUMENTS	47
GLAXOSMITHKLINE CAPITAL INC	4.375% 04/15/2014 DD 04/06/04	CORPORATE DEBT INSTRUMENTS	189
GMAC COMMERCIAL MORTGAGE C1 A2	4.079% 05/10/2036 DD 05/01/03	CORPORATE DEBT INSTRUMENTS	230
GMAC COMMERCIAL MORTGAGE C2 A1	4.580% 05/10/2040 DD 08/01/03	CORPORATE DEBT INSTRUMENTS	26
GMAC COMMERCIAL MORTGAGE C3 A3	4.646% 04/10/2040 DD 12/01/03	CORPORATE DEBT INSTRUMENTS	3
GMAC MORTGAGE CORP LOA AR1 12A	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	139
GNMA POOL #0186132	8.000% 05/15/2017 DD 05/01/87	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0186982	8.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0200177	8.000% 05/15/2017 DD 06/01/87	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0210733	9.000% 08/15/2017 DD 08/01/87	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0277064	9.500% 10/15/2019 DD 10/01/89	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0279626	9.000% 10/15/2019 DD 10/01/89	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0281063	9.000% 04/15/2020 DD 04/01/90	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0290372	9.000% 09/15/2020 DD 09/01/90	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0296554	10.000% 01/15/2021 DD 01/01/91	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0310121	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0311513	7.000% 06/15/2023 DD 06/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0312203	7.500% 12/15/2021 DD 12/01/91	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0313107	7.000% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0319297	9.500% 02/15/2022 DD 02/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0330265	7.000% 07/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0330499	8.000% 08/15/2022 DD 08/01/92	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0336628	7.500% 11/15/2022 DD 11/01/92	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0336960	7.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0338944	7.000% 12/15/2022 DD 12/01/92	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0345116	7.000% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0345502	7.000% 08/15/2023 DD 09/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0345714	6.500% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0345885	7.000% 09/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346017	7.000% 01/15/2024 DD 02/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0346167	8.500% 05/15/2023 DD 05/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0346787	7.000% 09/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0347728	8.500% 01/15/2023 DD 01/01/93	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0348020	8.000% 03/15/2023 DD 03/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0348154	7.000% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0353003	7.000% 05/15/2024 DD 06/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0353919	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0355741	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0358498	7.500% 07/15/2023 DD 07/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0359470	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0359919	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0362138	6.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0362248	6.500% 03/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0366759	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0367228	7.500% 08/15/2023 DD 08/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0368893	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0369505	8.500% 08/15/2024 DD 08/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0370842	6.500% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0370855	7.000% 10/15/2023 DD 10/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0370889	7.500% 11/15/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0372842	7.500% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0374864	6.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0374869	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0375076	8.500% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0376348	7.000% 12/15/2023 DD 12/01/93	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0376367	6.500% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0376441	8.000% 03/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0376785	6.500% 12/15/2023 DD 01/01/94	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0377324	9.000% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0380630	8.500% 10/15/2024 DD 10/01/94	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0381423	7.000% 01/15/2024 DD 01/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0382117	7.500% 02/15/2024 DD 03/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0384381	8.500% 09/15/2024 DD 09/01/94	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0385611	6.500% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0387167	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0393235	8.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0395235	7.000% 04/15/2024 DD 04/01/94	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0397027	7.000% 05/15/2024 DD 05/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0404112	9.500% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0405054	7.000% 09/15/2025 DD 09/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0405481	8.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0407118	9.500% 12/15/2024 DD 12/01/94	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0407162	9.000% 03/15/2025 DD 03/01/95	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0409954	7.500% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0409990	7.000% 09/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0410041	8.000% 06/15/2025 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0410082	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0411017	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	228
GNMA POOL #0411355	6.500% 12/15/2025 DD 12/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0411704	7.000% 10/15/2025 DD 10/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0413640	6.500% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0414737	8.000% 11/15/2025 DD 11/01/95	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0416354	9.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0417223	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0420660	7.500% 01/15/2026 DD 01/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0421739	7.500% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0422506	6.500% 03/15/2026 DD 03/01/96	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0422529	6.000% 04/15/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0422963	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0422972	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0423842	9.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0423865	8.000% 06/15/2026 DD 06/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0423986	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0423999	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0425424	8.000% 05/15/2026 DD 05/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430269	7.500% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0430901	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0431022	8.000% 08/15/2026 DD 08/01/96	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0431199	8.500% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0433382	7.500% 01/15/2027 DD 01/01/97	U. S. GOVERNMENT SECURITIES	5

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0433848	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0433856	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0434088	7.500% 03/15/2015 DD 03/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0435011	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0436079	7.000% 01/15/2028 DD 01/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0436407	8.000% 07/15/2026 DD 07/01/96	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0438277	8.000% 09/15/2026 DD 09/01/96	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0440355	7.500% 03/15/2027 DD 03/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0443123	8.500% 07/15/2027 DD 07/01/97	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0447624	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0450898	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0452810	9.000% 08/15/2027 DD 08/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0454571	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0455136	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0456806	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457113	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	59
GNMA POOL #0457405	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0457511	9.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0457923	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0458978	6.000% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0460857	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0461148	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0462384	7.000% 11/15/2027 DD 11/01/97	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0462421	7.000% 12/15/2027 DD 12/01/97	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0462671	8.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0464264	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0464758	7.000% 08/15/2028 DD 08/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0464819	6.500% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0464894	7.000% 09/15/2028 DD 09/01/98	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0465376	6.500% 01/15/2029 DD 01/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0467650	7.000% 02/15/2028 DD 02/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0469611	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	7
GNMA POOL #0470326	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0472075	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472619	7.000% 05/15/2028 DD 05/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472749	7.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0472761	7.500% 05/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0473123	7.000% 07/15/2028 DD 07/01/98	U. S. GOVERNMENT SECURITIES	11
GNMA POOL #0473330	6.500% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0474731	7.000% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0476888	7.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0476956	7.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0477481	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0479744	7.500% 11/15/2030 DD 11/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0479902	7.500% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0479909	8.000% 01/15/2031 DD 01/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0480353	7.000% 06/15/2028 DD 06/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0481579	6.500% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0483847	6.000% 12/15/2028 DD 12/01/98	U. S. GOVERNMENT SECURITIES	48
GNMA POOL #0487035	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0487120	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0487227	6.000% 10/15/2028 DD 10/01/98	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0487711	4.500% 03/15/2039 DD 03/01/09	U. S. GOVERNMENT SECURITIES	63
GNMA POOL #0487824	4.500% 04/15/2039 DD 04/01/09	U. S. GOVERNMENT SECURITIES	80
GNMA POOL #0490408	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	31
GNMA POOL #0492743	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0492880	7.000% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0493513	6.500% 01/15/2030 DD 08/01/00	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0496193	6.500% 03/15/2029 DD 03/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0498380	6.500% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0498396	6.000% 02/15/2029 DD 02/01/99	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0499440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0499937	7.000% 02/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0500265	7.500% 11/15/2029 DD 11/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0502177	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0502976	6.000% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0504395	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0505647	7.000% 05/15/2029 DD 05/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0506440	6.500% 04/15/2029 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0506809	6.500% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0506815	7.500% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0507619	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0509537	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0509567	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0510424	7.500% 09/15/2029 DD 09/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0510559	7.000% 10/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0510560	6.500% 08/15/2029 DD 10/01/99	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0512766	6.500% 06/15/2029 DD 06/01/99	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0513004	6.500% 07/15/2029 DD 07/01/99	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0515298	8.000% 01/15/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0520046	7.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0520202	5.500% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	124
GNMA POOL #0520398	7.500% 01/15/2030 DD 01/01/00	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0528554	7.500% 06/15/2030 DD 12/01/00	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0531211	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0532947	8.000% 06/15/2030 DD 06/01/00	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0538312	6.000% 02/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	71
GNMA POOL #0539811	6.000% 06/15/2031 DD 06/01/01	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0543809	7.500% 02/15/2031 DD 02/01/01	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0550727	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	132
GNMA POOL #0550764	5.500% 12/15/2035 DD 12/01/05	U. S. GOVERNMENT SECURITIES	97
GNMA POOL #0551755	6.000% 04/15/2017 DD 04/01/02	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0553057	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0561391	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	14
GNMA POOL #0562477	5.500% 02/15/2034 DD 02/01/04	U. S. GOVERNMENT SECURITIES	356
GNMA POOL #0563281	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0564990	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0567175	6.500% 09/15/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	19
GNMA POOL #0569899	6.500% 06/15/2032 DD 06/01/02	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0574363	6.000% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0575495	6.000% 02/15/2032 DD 03/01/02	U. S. GOVERNMENT SECURITIES	107
GNMA POOL #0579085	6.000% 12/15/2031 DD 12/01/01	U. S. GOVERNMENT SECURITIES	53
GNMA POOL #0579131	5.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0579229	6.500% 01/15/2032 DD 01/01/02	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0582195	6.500% 01/15/2032 DD 02/01/02	U. S. GOVERNMENT SECURITIES	13
GNMA POOL #0582408	6.000% 10/15/2032 DD 01/01/03	U. S. GOVERNMENT SECURITIES	69
GNMA POOL #0585111	5.500% 02/15/2033 DD 02/01/03	U. S. GOVERNMENT SECURITIES	69

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0586556	6.000% 04/15/2032 DD 04/01/02	U. S. GOVERNMENT SECURITIES	71
GNMA POOL #0590155	6.000% 10/15/2032 DD 10/01/02	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0593270	5.500% 11/15/2032 DD 11/01/02	U. S. GOVERNMENT SECURITIES	94
GNMA POOL #0594411	6.500% 09/15/2032 DD 09/01/02	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0597998	6.000% 12/15/2032 DD 12/01/02	U. S. GOVERNMENT SECURITIES	50
GNMA POOL #0598126	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	105
GNMA POOL #0598260	5.000% 06/15/2018 DD 06/01/03	U. S. GOVERNMENT SECURITIES	117
GNMA POOL #0599357	5.500% 01/15/2033 DD 01/01/03	U. S. GOVERNMENT SECURITIES	108
GNMA POOL #0602794	5.500% 03/15/2033 DD 03/01/03	U. S. GOVERNMENT SECURITIES	193
GNMA POOL #0604791	5.500% 11/15/2033 DD 11/01/03	U. S. GOVERNMENT SECURITIES	147
GNMA POOL #0605384	5.000% 04/15/2034 DD 04/01/04	U. S. GOVERNMENT SECURITIES	96
GNMA POOL #0605620	6.500% 07/15/2034 DD 07/01/04	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0607048	5.500% 01/15/2034 DD 01/01/04	U. S. GOVERNMENT SECURITIES	198
GNMA POOL #0610410	5.000% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	161
GNMA POOL #0610415	4.500% 08/15/2018 DD 08/01/03	U. S. GOVERNMENT SECURITIES	98
GNMA POOL #0610850	5.500% 04/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	67
GNMA POOL #0613820	5.000% 07/15/2033 DD 07/01/03	U. S. GOVERNMENT SECURITIES	132
GNMA POOL #0614191	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	131
GNMA POOL #0615583	5.000% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	250
GNMA POOL #0615787	5.500% 09/15/2033 DD 09/01/03	U. S. GOVERNMENT SECURITIES	166
GNMA POOL #0615869	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	52
GNMA POOL #0616011	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	211
GNMA POOL #0616787	5.000% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	112
GNMA POOL #0616892	5.000% 11/15/2035 DD 11/01/05	U. S. GOVERNMENT SECURITIES	492
GNMA POOL #0618127	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	83
GNMA POOL #0618362	6.500% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	398
GNMA POOL #0620427	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	111
GNMA POOL #0620925	4.500% 08/15/2033 DD 08/01/03	U. S. GOVERNMENT SECURITIES	29
GNMA POOL #0622122	5.000% 10/15/2033 DD 10/01/03	U. S. GOVERNMENT SECURITIES	184
GNMA POOL #0623781	6.000% 09/15/2037 DD 09/01/07	U. S. GOVERNMENT SECURITIES	84
GNMA POOL #0630924	5.500% 07/15/2035 DD 07/01/05	U. S. GOVERNMENT SECURITIES	89
GNMA POOL #0631235	5.500% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	80
GNMA POOL #0633365	5.500% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	145
GNMA POOL #0633570	5.500% 08/15/2019 DD 08/01/04	U. S. GOVERNMENT SECURITIES	82
GNMA POOL #0636860	6.000% 11/15/2034 DD 11/01/04	U. S. GOVERNMENT SECURITIES	37
GNMA POOL #0638234	5.500% 12/15/2034 DD 12/01/04	U. S. GOVERNMENT SECURITIES	110
GNMA POOL #0640956	6.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0642032	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	66
GNMA POOL #0643349	5.000% 09/15/2035 DD 09/01/05	U. S. GOVERNMENT SECURITIES	135
GNMA POOL #0644750	5.000% 05/15/2035 DD 05/01/05	U. S. GOVERNMENT SECURITIES	95
GNMA POOL #0649478	6.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	137
GNMA POOL #0649484	5.000% 10/15/2035 DD 10/01/05	U. S. GOVERNMENT SECURITIES	104
GNMA POOL #0651228	6.000% 01/15/2036 DD 01/01/06	U. S. GOVERNMENT SECURITIES	45
GNMA POOL #0651719	5.500% 02/15/2036 DD 02/01/06	U. S. GOVERNMENT SECURITIES	6
GNMA POOL #0657096	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0657156	6.000% 06/15/2037 DD 06/01/07	U. S. GOVERNMENT SECURITIES	68
GNMA POOL #0658029	6.000% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	93
GNMA POOL #0658452	6.500% 12/15/2036 DD 12/01/06	U. S. GOVERNMENT SECURITIES	113
GNMA POOL #0658538	5.500% 07/15/2036 DD 07/01/06	U. S. GOVERNMENT SECURITIES	70
GNMA POOL #0659695	6.000% 10/15/2036 DD 10/01/06	U. S. GOVERNMENT SECURITIES	78
GNMA POOL #0661526	6.000% 11/15/2036 DD 11/01/06	U. S. GOVERNMENT SECURITIES	73
GNMA POOL #0667451	6.000% 04/15/2037 DD 04/01/07	U. S. GOVERNMENT SECURITIES	88
GNMA POOL #0669020	6.000% 05/15/2037 DD 05/01/07	U. S. GOVERNMENT SECURITIES	203
GNMA POOL #0674088	6.500% 05/15/2038 DD 05/01/08	U. S. GOVERNMENT SECURITIES	352
GNMA POOL #0675926	5.000% 04/15/2038 DD 04/01/08	U. S. GOVERNMENT SECURITIES	62
GNMA POOL #0679474	6.500% 11/15/2037 DD 11/01/07	U. S. GOVERNMENT SECURITIES	306
GNMA POOL #0681518	5.000% 07/15/2038 DD 07/01/08	U. S. GOVERNMENT SECURITIES	234
GNMA POOL #0687838	6.000% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	149
GNMA POOL #0687844	6.500% 08/15/2038 DD 08/01/08	U. S. GOVERNMENT SECURITIES	420
GNMA POOL #0688101	6.500% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	278
GNMA POOL #0699098	6.500% 09/15/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	15
GNMA POOL #0700818	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	383
GNMA POOL #0700899	6.000% 11/15/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0701052	6.500% 10/15/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	174
GNMA POOL #0701582	5.500% 01/15/2039 DD 01/01/09	U. S. GOVERNMENT SECURITIES	148
GNMA POOL #0705066	4.500% 07/15/2040 DD 07/01/10	U. S. GOVERNMENT SECURITIES	51
GNMA POOL #0719380	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	57
GNMA POOL #0720057	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	23
GNMA POOL #0720091	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	106
GNMA POOL #0720103	4.500% 06/15/2039 DD 06/01/09	U. S. GOVERNMENT SECURITIES	861
GNMA POOL #0720164	4.500% 07/15/2039 DD 07/01/09	U. S. GOVERNMENT SECURITIES	87
GNMA POOL #0721143	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0721237	4.500% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	96
GNMA POOL #0723804	4.500% 05/15/2040 DD 05/01/10	U. S. GOVERNMENT SECURITIES	36
GNMA POOL #0727806	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0733326	5.000% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	114
GNMA POOL #0736054	4.500% 06/15/2040 DD 06/01/10	U. S. GOVERNMENT SECURITIES	34
GNMA POOL #0737191	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	1,357
GNMA POOL #0737205	5.000% 04/15/2040 DD 04/01/10	U. S. GOVERNMENT SECURITIES	545
GNMA POOL #0745832	4.500% 09/15/2040 DD 09/01/10	U. S. GOVERNMENT SECURITIES	2,878
GNMA POOL #0753726	4.500% 09/15/2040 DD 12/01/10	U. S. GOVERNMENT SECURITIES	235
GNMA POOL #0762045	4.500% 03/15/2041 DD 03/01/11	U. S. GOVERNMENT SECURITIES	496
GNMA POOL #0763238	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	499
GNMA POOL #0763330	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	335
GNMA POOL #0764454	5.000% 05/15/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	35
GNMA POOL #0780115	8.500% 04/15/2025 DD 04/01/95	U. S. GOVERNMENT SECURITIES	4
GNMA POOL #0780151	9.000% 12/15/2021 DD 05/01/95	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0780157	9.500% 08/15/2022 DD 06/01/95	U. S. GOVERNMENT SECURITIES	2
GNMA POOL #0780204	7.000% 07/15/2025 DD 07/01/95	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0780219	7.500% 08/15/2025 DD 08/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0780284	9.000% 12/15/2021 DD 11/01/95	U. S. GOVERNMENT SECURITIES	3
GNMA POOL #0780373	7.000% 12/15/2023 DD 05/01/96	U. S. GOVERNMENT SECURITIES	12
GNMA POOL #0780411	6.500% 10/15/2024 DD 08/01/96	U. S. GOVERNMENT SECURITIES	8
GNMA POOL #0780560	6.500% 05/15/2024 DD 05/01/97	U. S. GOVERNMENT SECURITIES	17
GNMA POOL #0780580	7.500% 06/15/2027 DD 06/01/97	U. S. GOVERNMENT SECURITIES	10
GNMA POOL #0780651	7.000% 10/15/2027 DD 10/01/97	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0780750	8.000% 12/15/2027 DD 03/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0780770	6.000% 04/15/2028 DD 04/01/98	U. S. GOVERNMENT SECURITIES	16
GNMA POOL #0780787	8.500% 12/15/2022 DD 05/01/98	U. S. GOVERNMENT SECURITIES	5
GNMA POOL #0780801	8.000% 12/15/2023 DD 05/01/98	U. S. GOVERNMENT SECURITIES	9
GNMA POOL #0780912	6.500% 11/15/2028 DD 11/01/98	U. S. GOVERNMENT SECURITIES	27
GNMA POOL #0781018	7.500% 09/15/2028 DD 04/01/99	U. S. GOVERNMENT SECURITIES	1
GNMA POOL #0781076	7.000% 08/15/2029 DD 08/01/99	U. S. GOVERNMENT SECURITIES	26
GNMA POOL #0781231	7.000% 12/15/2030 DD 01/01/01	U. S. GOVERNMENT SECURITIES	28
GNMA POOL #0781285	6.500% 05/15/2031 DD 05/01/01	U. S. GOVERNMENT SECURITIES	38
GNMA POOL #0781594	6.500% 01/15/2033 DD 04/01/03	U. S. GOVERNMENT SECURITIES	20
GNMA POOL #0782025	6.500% 12/15/2035 DD 01/01/06	U. S. GOVERNMENT SECURITIES	81

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

GNMA POOL #0782246	6.000% 12/15/2037 DD 12/01/07	U. S. GOVERNMENT SECURITIES	200
GNMA GTD REMIC P/T 04-103 CD	VAR RT 12/16/2031 DD 12/01/04	U. S. GOVERNMENT SECURITIES	699
GNMA GTD REMIC P/T 04-108 AB	4.397% 12/16/2032 DD 12/01/04	U. S. GOVERNMENT SECURITIES	1,061
GNMA GTD REMIC P/T 06-009 B	VAR RT 03/16/2037 DD 03/01/06	U. S. GOVERNMENT SECURITIES	1,160
GNMA GTD REMIC P/T 07-13 B	5.190% 05/16/2039 DD 03/01/07	U. S. GOVERNMENT SECURITIES	1,121
GNMA GTD REMIC P/T 20020-31 FW	VAR RT 06/16/2031 DD 05/16/02	U. S. GOVERNMENT SECURITIES	63
GNMA GTD REMIC P/T 2002-21 FV	FLTG RT 03/16/2032 DD 03/16/02	U. S. GOVERNMENT SECURITIES	112
GNMA II POOL #0003056	8.000% 03/20/2031 DD 03/01/01	U. S. GOVERNMENT SECURITIES	19
GNMA II POOL #0003123	8.000% 08/20/2031 DD 08/01/01	U. S. GOVERNMENT SECURITIES	10
GNMA II POOL #0003136	8.000% 09/20/2031 DD 09/01/01	U. S. GOVERNMENT SECURITIES	2
GNMA II POOL #0004245	6.000% 09/20/2038 DD 09/01/08	U. S. GOVERNMENT SECURITIES	41
GNMA II POOL #0004269	6.500% 10/20/2038 DD 10/01/08	U. S. GOVERNMENT SECURITIES	21
GNMA II POOL #0004289	5.000% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	29
GNMA II POOL #0004290	5.500% 11/20/2038 DD 11/01/08	U. S. GOVERNMENT SECURITIES	51
GNMA II POOL #0004559	VAR RT 10/20/2039 DD 10/01/09	U. S. GOVERNMENT SECURITIES	5,330
GNMA II POOL #0004946	4.500% 02/20/2041 DD 02/01/11	U. S. GOVERNMENT SECURITIES	3,898
GNMA II POOL #0005055	4.500% 05/20/2041 DD 05/01/11	U. S. GOVERNMENT SECURITIES	3,105
GNMA II POOL #0008324	VAR RT 11/20/2023 DD 11/01/93	U. S. GOVERNMENT SECURITIES	12
GNMA II POOL #0008814	VAR RT 02/20/2026 DD 02/01/96	U. S. GOVERNMENT SECURITIES	5
GNMA II POOL #0008847	VAR RT 04/20/2026 DD 04/01/96	U. S. GOVERNMENT SECURITIES	19
GNMA II POOL #0783229	5.500% 12/20/2040 DD 01/01/11	U. S. GOVERNMENT SECURITIES	740
GOLDMAN SACHS GROUP INC	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	98
GOLDMAN SACHS GROUP INC	5.250% 07/27/2021 DD 07/27/11	CORPORATE DEBT INSTRUMENTS	654
GOLDMAN SACHS GROUP INC/THE	5.250% 10/15/2013 DD 10/14/03	CORPORATE DEBT INSTRUMENTS	90
GOLDMAN SACHS GROUP INC/THE	5.950% 01/18/2018 DD 01/18/08	CORPORATE DEBT INSTRUMENTS	102
GOLDMAN SACHS GROUP INC/THE	4.750% 07/15/2013 DD 07/15/03	CORPORATE DEBT INSTRUMENTS	133
GOLDMAN SACHS GROUP INC/THE	5.450% 11/01/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	134
GOLDMAN SACHS GROUP INC/THE	6.150% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	198
GOLDMAN SACHS GROUP INC/THE	5.625% 01/15/2017 DD 01/10/07	CORPORATE DEBT INSTRUMENTS	224
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	303
GOLDMAN SACHS GROUP INC/THE	5.750% 10/01/2016 DD 09/19/06	CORPORATE DEBT INSTRUMENTS	404
GOLDMAN SACHS GROUP INC/THE	3.625% 08/01/2012 DD 07/22/09	CORPORATE DEBT INSTRUMENTS	448
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	667
GOLDMAN SACHS GROUP INC/THE	3.700% 08/01/2015 DD 07/28/10	CORPORATE DEBT INSTRUMENTS	926
GOLDMAN SACHS GROUP INC/THE	5.125% 01/15/2015 DD 01/12/05	CORPORATE DEBT INSTRUMENTS	1,022
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,257
GOLDMAN SACHS GROUP INC/THE	3.625% 02/07/2016 DD 02/07/11	CORPORATE DEBT INSTRUMENTS	1,604
GOLDMAN SACHS GROUP INC/THE	6.250% 09/01/2017 DD 08/30/07	CORPORATE DEBT INSTRUMENTS	1,986
GREENWICH CAPITAL COMME GG3 A3	4.569% 08/10/2042 DD 02/01/05	CORPORATE DEBT INSTRUMENTS	253
GREENWICH CAPITAL COMME GG5 A5	VAR RT 04/10/2037 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	54
GREENWICH CAPITAL COMME GG9 A2	5.381% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	1,140
GREENWICH CAPITAL COMME GG9 A4	5.444% 03/10/2039 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	1,185
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	227
HCP INC	6.000% 01/30/2017 DD 01/22/07	CORPORATE DEBT INSTRUMENTS	487
HEWLETT-PACKARD CO	5.400% 03/01/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	139
HEWLETT-PACKARD CO	4.500% 03/01/2013 DD 03/03/08	CORPORATE DEBT INSTRUMENTS	261
HEWLETT-PACKARD CO	3.300% 12/09/2016 DD 12/09/11	CORPORATE DEBT INSTRUMENTS	919
HOME DEPOT INC	5.250% 12/16/2013 DD 12/19/06	CORPORATE DEBT INSTRUMENTS	24
HOME DEPOT INC	5.400% 03/01/2016 DD 03/24/06	CORPORATE DEBT INSTRUMENTS	182
HONDA AUTO RECEIVABLES OW 1 A4	1.980% 05/23/2016 DD 02/24/10	CORPORATE DEBT INSTRUMENTS	61
HONEYWELL INTERNATIONAL INC	4.250% 03/01/2013 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	144
HSBC BANK PLC	3.500% 06/28/2015 DD 06/28/10	CORPORATE DEBT INSTRUMENTS	403
HSBC BANK PLC	3.100% 05/24/2016 DD 05/24/11	CORPORATE DEBT INSTRUMENTS	425
HSBC BANK USA NA/NEW YORK NY	4.625% 04/01/2014 DD 03/22/04	CORPORATE DEBT INSTRUMENTS	409
HSBC FINANCE CORP	6.375% 11/27/2012 DD 11/27/02	CORPORATE DEBT INSTRUMENTS	163
HSBC FINANCE CORP	5.500% 01/19/2016 DD 01/19/06	CORPORATE DEBT INSTRUMENTS	205
HSBC FINANCE CORP	5.250% 04/15/2015 DD 04/20/05	CORPORATE DEBT INSTRUMENTS	1,714
HSBC HOLDINGS PLC	4.875% 01/14/2022 DD 11/17/11	CORPORATE DEBT INSTRUMENTS	655
HUNGARY GOVERNMENT INTERNATION	6.250% 01/29/2020 DD 01/29/10	OTHER INVESTMENTS	86
HYUNDAI CAPITAL SERVICES INC	4.375% 07/27/2016 DD 01/27/11	CORPORATE DEBT INSTRUMENTS	918
IBERDROLA FINANCE IRELAND LTD	3.800% 09/11/2014 DD 09/11/09	CORPORATE DEBT INSTRUMENTS	789
IBM CORP	1.950% 07/22/2016 DD 07/22/11	CORPORATE DEBT INSTRUMENTS	684
IBM CORP	1.950% 07/22/2016 DD 07/22/11	CORPORATE DEBT INSTRUMENTS	1,621
IBM INTERNATIONAL GROUP CAPITA	5.050% 10/22/2012 DD 10/22/07	CORPORATE DEBT INSTRUMENTS	207
INCITEC PIVOT LTD	4.000% 12/07/2015 DD 12/07/10	CORPORATE DEBT INSTRUMENTS	612
ING BANK NV	4.000% 03/15/2016 DD 03/15/11	CORPORATE DEBT INSTRUMENTS	580
ING BANK NV	4.000% 03/15/2016 DD 03/15/11	CORPORATE DEBT INSTRUMENTS	966
ING BANK NV	2.625% 02/09/2012 DD 02/09/09	CORPORATE DEBT INSTRUMENTS	1,152
INTEL CORP	1.950% 10/01/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	822
INTERNATIONAL BANK FOR RECONST	0.800% 07/13/2012 DD 07/15/10	CORPORATE DEBT INSTRUMENTS	2,307
INTERNATIONAL BUSINESS MACHINE	2.000% 01/05/2016 DD 12/09/10	CORPORATE DEBT INSTRUMENTS	467
INTERNATIONAL BUSINESS MACHINE	2.000% 01/05/2016 DD 12/09/10	CORPORATE DEBT INSTRUMENTS	846
INTERNATIONAL PAPER CO	5.250% 04/01/2016 DD 03/18/04	CORPORATE DEBT INSTRUMENTS	28
INTERNATIONAL PAPER CO	5.300% 04/01/2015 DD 03/19/03	CORPORATE DEBT INSTRUMENTS	209
INTERNATIONAL PAPER CO	7.950% 06/15/2018 DD 06/04/08	CORPORATE DEBT INSTRUMENTS	627
INTESA SANPAOLO SPA	3.625% 08/12/2015 DD 08/12/10	CORPORATE DEBT INSTRUMENTS	356
INTESA SANPAOLO SPA	VAR RT 02/24/2014 DD 02/24/11	CORPORATE DEBT INSTRUMENTS	2,553
INTL PAPER CO	4.750% 02/15/2022 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	478
JOHN DEERE CAPITAL CORP	5.100% 01/15/2013 DD 01/10/03	CORPORATE DEBT INSTRUMENTS	92
JOHN DEERE CAPITAL CORP	5.750% 09/10/2018 DD 09/08/08	CORPORATE DEBT INSTRUMENTS	116
JOHN DEERE CAPITAL CORP	2.000% 01/13/2017 DD 12/02/11	CORPORATE DEBT INSTRUMENTS	1,715
JOHNSON & JOHNSON	5.150% 08/15/2012 DD 08/16/07	CORPORATE DEBT INSTRUMENTS	91
JP MORGAN CHASE COMMER CB12 A4	4.895% 09/12/2037 DD 07/01/05	CORPORATE DEBT INSTRUMENTS	2,182
JP MORGAN CHASE COMMER CB14 A4	VAR RT 12/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,175
JP MORGAN CHASE COMMER CB17 A4	5.429% 12/12/2043 DD 11/01/06	CORPORATE DEBT INSTRUMENTS	225
JP MORGAN CHASE COMMER CB18 A4	5.440% 06/12/2047 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	214
JP MORGAN CHASE COMMER LD12 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	2,149
JP MORGAN CHASE COMMER LDP2 A4	4.738% 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	2,156
JP MORGAN CHASE COMMER LDP2 AM	VAR RT 07/15/2042 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	518
JP MORGAN CHASE COMMER LDP9 A3	5.336% 05/15/2047 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	148
JP MORGAN CHASE COMMERCI C2 A3	VAR RT 05/15/2041 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	278
JP MORGAN MORTGAGE TRUS A1 1A1	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	356
JP MORGAN MORTGAGE TRUS A1 5A2	VAR RT 07/25/2035 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	333
JPMORGAN CHASE & CO	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	165
JPMORGAN CHASE & CO	6.000% 01/15/2018 DD 12/20/07	CORPORATE DEBT INSTRUMENTS	242
JPMORGAN CHASE & CO	5.250% 05/01/2015 DD 04/24/03	CORPORATE DEBT INSTRUMENTS	371
JPMORGAN CHASE & CO	3.150% 07/05/2016 DD 06/29/11	CORPORATE DEBT INSTRUMENTS	394
JPMORGAN CHASE & CO	4.950% 03/25/2020 DD 03/25/10	CORPORATE DEBT INSTRUMENTS	531
JPMORGAN CHASE & CO	6.300% 04/23/2019 DD 04/23/09	CORPORATE DEBT INSTRUMENTS	566
JPMORGAN CHASE & CO	3.400% 06/24/2015 DD 06/24/10	CORPORATE DEBT INSTRUMENTS	703
JPMORGAN CHASE & CO	4.350% 08/15/2021 DD 08/10/11	CORPORATE DEBT INSTRUMENTS	929
JPMORGAN CHASE & CO	4.400% 07/22/2020 DD 07/22/10	CORPORATE DEBT INSTRUMENTS	970
JPMORGAN CHASE & CO	4.750% 05/01/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,207
JPMORGAN CHASE & CO	3.150% 07/05/2016 DD 06/29/11	CORPORATE DEBT INSTRUMENTS	1,323
JPMORGAN CHASE & CO	3.700% 01/20/2015 DD 09/18/09	CORPORATE DEBT INSTRUMENTS	2,395
JPMORGAN CHASE & CO	3.450% 03/01/2016 DD 02/24/11	CORPORATE DEBT INSTRUMENTS	3,048
KELLOGG CO	5.125% 12/03/2012 DD 12/03/07	CORPORATE DEBT INSTRUMENTS	21

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

KEYBANK NA	5.450% 03/03/2016 DD 03/03/06	CORPORATE DEBT INSTRUMENTS	269
KEYCORP	3.750% 08/13/2015 DD 08/13/10	CORPORATE DEBT INSTRUMENTS	415
KEYCORP	6.500% 05/14/2013 DD 05/14/08	CORPORATE DEBT INSTRUMENTS	1,058
KILROY REALTY LP	5.000% 11/03/2015 DD 11/03/10	CORPORATE DEBT INSTRUMENTS	231
KILROY REALTY LP	6.625% 06/01/2020 DD 05/24/10	CORPORATE DEBT INSTRUMENTS	241
KINDER MORGAN ENERGY PARTNERS	5.850% 09/15/2012 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	96
KINDER MORGAN ENERGY PARTNERS	5.950% 02/15/2018 DD 02/12/08	CORPORATE DEBT INSTRUMENTS	154
KING CNTY WASH	4.750% 01/01/2034 DD 02/12/08	OTHER INVESTMENTS	418
KOHL’S CORP	6.250% 12/15/2017 DD 09/28/07	CORPORATE DEBT INSTRUMENTS	255
KOREA DEVELOPMENT BANK	8.000% 01/23/2014 DD 01/23/09	OTHER INVESTMENTS	110
KOREA DEVELOPMENT BANK	3.250% 03/09/2016 DD 09/09/10	OTHER INVESTMENTS	197
KRAFT FOODS INC	6.125% 02/01/2018 DD 12/12/07	CORPORATE DEBT INSTRUMENTS	171
KRAFT FOODS INC	5.250% 10/01/2013 DD 09/25/03	CORPORATE DEBT INSTRUMENTS	183
KRAFT FOODS INC	6.125% 08/23/2018 DD 05/22/08	CORPORATE DEBT INSTRUMENTS	442
KRAFT FOODS INC	4.125% 02/09/2016 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	923
KRAFT FOODS INC	6.500% 08/11/2017 DD 08/13/07	CORPORATE DEBT INSTRUMENTS	1,320
LANDESBANK BADEN-WUERTTEMBERG/	5.050% 12/30/2015 DD 02/12/04	CORPORATE DEBT INSTRUMENTS	110
LANDWIRTSCHAFTLICHE RENTENBANK	4.125% 07/15/2013 DD 06/05/08	CORPORATE DEBT INSTRUMENTS	2,305
LAS VEGAS VY NEV WTR DIST	5.000% 02/01/2034 DD 02/19/08	OTHER INVESTMENTS	419
LB-UBS COMMERCIAL MORTGA C1 A4	5.156% 02/15/2031 DD 01/11/06	CORPORATE DEBT INSTRUMENTS	2,980
LB-UBS COMMERCIAL MORTGA C2 A4	5.594% 06/15/2031 DD 06/11/02	CORPORATE DEBT INSTRUMENTS	697
LB-UBS COMMERCIAL MORTGA C3 A5	4.739% 07/15/2030 DD 06/11/05	CORPORATE DEBT INSTRUMENTS	2,159
LB-UBS COMMERCIAL MORTGA C4 A3	VAR RT 06/15/2029 DD 05/11/04	CORPORATE DEBT INSTRUMENTS	938
LB-UBS COMMERCIAL MORTGA C6 A4	5.372% 09/15/2039 DD 09/11/06	CORPORATE DEBT INSTRUMENTS	333
LB-UBS COMMERCIAL MORTGA C7 A3	VAR RT 09/15/2027 DD 09/11/03	CORPORATE DEBT INSTRUMENTS	1,015
LB-UBS COMMERCIAL MORTGA C7 A4	5.197% 11/15/2030 DD 10/11/05	CORPORATE DEBT INSTRUMENTS	1,098
LCM LTD PARTNERSHIP 8A A 144A	VAR RT 01/14/2021 DD 11/23/10	CORPORATE DEBT INSTRUMENTS	656
LEASEPLAN CORP NV	3.000% 05/07/2012 DD 05/07/09	CORPORATE DEBT INSTRUMENTS	1,612
LIBERTY PROPERTY LP	5.650% 08/15/2014 DD 08/10/04	CORPORATE DEBT INSTRUMENTS	517
LIFE TECHNOLOGIES CORP	5.000% 01/15/2021 DD 12/14/10	CORPORATE DEBT INSTRUMENTS	108
LIFE TECHNOLOGIES CORP	4.400% 03/01/2015 DD 02/19/10	CORPORATE DEBT INSTRUMENTS	520
LLOYDS TSB BANK PLC	4.875% 01/21/2016 DD 01/21/11	CORPORATE DEBT INSTRUMENTS	585
LLOYDS TSB BANK PLC	VAR RT 01/24/2014 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	2,838
LLOYDS TSB BANK PLC	6.375% 01/21/2021 DD 01/21/11	CORPORATE DEBT INSTRUMENTS	3,006
LORILLARD TOBACCO CO	3.500% 08/04/2016 DD 08/04/11	CORPORATE DEBT INSTRUMENTS	192
LOWE’S COMPANIES INC	3.800% 11/15/2021 DD 11/23/11	CORPORATE DEBT INSTRUMENTS	593
LOWE’S COS INC	5.400% 10/15/2016 DD 10/10/06	CORPORATE DEBT INSTRUMENTS	121
LOWE’S COS INC	2.125% 04/15/2016 DD 11/22/10	CORPORATE DEBT INSTRUMENTS	1,043
LUBRIZOL CORP	5.500% 10/01/2014 DD 09/28/04	CORPORATE DEBT INSTRUMENTS	117
M&I MARSHALL & ILSLEY BANK	4.850% 06/16/2015 DD 06/16/05	CORPORATE DEBT INSTRUMENTS	264
MACY’S RETAIL HOLDINGS INC	7.450% 07/15/2017 DD 07/14/97	CORPORATE DEBT INSTRUMENTS	555
MAGELLAN MIDSTREAM PARTNERS LP	5.650% 10/15/2016 DD 10/15/04	CORPORATE DEBT INSTRUMENTS	240
MAGELLAN MIDSTREAM PARTNERS LP	6.450% 06/01/2014 DD 05/25/04	CORPORATE DEBT INSTRUMENTS	808
MANUFACTURERS & TRADERS TRUST	VAR RT 04/01/2013 DD 03/31/03	CORPORATE DEBT INSTRUMENTS	891
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	905
MANULIFE FINANCIAL CORP	3.400% 09/17/2015 DD 09/17/10	CORPORATE DEBT INSTRUMENTS	955
MARRIOTT INTERNATIONAL INC/DE	5.625% 02/15/2013 DD 10/19/07	CORPORATE DEBT INSTRUMENTS	29
MARRIOTT INTERNATIONAL INC/DE	5.810% 11/10/2015 DD 11/10/05	CORPORATE DEBT INSTRUMENTS	128
MARSH & MCLENNAN COS INC	5.750% 09/15/2015 DD 09/16/05	CORPORATE DEBT INSTRUMENTS	29
MASTR ADJUSTABLE RATE MOR 3 B2	VAR RT 10/25/2032 DD 08/01/02	CORPORATE DEBT INSTRUMENTS	46
MBNA CREDIT CARD MASTER B1 B1	4.450% 08/15/2016 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	1,132
MBNA CREDIT CARD MASTER C2 C2	VAR RT 11/15/2016 DD 07/01/04	CORPORATE DEBT INSTRUMENTS	990
MBNA CREDIT CARD MASTER C6 C6	VAR RT 03/16/2015 DD 10/29/02	CORPORATE DEBT INSTRUMENTS	1,008
MCDONALD’S CORP	4.300% 03/01/2013 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	55
MCDONALD’S CORP	5.350% 03/01/2018 DD 02/29/08	CORPORATE DEBT INSTRUMENTS	103
MCKESSON CORP	5.700% 03/01/2017 DD 03/05/07	CORPORATE DEBT INSTRUMENTS	123
MCKESSON CORP	4.750% 03/01/2021 DD 02/28/11	CORPORATE DEBT INSTRUMENTS	340
MERCK & CO INC	6.000% 09/15/2017 DD 09/17/07	CORPORATE DEBT INSTRUMENTS	167
MERCK & CO INC	4.750% 03/01/2015 DD 02/17/05	CORPORATE DEBT INSTRUMENTS	234
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	94
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	120
MERRILL LYNCH & CO INC	5.450% 02/05/2013 DD 02/05/08	CORPORATE DEBT INSTRUMENTS	124
MERRILL LYNCH & CO INC	6.400% 08/28/2017 DD 08/28/07	CORPORATE DEBT INSTRUMENTS	194
MERRILL LYNCH & CO INC	6.875% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	372
MERRILL LYNCH & CO INC	5.300% 09/30/2015 DD 09/26/03	CORPORATE DEBT INSTRUMENTS	769
MERRILL LYNCH & CO INC	6.050% 05/16/2016 DD 05/16/06	CORPORATE DEBT INSTRUMENTS	872
MERRILL LYNCH MORTGAGE CIP1 A4	VAR RT 07/12/2038 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	2,191
MERRILL LYNCH MORTGAGE KEY1 A4	VAR RT 11/12/2035 DD 11/01/03	CORPORATE DEBT INSTRUMENTS	158
MERRILL LYNCH MORTGAGE LC1 A4	VAR RT 01/12/2044 DD 12/01/05	CORPORATE DEBT INSTRUMENTS	166
MERRILL LYNCH MORTGAGE T C1 A2	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	35
MERRILL LYNCH MORTGAGE T C1 AM	VAR RT 05/12/2039 DD 05/01/06	CORPORATE DEBT INSTRUMENTS	181
MERRILL LYNCH/COUNTRYWIDE 1 A4	VAR RT 02/12/2039 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	2,140
MERRILL LYNCH/COUNTRYWIDE 2 A4	VAR RT 06/12/2046 DD 06/01/06	CORPORATE DEBT INSTRUMENTS	2,232
MERRILL LYNCH/COUNTRYWIDE 4 A3	VAR RT 12/12/2049 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	215
METLIFE INC	5.375% 12/15/2012 DD 12/10/02	CORPORATE DEBT INSTRUMENTS	100
METLIFE INC	5.500% 06/15/2014 DD 06/03/04	CORPORATE DEBT INSTRUMENTS	168
METLIFE INC	4.750% 02/08/2021 DD 08/06/10	CORPORATE DEBT INSTRUMENTS	920
METROPOLITAN EDISON CO	4.875% 04/01/2014 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	112
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	287
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	485
METROPOLITAN LIFE GLOBAL FUNDI	5.125% 04/10/2013 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	1,045
MEXICO GOVERNMENT INTERNATIONA	6.375% 01/16/2013 DD 01/16/03	OTHER INVESTMENTS	173
MEXICO GOVERNMENT INTERNATIONA	5.625% 01/15/2017 DD 03/10/06	OTHER INVESTMENTS	186
MEXICO GOVERNMENT INTERNATIONA	5.950% 03/19/2019 DD 12/23/08	OTHER INVESTMENTS	216
MEXICO GOVERNMENT INTERNATIONA	5.125% 01/15/2020 DD 01/15/10	OTHER INVESTMENTS	290
MICROSOFT CORP	2.950% 06/01/2014 DD 05/18/09	CORPORATE DEBT INSTRUMENTS	376
MICROSOFT CORP	2.500% 02/08/2016 DD 02/08/11	CORPORATE DEBT INSTRUMENTS	1,094
MIDAMERICAN ENERGY HOLDINGS CO	5.875% 10/01/2012 DD 10/04/02	CORPORATE DEBT INSTRUMENTS	136
MIDAMERICAN ENERGY HOLDINGS CO	5.750% 04/01/2018 DD 03/28/08	CORPORATE DEBT INSTRUMENTS	1,125
MONUMENT PK CDO A-1 144A 3C7	VAR RT 01/20/2016 DD 01/29/04	CORPORATE DEBT INSTRUMENTS	800
MORGAN STANLEY	5.500% 07/28/2021 DD 07/28/11	CORPORATE DEBT INSTRUMENTS	74
MORGAN STANLEY	3.800% 04/29/2016 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	97
MORGAN STANLEY	5.250% 11/02/2012 DD 11/02/07	CORPORATE DEBT INSTRUMENTS	100
MORGAN STANLEY	5.550% 04/27/2017 DD 04/27/07	CORPORATE DEBT INSTRUMENTS	101
MORGAN STANLEY	5.950% 12/28/2017 DD 12/28/07	CORPORATE DEBT INSTRUMENTS	105
MORGAN STANLEY	5.300% 03/01/2013 DD 02/26/03	CORPORATE DEBT INSTRUMENTS	115
MORGAN STANLEY	7.300% 05/13/2019 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	153
MORGAN STANLEY	VAR RT 01/09/2014 DD 01/09/07	CORPORATE DEBT INSTRUMENTS	271
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	293
MORGAN STANLEY	4.750% 04/01/2014 DD 03/30/04	CORPORATE DEBT INSTRUMENTS	294
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	395
MORGAN STANLEY	6.000% 05/13/2014 DD 05/13/09	CORPORATE DEBT INSTRUMENTS	550
MORGAN STANLEY	5.375% 10/15/2015 DD 10/21/05	CORPORATE DEBT INSTRUMENTS	953
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,002
MORGAN STANLEY	6.000% 04/28/2015 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	1,402
MORGAN STANLEY	6.625% 04/01/2018 DD 04/01/08	CORPORATE DEBT INSTRUMENTS	1,531
MORGAN STANLEY	VAR RT 01/24/2014 DD 01/25/11	CORPORATE DEBT INSTRUMENTS	1,822

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

MORGAN STANLEY	3.450% 11/02/2015 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	1,841
MORGAN STANLEY	VAR RT 04/29/2013 DD 04/29/11	CORPORATE DEBT INSTRUMENTS	2,921
MORGAN STANLEY ABS CAP NC1 A2C	VAR RT 01/25/2035 DD 02/25/05	CORPORATE DEBT INSTRUMENTS	1,023
MORGAN STANLEY CAPITAL HQ10 A4	5.328% 11/12/2041 DD 11/01/06	CORPORATE DEBT INSTRUMENTS	2,184
MORGAN STANLEY CAPITAL HQ7 A4	VAR RT 11/14/2042 DD 11/01/05	CORPORATE DEBT INSTRUMENTS	247
MORGAN STANLEY CAPITAL HQ8 A4	VAR RT 03/12/2044 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,867
MORGAN STANLEY CAPITAL HQ9 A4	VAR RT 07/12/2044 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,462
MORGAN STANLEY CAPITAL T13 A4	4.660% 09/13/2045 DD 02/01/04	CORPORATE DEBT INSTRUMENTS	314
MORGAN STANLEY CAPITAL T25 A3	VAR RT 11/12/2049 DD 01/01/07	CORPORATE DEBT INSTRUMENTS	110
NABORS INDUSTRIES INC	6.150% 02/15/2018 DD 08/15/08	CORPORATE DEBT INSTRUMENTS	58
NATIONAL AUSTRALIA BANK LTD	2.350% 11/16/2012 DD 11/16/09	CORPORATE DEBT INSTRUMENTS	1,264
NATIONAL AUSTRALIA BANK LTD	VAR RT 04/11/2014 DD 04/11/11	CORPORATE DEBT INSTRUMENTS	1,782
NATIONAL RURAL UTILITIES COOPE	7.250% 03/01/2012 DD 03/07/02	CORPORATE DEBT INSTRUMENTS	46
NATIONAL RURAL UTILITIES COOPE	4.750% 03/01/2014 DD 02/25/04	CORPORATE DEBT INSTRUMENTS	119
NATIONWIDE HEALTH PROPERTIES I	6.000% 05/20/2015 DD 05/18/05	CORPORATE DEBT INSTRUMENTS	32
NBC UNIVERSAL MEDIA LLC	4.375% 04/01/2021 DD 04/01/11	CORPORATE DEBT INSTRUMENTS	792
NBCUNIVERSAL MEDIA LLC	3.650% 04/30/2015 DD 04/30/11	CORPORATE DEBT INSTRUMENTS	241
NBCUNIVERSAL MEDIA LLC	3.650% 04/30/2015 DD 04/30/11	CORPORATE DEBT INSTRUMENTS	501
NBCUNIVERSAL MEDIA LLC	2.875% 04/01/2016 DD 04/01/11	CORPORATE DEBT INSTRUMENTS	642
NCUA GUARANTEED NOTES C1 APT	2.650% 10/29/2020 DD 11/10/10	CORPORATE DEBT INSTRUMENTS	1,214
NETWORK RAIL INFRASTRUCT FIN	3.500% 17-JUN-2013 USD1000	CORPORATE DEBT INSTRUMENTS	3,116
NEVADA POWER CO	6.500% 08/01/2018 DD 07/30/08	CORPORATE DEBT INSTRUMENTS	60
NEVADA POWER CO	6.500% 05/15/2018 DD 05/12/06	CORPORATE DEBT INSTRUMENTS	122
NEW YORK LIFE GLOBAL FUNDING	3.000% 05/04/2015 DD 05/04/10	CORPORATE DEBT INSTRUMENTS	827
NEW YORK LIFE GLOBAL FUNDING	3.000% 05/04/2015 DD 05/04/10	CORPORATE DEBT INSTRUMENTS	1,571
NEWS AMERICA INC	5.300% 12/15/2014 DD 12/03/04	CORPORATE DEBT INSTRUMENTS	114
NISOURCE FINANCE CORP	5.400% 07/15/2014 DD 07/21/03	CORPORATE DEBT INSTRUMENTS	133
NISOURCE FINANCE CORP	6.150% 03/01/2013 DD 02/19/03	CORPORATE DEBT INSTRUMENTS	137
NORTH AMERICAN DEVELOPMENT BAN	4.375% 02/11/2020 DD 02/11/10	CORPORATE DEBT INSTRUMENTS	1,011
NORTHERN STATES POWER CO/MN	8.000% 08/28/2012 DD 02/28/03	CORPORATE DEBT INSTRUMENTS	78
NORTHERN TRUST CORP	5.500% 08/15/2013 DD 08/13/08	CORPORATE DEBT INSTRUMENTS	57
NORTHSTAR EDUCATION FINAN 1 A1	VAR RT 10/28/2026 DD 10/25/05	CORPORATE DEBT INSTRUMENTS	138
NOVARTIS CAPITAL CORP	4.400% 04/24/2020 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	855
O REILLY AUTOMOTIVE INC	4.625% 09/15/2021 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	708
OCCIDENTAL PETROLEUM COR	1.750% 02/15/2017 DD 08/18/11	CORPORATE DEBT INSTRUMENTS	643
OHIO POWER CO	6.000% 06/01/2016 DD 06/12/06	CORPORATE DEBT INSTRUMENTS	577
ONEOK PARTNERS LP	6.150% 10/01/2016 DD 09/25/06	CORPORATE DEBT INSTRUMENTS	61
ORACLE CORP	5.250% 01/15/2016 DD 01/13/06	CORPORATE DEBT INSTRUMENTS	196
ORACLE CORP	5.750% 04/15/2018 DD 04/09/08	CORPORATE DEBT INSTRUMENTS	214
OVERSEAS PRIVATE INV COR	0.000% 07/07/2015 DD 07/19/10	U. S. GOVERNMENT SECURITIES	1,075
OVERSEAS PRIVATE INVESTMENT CO	0.000% 05/02/2014 DD 05/02/11	U. S. GOVERNMENT SECURITIES	3,052
PACCAR FINANCIAL CORP	2.050% 06/17/2013 DD 06/16/10	CORPORATE DEBT INSTRUMENTS	589
PACIFIC GAS & ELECTRIC CO	4.800% 03/01/2014 DD 03/23/04	CORPORATE DEBT INSTRUMENTS	163
PEMEX PROJECT FUNDING MASTER T	5.750% 03/01/2018 DD 09/01/08	CORPORATE DEBT INSTRUMENTS	121
PEPSIAMERICAS INC	5.750% 07/31/2012 DD 07/18/07	CORPORATE DEBT INSTRUMENTS	181
PEPSICO INC	0.800% 08/25/2014 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	430
PEPSICO INC/NC	4.650% 02/15/2013 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	92
PEPSICO INC/NC	5.000% 06/01/2018 DD 05/28/08	CORPORATE DEBT INSTRUMENTS	109
PEPSICO INC/NC	7.900% 11/01/2018 DD 10/24/08	CORPORATE DEBT INSTRUMENTS	221
PERNOD-RICARD SA	4.450% 01/15/2022 DD 10/25/11	CORPORATE DEBT INSTRUMENTS	917
PERUVIAN GOVERNMENT INTERNATIO	8.375% 05/03/2016 DD 05/03/04	OTHER INVESTMENTS	66
PERUVIAN GOVERNMENT INTERNATIO	9.875% 02/06/2015 DD 02/06/03	OTHER INVESTMENTS	217
PETROBRAS INTERNATIONAL FINANC	5.875% 03/01/2018 DD 11/01/07	CORPORATE DEBT INSTRUMENTS	109
PETROBRAS INTERNATIONAL FINANC	5.750% 01/20/2020 DD 10/30/09	CORPORATE DEBT INSTRUMENTS	205
PETROLEOS MEXICANOS	4.875% 03/15/2015 DD 09/15/10	CORPORATE DEBT INSTRUMENTS	74
PETROLEOS MEXICANOS	6.000% 03/05/2020 DD 09/05/10	CORPORATE DEBT INSTRUMENTS	211
PFIZER INC	5.350% 03/15/2015 DD 03/24/09	CORPORATE DEBT INSTRUMENTS	120
PHILIP MORRIS INTERNATIONAL IN	4.875% 05/16/2013 DD 05/16/08	CORPORATE DEBT INSTRUMENTS	93
PHILIP MORRIS INTERNATIONAL IN	2.500% 05/16/2016 DD 05/16/11	CORPORATE DEBT INSTRUMENTS	392
PHILIP MORRIS INTERNATIONAL IN	2.500% 05/16/2016 DD 05/16/11	CORPORATE DEBT INSTRUMENTS	1,044
PLAINS ALL AMERICAN PIPELINE L	6.125% 01/15/2017 DD 07/15/07	CORPORATE DEBT INSTRUMENTS	60
PLAINS ALL AMERICAN PIPELINE L	4.250% 09/01/2012 DD 07/23/09	CORPORATE DEBT INSTRUMENTS	90
PLAINS ALL AMERICAN PIPELINE L	3.950% 09/15/2015 DD 07/14/10	CORPORATE DEBT INSTRUMENTS	434
PNC BANK NA	6.000% 12/07/2017 DD 12/07/07	CORPORATE DEBT INSTRUMENTS	583
PNC FUNDING CORP	3.000% 05/19/2014 DD 05/19/10	CORPORATE DEBT INSTRUMENTS	1,248
PNC FUNDING CORP	5.400% 06/10/2014 DD 06/09/09	CORPORATE DEBT INSTRUMENTS	1,258
POLAND GOVERNMENT INTERNATIONA	6.375% 07/15/2019 DD 07/15/09	OTHER INVESTMENTS	116
POLAND GOVERNMENT INTERNATIONA	5.250% 01/15/2014 DD 10/29/03	OTHER INVESTMENTS	164
PPL ENERGY SUPPLY LLC	6.300% 07/15/2013 DD 07/20/08	CORPORATE DEBT INSTRUMENTS	84
PPL ENERGY SUPPLY LLC	6.200% 05/15/2016 DD 05/18/06	CORPORATE DEBT INSTRUMENTS	176
PPL ENERGY SUPPLY LLC	6.300% 07/15/2013 DD 07/20/08	CORPORATE DEBT INSTRUMENTS	791
PRAXAIR INC	5.250% 11/15/2014 DD 11/13/07	CORPORATE DEBT INSTRUMENTS	36
PRAXAIR INC	1.750% 11/15/2012 DD 11/16/09	CORPORATE DEBT INSTRUMENTS	115
PRICOA GLOBAL FDG I MTN 144A	5.400% 10/18/2012 DD 10/18/07	CORPORATE DEBT INSTRUMENTS	1,288
PRINCIPAL LIFE INCOME FUNDING	5.300% 04/24/2013 DD 04/24/08	CORPORATE DEBT INSTRUMENTS	73
PRINCIPAL LIFE INCOME FUNDING	5.100% 04/15/2014 DD 04/16/04	CORPORATE DEBT INSTRUMENTS	74
PRINCIPAL LIFE INCOME FUNDING	5.300% 12/14/2012 DD 12/14/07	CORPORATE DEBT INSTRUMENTS	833
PROCTER & GAMBLE CO/THE	4.950% 08/15/2014 DD 08/10/04	CORPORATE DEBT INSTRUMENTS	194
PROCTER & GAMBLE CO/THE	1.450% 08/15/2016 DD 08/15/11	CORPORATE DEBT INSTRUMENTS	369
PROGRESS ENERGY INC	7.050% 03/15/2019 DD 03/19/09	CORPORATE DEBT INSTRUMENTS	649
PROVINCE OF MANITOBA CANADA	2.125% 04/22/2013 DD 01/21/10	OTHER INVESTMENTS	107
PROVINCE OF NOVA SCOTIA CANADA	5.750% 02/27/2012 DD 02/26/02	OTHER INVESTMENTS	106
PROVINCE OF ONTARIO CANADA	4.950% 06/01/2012 DD 05/24/07	OTHER INVESTMENTS	112
PROVINCE OF ONTARIO CANADA	1.875% 11/19/2012 DD 11/19/09	OTHER INVESTMENTS	223
PROVINCE OF ONTARIO CANADA	4.750% 01/19/2016 DD 01/18/06	OTHER INVESTMENTS	338
PROVINCE OF QUEBEC CANADA	5.000% 03/01/2016 DD 03/01/06	OTHER INVESTMENTS	289
PRUDENTIAL FINANCIAL INC	4.500% 11/15/2020 DD 11/18/10	CORPORATE DEBT INSTRUMENTS	201
PRUDENTIAL FINANCIAL INC	3.000% 05/12/2016 DD 05/12/11	CORPORATE DEBT INSTRUMENTS	274
PRUDENTIAL FINANCIAL INC	4.500% 11/15/2020 DD 11/18/10	CORPORATE DEBT INSTRUMENTS	312
PSEG POWER LLC	2.750% 09/15/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	181
PYRAMID INTERMEDIATE MANAGED	MATURING FUND	COMMON/COLLECTIVE TRUST	25,566
PYRAMID SHORT MANAGED MATURING	FUND	COMMON/COLLECTIVE TRUST	26,257
QUEST DIAGNOSTICS INC/DE	3.200% 04/01/2016 DD 03/24/11	CORPORATE DEBT INSTRUMENTS	580
QWEST COMMUNICATIONS INTERNATI	8.000% 10/01/2015 DD 09/17/09	CORPORATE DEBT INSTRUMENTS	145
QWEST COMMUNICATIONS INTERNATI	7.125% 04/01/2018 DD 01/12/10	CORPORATE DEBT INSTRUMENTS	685
QWEST CORP	6.500% 06/01/2017 DD 12/01/07	CORPORATE DEBT INSTRUMENTS	173
REILLY MTG ASSOC 91ST FHA PROJ	7.430% 07/01/2023 DD 07/01/83	U. S. GOVERNMENT SECURITIES	26
REILLY MTG GRP FHA POOL #64	7.430% 01/25/2024 DD 03/01/84	CORPORATE DEBT INSTRUMENTS	96
REINSURANCE GROUP OF AMERICA I	5.625% 03/15/2017 DD 03/09/07	CORPORATE DEBT INSTRUMENTS	1,116
RENSSELAER POLYTECHNIC INSTITU	5.600% 09/01/2020 DD 04/20/10	CORPORATE DEBT INSTRUMENTS	900
REPUBLIC OF KOREA	7.125% 04/16/2019 DD 04/16/09	OTHER INVESTMENTS	125
REPUBLIC OF KOREA	4.875% 09/22/2014 DD 09/22/04	OTHER INVESTMENTS	245
REYNOLDS AMERICAN INC	6.750% 06/15/2017 DD 06/21/07	CORPORATE DEBT INSTRUMENTS	120
REYNOLDS AMERICAN INC	7.250% 06/01/2013 DD 12/01/06	CORPORATE DEBT INSTRUMENTS	992
RIO TINTO ALCAN INC	5.000% 06/01/2015 DD 05/31/05	CORPORATE DEBT INSTRUMENTS	114
RIO TINTO FIN USA LTD	2.250% 09/20/2016 DD 09/19/11	CORPORATE DEBT INSTRUMENTS	204
RIO TINTO FINANCE USA LTD	1.875% 11/02/2015 DD 11/02/10	CORPORATE DEBT INSTRUMENTS	212

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

RIO TINTO FINANCE USA LTD	8.950% 05/01/2014 DD 04/17/09	CORPORATE DEBT INSTRUMENTS	737
ROCKIES EXPRESS PIPELINE LLC	5.625% 04/15/2020 DD 03/22/10	CORPORATE DEBT INSTRUMENTS	429
ROYAL BANK OF CANADA	1.450% 10/30/2014 DD 10/31/11	CORPORATE DEBT INSTRUMENTS	1,116
ROYAL BANK OF CANADA	1.450% 10/30/2014 DD 10/31/11	CORPORATE DEBT INSTRUMENTS	1,603
ROYAL BANK OF CANADA	3.125% 04/14/2015 DD 04/14/10	CORPORATE DEBT INSTRUMENTS	3,672
ROYAL BANK OF SCOTLAND GROUP P	5.000% 10/01/2014 DD 10/02/02	CORPORATE DEBT INSTRUMENTS	173
ROYAL BANK OF SCOTLAND PLC/THE	3.950% 09/21/2015 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	197
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 03/16/2015 DD 03/16/10	CORPORATE DEBT INSTRUMENTS	574
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	954
ROYAL BANK OF SCOTLAND PLC/THE	2.625% 05/11/2012 DD 05/12/09	CORPORATE DEBT INSTRUMENTS	1,006
ROYAL BANK OF SCOTLAND PLC/THE	4.875% 08/25/2014 DD 08/25/09	CORPORATE DEBT INSTRUMENTS	1,101
SAFEWAY INC	3.400% 12/01/2016 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	1,102
SALOMON BROTHERS MORTGAGE 20 A	VAR RT 08/01/2024	CORPORATE DEBT INSTRUMENTS	10
SANOFI	1.200% 09/30/2014 DD 09/30/11	CORPORATE DEBT INSTRUMENTS	660
SANTANDER DRIVE AUTO RECE 4 A3	1.640% 09/15/2015 DD 10/13/11	CORPORATE DEBT INSTRUMENTS	1,580
SANTANDER US DEBT SA UNIPERSON	3.724% 01/20/2015 DD 01/19/10	CORPORATE DEBT INSTRUMENTS	908
SBA GTD PARTN CTFS 1997-20D 1	7.500% 04/01/2017	U. S. GOVERNMENT SECURITIES	238
SBA GTD PARTN CTFS 1997-20F 1	7.200% 06/01/2017 DD 06/01/97	U. S. GOVERNMENT SECURITIES	43
SBA GTD PARTN CTFS 1997-20H 1	6.800% 08/01/2017 DD 08/13/97	U. S. GOVERNMENT SECURITIES	111
SBA GTD PARTN CTFS 1999-20J 1	1999-20 7.200% 10/01/2019	U. S. GOVERNMENT SECURITIES	428
SBC COMMUNICATIONS	5.875% 08/15/2012 DD 08/19/02	CORPORATE DEBT INSTRUMENTS	114
SCHLUMBERGER INVESTMENT	3.300% 09/14/2021 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	385
SCHLUMBERGER NORGE AS	1.950% 09/14/2016 DD 09/14/11	CORPORATE DEBT INSTRUMENTS	567
SEMPRA ENERGY	6.000% 02/01/2013 DD 01/31/03	CORPORATE DEBT INSTRUMENTS	17
SEMPRA ENERGY	6.500% 06/01/2016 DD 05/15/09	CORPORATE DEBT INSTRUMENTS	103
SHELL INTERNATIONAL FINANCE BV	5.200% 03/22/2017 DD 03/22/07	CORPORATE DEBT INSTRUMENTS	90
SIERRA PACIFIC POWER CO	5.450% 09/01/2013 DD 09/02/08	CORPORATE DEBT INSTRUMENTS	1,022
SIMON PROPERTY GROUP LP	5.250% 12/01/2016 DD 12/12/06	CORPORATE DEBT INSTRUMENTS	22
SIMON PROPERTY GROUP LP	6.100% 05/01/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	280
SIMON PROPERTY GROUP LP	4.125% 12/01/2021 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	340
SIMON PROPERTY GROUP LP	5.650% 02/01/2020 DD 01/25/10	CORPORATE DEBT INSTRUMENTS	630
SIMON PROPERY GROUP LP	2.800% 01/30/2017 DD 11/16/11	CORPORATE DEBT INSTRUMENTS	363
SLM CORP	5.375% 01/15/2013 DD 12/06/02	CORPORATE DEBT INSTRUMENTS	141
SLM CORP	5.000% 04/15/2015 DD 04/15/03	CORPORATE DEBT INSTRUMENTS	303
SLM CORP	6.250% 01/25/2016 DD 01/14/11	CORPORATE DEBT INSTRUMENTS	511
SLM CORP	8.450% 06/15/2018 DD 06/18/08	CORPORATE DEBT INSTRUMENTS	618
SLM STUDENT LOAN TRUST 1 A	VAR RT 03/25/2025 DD 04/15/10	CORPORATE DEBT INSTRUMENTS	2,373
SLM STUDENT LOAN TRUST 5 A4	VAR RT 07/25/2023 DD 04/30/08	CORPORATE DEBT INSTRUMENTS	2,448
SLM STUDENT LOAN TRUST B A2	VAR RT 06/15/2021 DD 05/26/04	CORPORATE DEBT INSTRUMENTS	1,087
SMALL BUS ADMIN CTF S-95 20B	8.150% 02/01/2015 DD 02/15/95	U. S. GOVERNMENT SECURITIES	116
SOUTH AFRICA GOVERNMENT INTERN	6.500% 06/02/2014 DD 06/02/04	OTHER INVESTMENTS	269
SOUTH CAROLINA STUDENT 2005 A2	VAR RT 12/01/2020 DD 07/19/05	CORPORATE DEBT INSTRUMENTS	936
SOUTHERN CALIFORNIA EDISON CO	5.500% 08/15/2018 DD 08/18/08	CORPORATE DEBT INSTRUMENTS	126
SOUTHERN CO	1.950% 09/01/2016 DD 08/23/11	CORPORATE DEBT INSTRUMENTS	984
SOUTHERN POWER CO	4.875% 07/15/2015 DD 01/15/04	CORPORATE DEBT INSTRUMENTS	153
SOUTHTRUST CORP	5.800% 06/15/2014 DD 05/24/04	CORPORATE DEBT INSTRUMENTS	224
SPAREBANK 1 BOLIGKREDITT AS	2.625% 05/27/2016 DD 05/27/11	CORPORATE DEBT INSTRUMENTS	1,367
SPAREBANK 1 BOLIGKREDITT AS	1.250% 10/25/2013 DD 10/26/10	CORPORATE DEBT INSTRUMENTS	2,284
SPECTRA ENERGY CAPITAL LLC	6.200% 04/15/2018 DD 04/10/08	CORPORATE DEBT INSTRUMENTS	120
STATE OF QATAR	4.000% 01/20/2015 DD 11/24/09	OTHER INVESTMENTS	1,574
STATOIL ASA	1.800% 11/23/2016 DD 11/23/11	CORPORATE DEBT INSTRUMENTS	2,234
STRUCTURED ADJUSTABLE R 12 3A2	VAR RT 09/25/2034 DD 08/01/04	CORPORATE DEBT INSTRUMENTS	19
STRUCTURED ADJUSTABLE R 16 3A1	VAR RT 11/25/2034 DD 10/01/04	CORPORATE DEBT INSTRUMENTS	125
STRUCTURED ADJUSTABLE RA 5 3A1	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	66
STRUCTURED ADJUSTABLE RA 6 3A2	VAR RT 06/25/2034 DD 05/01/04	CORPORATE DEBT INSTRUMENTS	425
STRUCTURED ADJUSTABLE RAT 5 1A	VAR RT 05/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	53
STRUCTURED ASSET SECS 03 144A	3.357% 04/25/2031 DD 01/01/03	CORPORATE DEBT INSTRUMENTS	307
STRUCTURED ASSET SECUR 34A 3A3	VAR RT 11/25/2033 DD 10/01/03	CORPORATE DEBT INSTRUMENTS	216
STRYKER CORP	2.000% 09/30/2016 DD 09/16/11	CORPORATE DEBT INSTRUMENTS	563
STRYKER CORP	2.000% 09/30/2016 DD 09/16/11	CORPORATE DEBT INSTRUMENTS	599
SUNCOR ENERGY INC	6.100% 06/01/2018 DD 06/06/08	CORPORATE DEBT INSTRUMENTS	291
SUNTRUST BANKS INC	5.250% 11/05/2012 DD 11/05/07	CORPORATE DEBT INSTRUMENTS	108
SUNTRUST BANKS INC	3.600% 04/15/2016 DD 03/24/11	CORPORATE DEBT INSTRUMENTS	458
SUNTRUST BANKS INC	3.500% 01/20/2017 DD 11/01/11	CORPORATE DEBT INSTRUMENTS	1,055
SVB FINANCIAL GROUP	5.375% 09/15/2020 DD 09/20/10	CORPORATE DEBT INSTRUMENTS	640
SVENSKA HANDELSBANKEN AB	2.875% 09/14/2012 DD 09/14/09	CORPORATE DEBT INSTRUMENTS	1,494
TARGET CORP	5.125% 01/15/2013 DD 01/17/08	CORPORATE DEBT INSTRUMENTS	105
TCI COMMUNICATIONS INC	8.750% 08/01/2015 DD 08/01/95	CORPORATE DEBT INSTRUMENTS	170
TECK RESOURCES LTD	10.750% 05/15/2019 DD 05/08/09	CORPORATE DEBT INSTRUMENTS	549
TECK RESOURCES LTD	7.000% 09/15/2012 DD 09/12/02	CORPORATE DEBT INSTRUMENTS	675
TELECOM ITALIA CAPITAL SA	5.250% 11/15/2013 DD 05/15/04	CORPORATE DEBT INSTRUMENTS	58
TELECOM ITALIA CAPITAL SA	5.250% 10/01/2015 DD 09/28/05	CORPORATE DEBT INSTRUMENTS	240
TELEFONICA EMISIONES SAU	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	47
TELEFONICA EMISIONES SAU	2.582% 04/26/2013 DD 04/26/10	CORPORATE DEBT INSTRUMENTS	73
TELEFONICA EMISIONES SAU	6.421% 06/20/2016 DD 06/20/06	CORPORATE DEBT INSTRUMENTS	157
TELEFONICA EMISIONES SAU	5.855% 02/04/2013 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	864
TENNESSEE GAS PIPELINE CO	7.500% 04/01/2017 DD 03/13/97	CORPORATE DEBT INSTRUMENTS	114
TENNESSEE VALLEY AUTH BD	6.000% 03/15/2013 DD 03/19/98	U. S. GOVERNMENT SECURITIES	374
TESCO PLC	2.000% 12/05/2014 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	576
TEVA PHARMACEUT FIN BV	2.400% 11/10/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	1,841
THERMO FISHER SCIENTIFIC	2.250% 08/15/2016 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	1,376
THERMO FISHER SCIENTIFIC INC	3.600% 08/15/2021 DD 08/16/11	CORPORATE DEBT INSTRUMENTS	862
TIME WARNER CABLE INC	6.750% 07/01/2018 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	31
TIME WARNER CABLE INC	6.200% 07/01/2013 DD 06/19/08	CORPORATE DEBT INSTRUMENTS	67
TIME WARNER CABLE INC	5.850% 05/01/2017 DD 04/09/07	CORPORATE DEBT INSTRUMENTS	310
TIME WARNER CABLE INC	5.400% 07/02/2012 DD 07/02/07	CORPORATE DEBT INSTRUMENTS	1,534
TIME WARNER INC	5.875% 11/15/2016 DD 11/13/06	CORPORATE DEBT INSTRUMENTS	302
TOBACCO SETTLEMENT AUTH IOWA	6.500% 06/01/2023 DD 11/30/05	OTHER INVESTMENTS	717
TORONTO-DOMINION BANK	2.375% 10/19/2016 DD 10/19/11	CORPORATE DEBT INSTRUMENTS	916
TORONTO-DOMINION BANK	2.500% 07/14/2016 DD 07/14/11	CORPORATE DEBT INSTRUMENTS	994
TRANSATLANTIC HOLDINGS INC	5.750% 12/14/2015 DD 12/14/05	CORPORATE DEBT INSTRUMENTS	343
TRANSOCEAN INC	4.950% 11/15/2015 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	255
TRANSOCEAN INC	6.375% 12/15/2021 DD 12/05/11	CORPORATE DEBT INSTRUMENTS	893
TRANSOCEAN INC	6.500% 11/15/2020 DD 09/21/10	CORPORATE DEBT INSTRUMENTS	1,472
TRIMARAN CLO V1 LTD 144A	VAR RT 11/01/2018 DD 08/16/06	CORPORATE DEBT INSTRUMENTS	946
U S TREASURY BD CPN STRIP	0.000% 05/15/2019 DD 01/07/92	U. S. GOVERNMENT SECURITIES	1,787
U S TREASURY BD CPN STRIP	0.000% 02/15/2022 DD 08/17/92	U. S. GOVERNMENT SECURITIES	1,984
U S TREASURY BILL	0.000% 05/10/2012 DD 11/10/11	U. S. GOVERNMENT SECURITIES	100
U S TREASURY BILL	0.000% 05/17/2012 DD 11/17/11	U. S. GOVERNMENT SECURITIES	100
U S TREASURY BILL	0.000% 06/14/2012 DD 12/15/11	U. S. GOVERNMENT SECURITIES	100
U S TREASURY BILL	0.000% 05/03/2012 DD 05/05/11	U. S. GOVERNMENT SECURITIES	200
U S TREASURY BILL	0.000% 06/28/2012 DD 06/30/11	U. S. GOVERNMENT SECURITIES	200
U S TREASURY BILL	0.000% 06/07/2012 DD 12/08/11	U. S. GOVERNMENT SECURITIES	300
U S TREASURY BILL	0.000% 12/13/2012 DD 12/15/11	U. S. GOVERNMENT SECURITIES	1,598
U S TREASURY BILL	0.000% 05/24/2012 DD 11/25/11	U. S. GOVERNMENT SECURITIES	1,600
U S TREASURY BILL	0.000% 05/31/2012 DD 06/02/11	U. S. GOVERNMENT SECURITIES	1,899
U S TREASURY BILL	0.000% 04/19/2012 DD 10/20/11	U. S. GOVERNMENT SECURITIES	2,700

Attachment B

(In thousands)

Identity of Issuer	Maturity and Interest Rates	Description	Current Value

U S TREASURY BILL	0.000% 03/15/2012 DD 09/15/11	U. S. GOVERNMENT SECURITIES	3,000
U S TREASURY BILL	0.000% 03/01/2012 DD 09/01/11	U. S. GOVERNMENT SECURITIES	5,000
U S TREASURY BILL	0.000% 04/26/2012 DD 10/27/11	U. S. GOVERNMENT SECURITIES	6,699
U S TREASURY BILL	0.000% 04/05/2012 DD 04/07/11	U. S. GOVERNMENT SECURITIES	59,486
U S TREASURY BOND	4.625% 02/15/2040 DD 02/15/10	U. S. GOVERNMENT SECURITIES	546
U S TREASURY BOND	7.250% 08/15/2022 DD 08/15/92	U. S. GOVERNMENT SECURITIES	704
U S TREASURY BOND	3.875% 08/15/2040 DD 08/15/10	U. S. GOVERNMENT SECURITIES	1,085
U S TREASURY BOND	3.125% 11/15/2041 DD 11/15/11	U. S. GOVERNMENT SECURITIES	1,933
U S TREASURY BOND	6.500% 11/15/2026 DD 11/15/96	U. S. GOVERNMENT SECURITIES	2,200
U S TREASURY BOND	4.500% 02/15/2036 DD 02/15/06	U. S. GOVERNMENT SECURITIES	2,297
U S TREASURY BOND	6.250% 08/15/2023 DD 08/15/93	U. S. GOVERNMENT SECURITIES	3,721
U S TREASURY BOND	3.750% 08/15/2041 DD 08/15/11	U. S. GOVERNMENT SECURITIES	4,234
U S TREASURY NOTE	2.750% 02/15/2019 DD 02/15/09	U. S. GOVERNMENT SECURITIES	66
U S TREASURY NOTE	1.250% 04/15/2014 DD 04/15/11	U. S. GOVERNMENT SECURITIES	276
U S TREASURY NOTE	2.625% 11/15/2020 DD 11/15/10	U. S. GOVERNMENT SECURITIES	318
U S TREASURY NOTE	4.625% 11/15/2016 DD 11/15/06	U. S. GOVERNMENT SECURITIES	325
U S TREASURY NOTE	3.125% 05/15/2021 DD 05/15/11	U. S. GOVERNMENT SECURITIES	447
U S TREASURY NOTE	0.250% 12/15/2014 DD 12/15/11	U. S. GOVERNMENT SECURITIES	588
U S TREASURY NOTE	1.875% 08/31/2017 DD 08/31/10	U. S. GOVERNMENT SECURITIES	628
U S TREASURY NOTE	1.125% 12/15/2012 DD 12/15/09	U. S. GOVERNMENT SECURITIES	631
U S TREASURY NOTE	1.000% 09/30/2016 DD 09/30/11	U. S. GOVERNMENT SECURITIES	657
U S TREASURY NOTE	2.375% 09/30/2014 DD 09/30/09	U. S. GOVERNMENT SECURITIES	739
U S TREASURY NOTE	2.250% 01/31/2015 DD 01/31/10	U. S. GOVERNMENT SECURITIES	739
U S TREASURY NOTE	2.375% 06/30/2018 DD 06/30/11	U. S. GOVERNMENT SECURITIES	938
U S TREASURY NOTE	2.000% 04/30/2016 DD 04/30/11	U. S. GOVERNMENT SECURITIES	977
U S TREASURY NOTE	1.750% 10/31/2018 DD 10/31/11	U. S. GOVERNMENT SECURITIES	1,029
U S TREASURY NOTE	3.625% 02/15/2020 DD 02/15/10	U. S. GOVERNMENT SECURITIES	1,108
U S TREASURY NOTE	0.125% 09/30/2013 DD 09/30/11	U. S. GOVERNMENT SECURITIES	1,257
U S TREASURY NOTE	2.375% 10/31/2014 DD 10/31/09	U. S. GOVERNMENT SECURITIES	1,362
U S TREASURY NOTE	1.000% 10/31/2016 DD 10/31/11	U. S. GOVERNMENT SECURITIES	1,414
U S TREASURY NOTE	2.250% 07/31/2018 DD 07/31/11	U. S. GOVERNMENT SECURITIES	1,489
U S TREASURY NOTE	0.500% 05/31/2013 DD 05/31/11	U. S. GOVERNMENT SECURITIES	1,724
U S TREASURY NOTE	0.500% 10/15/2014 DD 10/15/11	U. S. GOVERNMENT SECURITIES	1,908
U S TREASURY NOTE	1.125% 06/15/2013 DD 06/15/10	U. S. GOVERNMENT SECURITIES	2,026
U S TREASURY NOTE	3.625% 05/15/2013 DD 05/15/03	U. S. GOVERNMENT SECURITIES	2,203
U S TREASURY NOTE	2.125% 05/31/2015 DD 05/31/10	U. S. GOVERNMENT SECURITIES	2,449
U S TREASURY NOTE	3.500% 02/15/2018 DD 02/15/08	U. S. GOVERNMENT SECURITIES	2,537
U S TREASURY NOTE	1.500% 06/30/2016 DD 06/30/11	U. S. GOVERNMENT SECURITIES	2,792
U S TREASURY NOTE	1.375% 12/31/2018 DD 12/31/11	U. S. GOVERNMENT SECURITIES	3,006
U S TREASURY NOTE	0.625% 04/30/2013 DD 04/30/11	U. S. GOVERNMENT SECURITIES	3,017
U S TREASURY NOTE	1.000% 09/30/2016 DD 09/30/11	U. S. GOVERNMENT SECURITIES	3,026
U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	3,722
U S TREASURY NOTE	1.250% 03/15/2014 DD 03/15/11	U. S. GOVERNMENT SECURITIES	3,727
U S TREASURY NOTE	1.000% 10/31/2016 DD 10/31/11	U. S. GOVERNMENT SECURITIES	3,837
U S TREASURY NOTE	1.375% 02/15/2013 DD 02/15/10	U. S. GOVERNMENT SECURITIES	3,876
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	3,949
U S TREASURY NOTE	1.375% 11/30/2018 DD 11/30/11	U. S. GOVERNMENT SECURITIES	4,214
U S TREASURY NOTE	2.000% 11/30/2013 DD 11/30/08	U. S. GOVERNMENT SECURITIES	4,235
U S TREASURY NOTE	0.500% 08/15/2014 DD 08/15/11	U. S. GOVERNMENT SECURITIES	4,320
U S TREASURY NOTE	1.000% 09/30/2016 DD 09/30/11	U. S. GOVERNMENT SECURITIES	4,849
U S TREASURY NOTE	1.500% 08/31/2018 DD 08/31/11	U. S. GOVERNMENT SECURITIES	4,972
U S TREASURY NOTE	3.125% 04/30/2013 DD 04/30/08	U. S. GOVERNMENT SECURITIES	5,006
U S TREASURY NOTE	0.750% 06/15/2014 DD 06/15/11	U. S. GOVERNMENT SECURITIES	5,241
U S TREASURY NOTE	2.125% 08/15/2021 DD 08/15/11	U. S. GOVERNMENT SECURITIES	5,436
U S TREASURY NOTE	0.375% 11/15/2014 DD 11/15/11	U. S. GOVERNMENT SECURITIES	5,503
U S TREASURY NOTE	4.000% 02/15/2014 DD 02/15/04	U. S. GOVERNMENT SECURITIES	5,813
U S TREASURY NOTE	2.500% 03/31/2015 DD 03/31/10	U. S. GOVERNMENT SECURITIES	5,918
U S TREASURY NOTE	3.625% 02/15/2021 DD 02/15/11	U. S. GOVERNMENT SECURITIES	5,921
U S TREASURY NOTE	0.125% 08/31/2013 DD 08/31/11	U. S. GOVERNMENT SECURITIES	5,930
U S TREASURY NOTE	1.000% 08/31/2016 DD 08/31/11	U. S. GOVERNMENT SECURITIES	5,965
U S TREASURY NOTE	3.125% 08/31/2013 DD 08/31/08	U. S. GOVERNMENT SECURITIES	6,265
U S TREASURY NOTE	0.250% 11/30/2013 DD 11/30/11	U. S. GOVERNMENT SECURITIES	6,416
U S TREASURY NOTE	2.125% 02/29/2016 DD 02/28/11	U. S. GOVERNMENT SECURITIES	7,002
U S TREASURY NOTE	1.250% 10/31/2015 DD 10/31/10	U. S. GOVERNMENT SECURITIES	7,179
U S TREASURY NOTE	2.625% 07/31/2014 DD 07/31/09	U. S. GOVERNMENT SECURITIES	7,252
U S TREASURY NOTE	1.375% 11/30/2018 DD 11/30/11	U. S. GOVERNMENT SECURITIES	7,350
U S TREASURY NOTE	1.250% 02/15/2014 DD 02/15/11	U. S. GOVERNMENT SECURITIES	7,450
U S TREASURY NOTE	2.000% 11/15/2021 DD 11/15/10	U. S. GOVERNMENT SECURITIES	7,454
U S TREASURY NOTE	2.000% 11/15/2021 DD 11/15/10	U. S. GOVERNMENT SECURITIES	7,889
U S TREASURY NOTE	0.250% 10/31/2013 DD 10/31/11	U. S. GOVERNMENT SECURITIES	7,901
U S TREASURY NOTE	0.875% 11/30/2016 DD 11/30/11	U. S. GOVERNMENT SECURITIES	8,584
U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	8,664
U S TREASURY NOTE	0.625% 07/15/2014 DD 07/15/11	U. S. GOVERNMENT SECURITIES	9,070
U S TREASURY NOTE	0.750% 09/15/2013 DD 09/15/10	U. S. GOVERNMENT SECURITIES	9,077
U S TREASURY NOTE	3.125% 05/15/2021 DD 05/15/11	U. S. GOVERNMENT SECURITIES	9,937
U S TREASURY NOTE	2.250% 03/31/2016 DD 03/31/11	U. S. GOVERNMENT SECURITIES	10,026
U S TREASURY NOTE	0.875% 11/30/2016 DD 11/30/11	U. S. GOVERNMENT SECURITIES	10,031
U S TREASURY NOTE	1.750% 01/31/2014 DD 01/31/09	U. S. GOVERNMENT SECURITIES	10,306
U S TREASURY NOTE	0.250% 12/15/2014 DD 12/15/11	U. S. GOVERNMENT SECURITIES	10,391
U S TREASURY NOTE	0.875% 11/30/2016 DD 11/30/11	U. S. GOVERNMENT SECURITIES	10,833
U S TREASURY NOTE	1.500% 07/31/2016 DD 07/31/11	U. S. GOVERNMENT SECURITIES	11,134
U S TREASURY NOTE	2.625% 06/30/2014 DD 06/30/09	U. S. GOVERNMENT SECURITIES	11,673
U S TREASURY NOTE	2.625% 12/31/2014 DD 12/31/09	U. S. GOVERNMENT SECURITIES	12,975
U S TREASURY NOTE	2.250% 07/31/2018 DD 07/31/11	U. S. GOVERNMENT SECURITIES	13,758
U S TREASURY NOTE	1.000% 08/31/2016 DD 08/31/11	U. S. GOVERNMENT SECURITIES	15,183
U S TREASURY NOTE	0.250% 10/31/2013 DD 10/31/11	U. S. GOVERNMENT SECURITIES	15,638
U S TREASURY NOTE	0.375% 11/15/2014 DD 11/15/11	U. S. GOVERNMENT SECURITIES	22,209
U S TREASURY NOTE	2.875% 03/31/2018 DD 03/31/11	U. S. GOVERNMENT SECURITIES	24,296
U S TREASURY NOTE	2.500% 03/31/2013 DD 03/31/08	U. S. GOVERNMENT SECURITIES	25,384
U S TREASURY NOTE	3.125% 08/31/2013 DD 08/31/08	U. S. GOVERNMENT SECURITIES	30,995
UBS AG/STAMFORD CT	5.750% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	207
UBS AG/STAMFORD CT	5.750% 04/25/2018 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	596
UBS AG/STAMFORD CT	2.750% 01/08/2013 DD 01/08/10	CORPORATE DEBT INSTRUMENTS	880
UBS AG/STAMFORD CT	2.250% 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	973
UBS AG/STAMFORD CT	VAR RT 01/28/2014 DD 01/28/11	CORPORATE DEBT INSTRUMENTS	1,558
UDR INC	4.250% 06/01/2018 DD 05/23/11	CORPORATE DEBT INSTRUMENTS	310
UNION BANK NA	3.000% 06/06/2016 DD 06/06/11	CORPORATE DEBT INSTRUMENTS	763
UNION ELECTRIC CO	6.400% 06/15/2017 DD 06/15/07	CORPORATE DEBT INSTRUMENTS	108
UNION PACIFIC CORP	4.875% 01/15/2015 DD 11/23/04	CORPORATE DEBT INSTRUMENTS	82
UNITED STATES TREAS NT	0.875% 12/31/2016 DD 12/31/11	U. S. GOVERNMENT SECURITIES	5,009
UNITED TECHNOLOGIES CORP	4.875% 05/01/2015 DD 04/29/05	CORPORATE DEBT INSTRUMENTS	236
UNITEDHEALTH GROUP INC	4.875% 03/15/2015 DD 03/07/05	CORPORATE DEBT INSTRUMENTS	68
UNITEDHEALTH GROUP INC	5.500% 11/15/2012 DD 11/19/07	CORPORATE DEBT INSTRUMENTS	83
UNITEDHEALTH GROUP INC	3.375% 11/15/2021 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	393
UNITEDHEALTH GROUP INC	1.875% 11/15/2016 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	685
US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	(37)
US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	69

Attachment B

(In thousands)

	Identity of Issuer	Maturity and Interest Rates	Description	Current Value

	US 10YR TREAS NTS FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	116
	US 2YR TREAS NTS FUT (CBT)	EXP MAR 12	OTHER INVESTMENTS	2
	US 5YR TREAS NTS FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	(23)
	US BANCORP	4.200% 05/15/2014 DD 05/14/09	CORPORATE DEBT INSTRUMENTS	157
	US BANCORP	2.200% 11/15/2016 DD 11/03/11	CORPORATE DEBT INSTRUMENTS	1,434
	US CENTRAL FEDERAL CREDIT UNIO	1.900% 10/19/2012 DD 10/19/09	CORPORATE DEBT INSTRUMENTS	791
	US TREAS BD FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	(138)
	US TREAS BD FUTURE (CBT)	EXP MAR 12	OTHER INVESTMENTS	(74)
	US TREAS-CPI INFLAT	1.125% 01/15/2021 DD 01/15/11	U. S. GOVERNMENT SECURITIES	6,580
	US TREAS-CPI INFLATION INDEX	2.000% 07/15/2014 DD 07/15/04	U. S. GOVERNMENT SECURITIES	1,165
	US TREAS-CPI INFLATION INDEX	0.625% 07/15/2021 DD 07/15/11	U. S. GOVERNMENT SECURITIES	2,408
	US TREAS-CPI INFLATION INDEX	2.125% 02/15/2041 DD 02/15/11	U. S. GOVERNMENT SECURITIES	3,303
	US TREAS-CPI INFLATION INDEX	0.125% 04/15/2016 DD 04/15/11	U. S. GOVERNMENT SECURITIES	4,898
	US TREASURY BILL	0.000% 04/12/2012 DD 10/13/11	U. S. GOVERNMENT SECURITIES	3,199
	US ULTRA BOND (CBT)	EXP MAR 12	OTHER INVESTMENTS	(100)
	US ULTRA BOND (CBT)	EXP MAR 12	OTHER INVESTMENTS	14
	USEDU 2006-1 A2	VAR RT 03/01/2025 DD 03/14/06	CORPORATE DEBT INSTRUMENTS	207
	VALE CANADA LTD	5.700% 10/15/2015 DD 09/26/03	CORPORATE DEBT INSTRUMENTS	105
	VALERO ENERGY CORP	4.750% 06/15/2013 DD 06/04/03	CORPORATE DEBT INSTRUMENTS	55
	VALERO ENERGY CORP	4.500% 02/01/2015 DD 02/08/10	CORPORATE DEBT INSTRUMENTS	401
	VERIZON COMMUNICATIONS	2.000% 11/01/2016 DD 11/03/11	CORPORATE DEBT INSTRUMENTS	426
	VERIZON COMMUNICATIONS INC	4.900% 09/15/2015 DD 09/13/05	CORPORATE DEBT INSTRUMENTS	162
	VERIZON COMMUNICATIONS INC	3.000% 04/01/2016 DD 03/28/11	CORPORATE DEBT INSTRUMENTS	1,152
	VERIZON COMMUNICATIONS INC	5.250% 04/15/2013 DD 04/04/08	CORPORATE DEBT INSTRUMENTS	1,847
	VF CORP	VAR RT 08/23/2013 DD 08/24/11	CORPORATE DEBT INSTRUMENTS	1,382
*	VIACOM INC	6.250% 04/30/2016 DD 04/12/06	CORPORATE DEBT INSTRUMENTS	42
*	VIACOM INC	2.500% 12/15/2016 DD 12/12/11	CORPORATE DEBT INSTRUMENTS	960
	VIRGIN MEDIA SECURED FINANCE P	6.500% 01/15/2018 DD 06/15/10	CORPORATE DEBT INSTRUMENTS	175
	VIRGINIA ELECTRIC AND POWER CO	5.100% 11/30/2012 DD 12/04/07	CORPORATE DEBT INSTRUMENTS	55
	VODAFONE GROUP PLC	4.150% 06/10/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	37
	VODAFONE GROUP PLC	5.750% 03/15/2016 DD 03/16/06	CORPORATE DEBT INSTRUMENTS	142
	VODAFONE GROUP PLC	5.625% 02/27/2017 DD 02/27/07	CORPORATE DEBT INSTRUMENTS	163
	VODAFONE GROUP PLC	2.875% 03/16/2016 DD 03/16/11	CORPORATE DEBT INSTRUMENTS	1,297
	VOLKSWAGEN INTERNATIONAL FINAN	VAR RT 10/01/2012 DD 03/30/11	CORPORATE DEBT INSTRUMENTS	100
	WACHOVIA BANK COMMERCI C17 APB	5.037% 03/15/2042 DD 03/01/05	CORPORATE DEBT INSTRUMENTS	239
	WACHOVIA BANK COMMERCIA C12 A4	VAR RT 07/15/2041 DD 07/01/04	CORPORATE DEBT INSTRUMENTS	215
	WACHOVIA BANK COMMERCIA C19 A5	4.661% 05/15/2044 DD 06/01/05	CORPORATE DEBT INSTRUMENTS	41
	WACHOVIA BANK COMMERCIA C20 A7	VAR RT 07/15/2042 DD 08/01/05	CORPORATE DEBT INSTRUMENTS	132
	WACHOVIA BANK COMMERCIA C23 A4	VAR RT 01/15/2045 DD 03/01/06	CORPORATE DEBT INSTRUMENTS	1,177
	WACHOVIA BANK COMMERCIA C27 A3	VAR RT 07/15/2045 DD 08/01/06	CORPORATE DEBT INSTRUMENTS	2,213
	WACHOVIA BANK COMMERCIA C30 A3	5.246% 12/15/2043 DD 03/01/07	CORPORATE DEBT INSTRUMENTS	2,021
	WACHOVIA BANK COMMERCIA C33 A2	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,747
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	1,012
	WACHOVIA BANK COMMERCIA C33 A3	VAR RT 02/15/2051 DD 08/01/07	CORPORATE DEBT INSTRUMENTS	2,120
	WACHOVIA BANK COMMERCIAL C21 B	VAR RT 10/15/2044 DD 10/01/05	CORPORATE DEBT INSTRUMENTS	105
	WACHOVIA BANK NA	4.875% 02/01/2015 DD 01/31/05	CORPORATE DEBT INSTRUMENTS	1,049
	WACHOVIA CORP	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	175
	WACHOVIA CORP	5.750% 06/15/2017 DD 06/08/07	CORPORATE DEBT INSTRUMENTS	295
	WACHOVIA CORP	5.500% 05/01/2013 DD 04/25/08	CORPORATE DEBT INSTRUMENTS	3,376
	WALGREEN CO	4.875% 08/01/2013 DD 07/17/08	CORPORATE DEBT INSTRUMENTS	49
	WAL-MART STORES INC	0.750% 10/25/2013 DD 10/25/10	CORPORATE DEBT INSTRUMENTS	70
	WAL-MART STORES INC	4.250% 04/15/2013 DD 04/15/08	CORPORATE DEBT INSTRUMENTS	185
	WAL-MART STORES INC	4.500% 07/01/2015 DD 06/09/05	CORPORATE DEBT INSTRUMENTS	226
	WAL-MART STORES INC	2.250% 07/08/2015 DD 07/08/10	CORPORATE DEBT INSTRUMENTS	782
	WALT DISNEY COMPANY/THE	1.350% 08/16/2016 DD 08/22/11	CORPORATE DEBT INSTRUMENTS	993
	WAMU MORTGAGE PASS THRO AR3 A2	VAR RT 06/25/2034 DD 04/01/04	CORPORATE DEBT INSTRUMENTS	77
	WASTE MANAGEMENT INC	5.000% 03/15/2014 DD 03/05/04	CORPORATE DEBT INSTRUMENTS	31
	WASTE MANAGEMENT INC	6.375% 03/11/2015 DD 02/26/09	CORPORATE DEBT INSTRUMENTS	121
	WASTE MANAGEMENT INC	2.600% 09/01/2016 DD 08/29/11	CORPORATE DEBT INSTRUMENTS	173
	WEA FINANCE LLC / WT FINANCE A	7.500% 06/02/2014 DD 06/02/09	CORPORATE DEBT INSTRUMENTS	411
	WEATHERFORD INTERNATIONAL LTD	5.500% 02/15/2016 DD 02/17/06	CORPORATE DEBT INSTRUMENTS	135
	WELLS FARGO & CO	3.750% 10/01/2014 DD 10/01/09	CORPORATE DEBT INSTRUMENTS	37
	WELLS FARGO & CO	5.625% 12/11/2017 DD 12/10/07	CORPORATE DEBT INSTRUMENTS	46
	WELLS FARGO & CO	5.125% 09/01/2012 DD 09/05/02	CORPORATE DEBT INSTRUMENTS	108
	WELLS FARGO & CO	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	134
	WELLS FARGO & CO	5.250% 10/23/2012 DD 10/23/07	CORPORATE DEBT INSTRUMENTS	171
	WELLS FARGO & CO	5.000% 11/15/2014 DD 11/06/02	CORPORATE DEBT INSTRUMENTS	642
	WELLS FARGO & CO	3.625% 04/15/2015 DD 03/30/10	CORPORATE DEBT INSTRUMENTS	691
	WELLS FARGO & CO	4.375% 01/31/2013 DD 01/31/08	CORPORATE DEBT INSTRUMENTS	1,344
	WELLS FARGO BANK NA	5.750% 05/16/2016 DD 05/15/06	CORPORATE DEBT INSTRUMENTS	273
	WESTERN CORPORATE FEDERAL CRED	1.750% 11/02/2012 DD 11/02/09	CORPORATE DEBT INSTRUMENTS	1,721
	WESTERN UNION CO/THE	5.930% 10/01/2016 DD 09/29/06	CORPORATE DEBT INSTRUMENTS	99
	WESTPAC BANKING CORP	4.200% 02/27/2015 DD 08/27/09	CORPORATE DEBT INSTRUMENTS	119
	WESTPAC BANKING CORP	3.000% 08/04/2015 DD 08/03/10	CORPORATE DEBT INSTRUMENTS	910
	WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	803
	WILLIAMS PARTNERS LP	3.800% 02/15/2015 DD 02/09/10	CORPORATE DEBT INSTRUMENTS	966
	WPP FINANCE UK	8.000% 09/15/2014 DD 06/10/09	CORPORATE DEBT INSTRUMENTS	586
	WYETH	5.500% 03/15/2013 DD 02/14/03	CORPORATE DEBT INSTRUMENTS	158
	WYETH	5.500% 02/01/2014 DD 12/16/03	CORPORATE DEBT INSTRUMENTS	384
	XEROX CORP	5.650% 05/15/2013 DD 04/28/08	CORPORATE DEBT INSTRUMENTS	17
	XEROX CORP	4.250% 02/15/2015 DD 12/04/09	CORPORATE DEBT INSTRUMENTS	1,318
	XL GROUP PLC	5.250% 09/15/2014 DD 08/23/04	CORPORATE DEBT INSTRUMENTS	148
	XSTRATA CANADA CORP	5.375% 06/01/2015 DD 05/28/03	CORPORATE DEBT INSTRUMENTS	76
	XSTRATA CANADA FIN CORP 144A	2.850% 11/10/2014 DD 11/10/11	CORPORATE DEBT INSTRUMENTS	935
	XYLEM INC	3.550% 09/20/2016 DD 09/20/11	CORPORATE DEBT INSTRUMENTS	724
	XYLEM INC	3.550% 09/20/2016 DD 09/20/11	CORPORATE DEBT INSTRUMENTS	949
	NET PAYABLES			(29,184)
	WRAPPER VALUE			567

	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE			$1,756,977

*     Identified as a party-in-interest to the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 22, 2012	By:	/s/ Stephen D. Mirante

Stephen D. Mirante

Member of the Retirement Committee